AGREEMENT AND PLAN OF MERGER

by and among

VAC GROUP B.V.,

ARA VAC BLOCKER, SLP,

ARA VAC HOLDINGS, LTD.,

ARA VAC TOPCO US, LLC,

ARA VAC IE AGGREGATOR, LP,

ENERGY FUELS INC.,

MERGER SUB HOLDCO,

ENERGY FUELS HOLDINGS CORP.,

DUTCH MERGER SUB,

US MERGER SUB I,

and

US MERGER SUB II

Dated as of June 23, 2026

TABLE OF CONTENTS

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EXHIBITS

Exhibit A Form of Lock-up Agreement

Exhibit B Form of Investors' Rights Agreement

Exhibit C Form of Escrow Agreement

Exhibit D Form of Preferred Shares Instrument

ANNEXES

Annex A Tax Matters

Annex B Cash Consideration Matters

Annex C Parent Knowledge Parties

Annex 7.12 Indemnified Matters

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time, this "Agreement"), dated as of June 23, 2026, is entered into among VAC Group B.V., a private limited company organized under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 42036655 ("Ara VAC Dutch TopCo"), Ara VAC TOPCO US LLC, a limited liability company organized under the laws of Delaware ("Ara VAC US TopCo" and together with Ara VAC Dutch TopCo, the "Acquired TopCos"), Ara VAC IE Aggregator, LP, a limited partnership organized under the laws of Ireland ("Holder"), Ara VAC Blocker, SLP, a separate limited partnership organized under the laws of Jersey ("Blocker"), Ara VAC Holdings, Ltd., a limited company organized under the laws of Ireland ("Ara HoldCo" and, together with Blocker, the "Minority Holders," and collectively with Blocker, Holder and (before the Closing) the Acquired TopCos, the "Ara Parties"), Energy Fuels Inc., a company continued under the Business Corporations Act (Ontario) ("Parent"), Merger Sub HoldCo, a Canadian unlimited liability corporation to be formed prior to Closing under the laws of a province of Canada determined by Parent, acting reasonably ("Merger Sub HoldCo"), Dutch Merger Sub, a private limited company to be organized under the laws of the Netherlands, to have its official seat in Amsterdam, the Netherlands and to be registered with the Dutch trade register ("Dutch Merger Sub"), Energy Fuels Holdings Corp., a Delaware corporation ("US Merger Sub HoldCo"), US Merger Sub I, a Delaware corporation to be formed ("US Merger Sub I") and US Merger Sub II, a Delaware limited liability company to be formed ("US Merger Sub II" and, together with US Merger Sub I, the "US Merger Subs," and, collectively with US Merger Sub I and the Dutch Merger Sub, the "Merger Subs" and collectively with Parent, Merger Sub HoldCo, US Merger Sub HoldCo and the other Merger Subs, the "Parent Parties"). The Ara Parties and the Parent Parties are each sometimes referred to herein as a "Party" and, collectively, as the "Parties."

RECITALS

WHEREAS, reference is hereby made to certain facts and circumstances, and certain intentions of the Parties, relating to the Contemplated Transactions, as more fully set forth in Annex A;

WHEREAS, Dutch Merger Sub, Merger Sub HoldCo, US Merger Sub I and US Merger Sub II have not yet been formed under the laws of the Netherlands, Canada or Delaware (as applicable), but the Parties acknowledge and agree that this Agreement is being entered into with the understanding that each of them will be so formed after the date hereof and before the Closing, at which time each of them will (1) accept and adopt this Agreement in its entirety, agreeing to be bound by all the terms, conditions and obligations of this Agreement as if it were an original Party, and (2) represent and warrant to each of the Acquired Companies as set forth in Article 4 (Representations and Warranties of Parent, US Merger Sub HoldCo, Merger Sub HoldCo and the Merger Subs), mutatis mutandis, subject to any necessary or appropriate disclosures to be set forth in a supplement to the Parent Disclosure Schedules, which disclosures shall be immaterial, shall not affect in any material adverse way any disclosures previously set forth in the Parent Disclosure Schedules, and shall be subject to Holder's prior written consent (not to be unreasonably withheld, conditioned or delayed), whereupon each of them shall be deemed a Party to this Agreement for all purposes, and all references to the "Parties" in this Agreement shall include each of them;

WHEREAS, on the day prior to the date of the Dutch Merger Effective Time, Holder and the Minority Holders will contribute all of the equity interests in Ara VAC TopCo GmbH, a private limited liability company organized under the laws of Germany ("Ara VAC TopCo GmbH") to Ara VAC Dutch TopCo, in exchange for equity interests in Ara VAC Dutch TopCo (the "Pre-Closing Transfers"), and thereafter Ara VAC TopCo GmbH will elect to be treated as a disregarded entity for U.S. federal income Tax purposes (together with the Pre-Closing Transfers, the "Pre-Closing F-Reorganization");

WHEREAS, (a) immediately following the Pre-Closing Transfers, (i) Holder will own 89.9% of the issued and outstanding equity interests of Ara VAC Dutch TopCo, (ii) Blocker will own 1.6% of the equity interests of Ara VAC Dutch TopCo, (iii) Ara HoldCo will own 8.5% of the equity interests of Ara VAC Dutch TopCo (the Minority Holders' collective 10.1% ownership of equity interests of Ara VAC Dutch TopCo, the "Minority Interests" and together with Holder's 89.9% interest in Ara VAC Dutch TopCo, the "Ara VAC Dutch TopCo Equity Interests"), and (b) Holder owns 100% of the authorized and outstanding equity interests of Ara VAC US TopCo (the "Ara VAC US TopCo Equity Interests");

WHEREAS, the Parties intend to effect a legal merger of Ara VAC Dutch TopCo with and into Dutch Merger Sub (the "Dutch Merger"), with Dutch Merger Sub continuing as the surviving private limited company (Dutch Merger Sub, in its capacity as the surviving company of the Dutch Merger, is sometimes referred to as the "Surviving DutchCo"); as a consequence of the Dutch Merger, all assets and liabilities of Ara VAC Dutch TopCo will be acquired by Dutch Merger Sub under universal title of succession and Ara VAC Dutch TopCo will cease to exist and Holder and the Minority Holders (collectively, the "Dutch TopCo Holders") shall each be granted a single non-voting preferred share of a distinct class in the capital of Dutch Merger Sub (as the Surviving DutchCo) (the "Dutch Merger Sub Preferred Shares") in exchange for their equity interests in Ara VAC Dutch TopCo;

WHEREAS, immediately following the Dutch Merger Effective Time, the board of Dutch Merger Sub (as the Surviving DutchCo) shall resolve to repurchase the Dutch Merger Sub Preferred Shares held by the Dutch TopCo Holders, and subsequently, following the assumption of the Net Repurchase Payment Obligation by Merger Sub HoldCo (and thereafter the assumption of the Net Repurchase Payment Obligation by Parent) in accordance with Section 6.06, Dutch Merger Sub shall effect such repurchase by execution of a notarial deed of repurchase (the "Notarial Repurchase Deed") in exchange for the Dutch Share Repurchase Consideration (in each case in accordance with the proportionate interest of the applicable Dutch TopCo Holder in Ara VAC Dutch TopCo immediately prior to the Dutch Merger Effective Time and taking into account the assumptions of the Net Repurchase Payment Obligation in accordance with Section 6.06), subject to applicable withholdings (the "Dutch Merger Sub Share Repurchase");

WHEREAS, (a) approximately contemporaneously with the Dutch Merger becoming effective, US Merger Sub I will merge with and into Ara VAC US TopCo (the "First US Merger"), with the separate legal existence of US Merger Sub I ceasing for all purposes and Ara VAC US TopCo surviving (the "First US Merger Surviving Entity") as a direct, wholly owned subsidiary of US Merger Sub HoldCo, with the equity interests of Ara VAC US TopCo outstanding immediately prior to the effective time of the First US Merger being exchanged for the US Merger Consideration and the equity interests of US Merger Sub I outstanding immediately prior to the effective time of the First US Merger being converted into equity interests of the First US Merger Surviving Entity, and (b) immediately following the First US Merger, the First US Merger Surviving Entity will merge with and into US Merger Sub II (the "Second US Merger" and, together with the First US Merger, the "US Mergers"; and the US Mergers, together with the Dutch Merger, the "Mergers"), with the separate legal existence of First US Merger Surviving Entity ceasing for all purposes and US Merger Sub II surviving (the "Surviving USCo"), with the equity interests of US Merger Sub II outstanding immediately prior to the effective time of the Second US Merger remaining outstanding and the equity interests of First US Merger Surviving Entity outstanding immediately prior to the effective time of the Second US Merger being cancelled;

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Pre-Closing F-Reorganization qualify as a tax-deferred "reorganization" within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), (b) the Dutch Merger and the Dutch Merger Sub Share Repurchase, taken together, qualify as a single integrated tax-deferred "reorganization" within the meaning of Section 368(a) of the Code, (c) the US Mergers, taken together, qualify as a tax-deferred "reorganization" within the meaning of Section 368(a) of the Code, and (d) this Agreement shall constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g) (such treatment, the "Intended US Tax Treatment");

WHEREAS, the board of directors of Parent has, by resolutions approved at a meeting duly held by the board of directors of Parent, (a) determined that this Agreement and the transactions contemplated hereby, including the issuance of the common shares of Parent, no par value per share ("Parent Common Shares"), and the Preferred Shares (if any), pursuant to this Agreement (the "Parent Common Share Issuance" and collectively with the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below), the "Contemplated Transactions") are fair to, and in the best interests of, Parent and the holders of Parent Common Shares (the "Parent Shareholders"), (b) approved the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, and (c) confirmed that no vote of the Parent Shareholders is required for the approval and adoption of this Agreement, the Ancillary Agreements and the Contemplated Transactions, including the Mergers;

WHEREAS, the board of directors or managers, or the equivalent governing body, as applicable, of each of Parent, US Merger Sub HoldCo, following their respective formations, Merger Sub HoldCo and each of the Merger Subs, each of the Acquired TopCos, Holder, Blocker and Ara HoldCo has (a) determined that this Agreement, the Ancillary Agreements, the Mergers and the other Contemplated Transactions, as applicable, are fair, advisable and in the best interests of their respective companies and equityholders, (b) approved (subject to any equityholder approval described in the following clause (c)) the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are a party and the consummation of the Contemplated Transactions contemplated hereby and thereby, including the Mergers, upon the terms and subject to the conditions set forth herein, and (c) determined to recommend to their respective equityholders the approval, adoption, execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, including the Mergers;

WHEREAS, to induce Parent, US Merger Sub HoldCo and upon their accession hereto, Merger Sub HoldCo, the Merger Subs, to enter into this Agreement, Holder and each Minority Holder will enter into a Lock-Up Agreement with Parent, substantially in the form of Exhibit A hereto (collectively, the "Lock-Up Agreement") as of the Closing; and

WHEREAS, in connection with the Closing, Parent and the Acquired TopCo Equityholders will enter into an Investors' Rights Agreement, substantially in the form attached as Exhibit B hereto (the "Investors' Rights Agreement"), pursuant to which such Acquired TopCo Equityholders will be granted certain registration rights with respect to their shares of Share Consideration received as Merger Consideration hereunder and certain rights with respect to the composition of the Board of Directors of Parent, on the terms and subject to the conditions set forth therein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

"Acquired Companies" means Ara VAC Dutch TopCo, Ara VAC US TopCo and their respective direct and indirect Subsidiaries.

"Acquired Company Fundamental Representations" means the representations and warranties set forth in Section 3.01(a) and the second sentence of Section 3.01(b) (Organization), Section 3.02 (Power and Authorization), Section 3.04(a) (Capitalization of the Acquired Companies) and Section 3.20 (No Brokers).

"Acquired Company Intellectual Property" means all Intellectual Property used or held for use by any of the Acquired Companies in the operation of the Business.

"Acquired Company Owned Intellectual Property" means all Intellectual Property solely owned or jointly owned by an Acquired Company.

"Acquired Company Plan" means each material (a) "employee benefit plan" as defined in Section 3(3) of ERISA; and (b) equity or equity-based incentive, employment, consulting, deferred compensation, change in control or transaction bonus, severance, redundancy or termination pay, retention, retirement, welfare-benefit, pension, bonus, vacation, paid time off, profit-sharing, supplemental unemployment benefits, dental benefits, vision benefits, life insurance benefits, cafeteria, flexible spending, employee assistance program, or other fringe benefit agreement, plan, policy, program, or arrangement, that is maintained, sponsored or contributed to by any of the Acquired Companies or with respect to which any of the Acquired Companies has any Liability (whether absolute or contingent) to provide compensation or benefits to or for the benefit of any employee of any of the Acquired Companies (or dependent or beneficiary thereof), other than (i) any such plan, program, agreement, policy or arrangement sponsored, maintained or otherwise mandated by a Governmental Authority, (ii) any "multiemployer plan" within the meaning of Section 3(37) of ERISA, or (iii) any plan, program, agreement, policy or arrangement providing benefits with an aggregate annual cost to the applicable Acquired Company of less than $100,000.

"Acquired Company Related Parties" means Holder and each of Holder's current, former or future direct or indirect Affiliates and any of its and their respective current, former or future direct or indirect Affiliates, equity holders, partners, managers, members, controlling Persons, officers, directors, employees, agents, representatives, successors or assignees.

"Acquired TopCo Equityholder Fundamental Representations" means the representations and warranties set forth in Section 3A.01 (Organization; Standing), Section 3A.02 (Power and Authorization), Section 3A.04 (Title to Equity Interests), and Section 3A.06 (No Brokers).

"Acquired TopCo Equityholder Representations" means the representations and warranties set forth in Article 3A.

"Acquired TopCo Equityholders" means Holder and the Minority Holders.

"Action" means any action, claim, arbitration, assessment, audit, cause of action, charge, complaint, controversy, demand, hearing, interference, investigation, inquiry, prosecution, mediation, opposition, suit, litigation, action or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) by or before a Governmental Authority.

"Additional Leakage" means any Leakage (other than Permitted Leakage) that either (i) has not been repaid, reimbursed, insured, otherwise compensated, reversed or cured in full prior to Closing, (ii) is not reflected as Notified Leakage in the Final Closing Statement or (iii) is not otherwise taken into account in the calculation of the Cash Consideration or the Closing Transaction Expenses Amount.

"Adjustment Value" means an amount equal to the lesser of (i) the sum of (x) $135,000,000 and (y) the Preferred Shares Consideration Adjustment Amount, if any, and (ii) the difference between (x) the sum of (A) $450,000,000 and the (B) Preferred Shares Consideration Adjustment Amount, if any, and (y) the product of (A) 21,500,000 and (B) the Parent Common Shares Closing Price.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person will be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided that (1) no portfolio companies of any investment fund managed or advised by Ara Advisers, LLC, a Delaware limited liability company and/or any of its Affiliates shall be deemed to be Affiliates of the Acquired Companies for any purpose; (2) before the Closing, the Acquired Companies shall be deemed to be Affiliates of the Acquired TopCo Equityholders; and (3) after the Closing, the Acquired Companies shall be deemed to be Affiliates of Parent.

"Ancillary Agreements" means the Lock-Up Agreement, the Investor Rights Agreement, the Preferred Shares Instrument (if the Preferred Shares Consideration is issued pursuant to Section 2.10(a)(vi) herein), the TCPA Aggregator Assignment Agreement and each other agreement, certificate or instrument delivered hereunder at Closing.

"Anti-Corruption Laws" means Applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including laws that prohibit the payment or transfer of value (including gifts or entertainment), to any government official, commercial entity or other Person to obtain an improper business advantage, such as the U.S. Foreign Corrupt Practices Act of 1977 and all Applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

"Anti-Money Laundering Laws" means Applicable Laws relating to money laundering, including financial recordkeeping and reporting requirements, such as the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and any related or similar Applicable Law issued, administered or enforced by any Governmental Authority.

"Applicable Laws" means, with respect to any Person, any and all applicable domestic, federal, provincial, state, municipal, local, territorial, aboriginal, national, supra-national or foreign: (i) laws, statutes, constitutions, treaties, conventions, ordinances, codes, by-laws, regulations, common law principles, or civil law principles; (ii) Governmental Orders, judgments, writs, injunctions, awards, decrees, orders, emergency orders, directives, decisions, rulings, settlements, determinations, or interpretations rendered, issued, or published by any Governmental Authority or arbitrator having jurisdiction; (iii) to the extent they have the force of law, rules, policies, guidelines, standards, notices, bulletins, protocols, guidance documents, circulars, manuals, instructions, reporting requirements, or frameworks of any Governmental Authority; or (iv) any amendment, modification, re-enactment, replacement, or supplement to any of the foregoing from time to time.

"Ara Party Fundamental Representation" means each of the Acquired Company Fundamental Representations and the Acquired TopCo Equityholder Fundamental Representations.

"ASIC" means the Australian Securities and Investments Commission.

"ASM" means Australian Strategic Materials Limited (ASX: ASM).

"ASM Transaction" means the acquisition by Parent of all of the issued share capital of ASM pursuant to that certain Scheme Implementation Deed, dated as of January 20, 2026, by and between Parent and ASM, by way of a scheme of arrangement under Australian law.

"Business" means the business of each of the Acquired Companies as such business has been conducted during the twelve (12) month period prior to the date of this Agreement.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in New York, New York, the Netherlands or Toronto, Ontario.

"Canadian Securities Authorities" means the applicable securities commissions or similar regulatory authorities in each of the provinces and territories of Canada.

"Canadian Securities Laws" means all applicable securities laws in each of the provinces and territories in Canada and the respective regulations and rules under such laws, together with applicable published policy statements of the Canadian Securities Authorities and includes the TSX Rules.

"Cash Consideration" means an aggregate amount equal to (i) $718,000,000 minus (ii) the Closing Transaction Expenses Amount minus (iii) the amount of any Notified Leakage, plus (iv) the amount of any Outstanding Permitted Financing Amount, plus (v) the amount of any Negative Leakage, minus (vi) the amount of any RETT that is assessed and payable and that is the responsibility of Acquired TopCo Equityholders net of Tax benefits pursuant to Section 7.03(b) and minus (vii) the amount determined in accordance with Annex B. Notwithstanding anything to the contrary in this Agreement, for purposes of calculating the Cash Consideration, the aggregate amount added pursuant to clauses (iv) and (v) of this definition shall not exceed $107,300,000.00 (the "Financing/Negative Leakage Cap"); provided, that the Financing/Negative Leakage Cap shall not apply to, and shall not be reduced by, any Outstanding Permitted Financing Amount to the extent the proceeds of the applicable Permitted Financing were used to repay, prepay, redeem, discharge, or otherwise satisfy Indebtedness of any Acquired Company; provided, further, that if the Closing has not occurred on or before December 31, 2026, the Financing/Negative Leakage Cap shall be increased by $3,000,000 for each full calendar month that has elapsed from December 31, 2026 until the Closing Date and prorated for any partial calendar month based on the number of days elapsed in such partial calendar month.

"CFIUS" means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as such.

"CFIUS Clearance" means (A) CFIUS concluding all action under the DPA with respect to the Contemplated Transactions, including by issuing a safe-harbor letter, (B)CFIUS has determined that it is not able to conclude action under the DPA with respect to the Contemplated Transactions in response to a CFIUS declaration, but has not requested the further submission of a CFIUS notice, or (C) the review (and, if applicable, investigation) period has expired without a referral to the President and the President has not taken action to suspend, prohibit or impose material conditions on the Contemplated Transactions.

"CFIUS Filing" means any voluntary notice or declaration filed with CFIUS with respect to the Contemplated Transactions.

"Closing Date" means the date on which the Closing occurs.

"Closing Transaction Expenses Amount" means the aggregate amount of all unpaid Transaction Expenses as of immediately prior to the Closing.

"Confidentiality Agreement" means that Mutual Non-Disclosure Agreement, dated as of January 6, 2026, by and between Ara VAC IE Aggregator, LP and Energy Fuels Resources (USA) Inc.

"Contemplated Transactions" means the Mergers and the other transactions contemplated by this Agreement and the other Transaction Documents.

"Contractual Obligation" means, with respect to any Person, any contract, agreement, deed, mortgage, indenture, pledge, undertaking, understanding, lease, sublease, license, sublicense, note, purchase order or other similar commitment or arrangement, to which or by which such Person or any of its Assets or business is legally bound or under which such Person continues to operate, other than an Acquired Company Plan, in each case, as amended or modified and whether written or oral.

"Data Room" means the Ara Parties' electronic data room located on Datasite titled "Project Vector".

"Debt Financing Sources" means the Persons, if any, that have committed pursuant to definitive documentation to provide or arrange the Debt Financing in connection with the transactions contemplated hereby, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant to or relating to the Debt Financing, together with, in each case to the extent involved in the Debt Financing, their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, attorneys, agents and representatives of each of the foregoing and each of their respective successors and assigns.

"Debt Refinancing" means the Indebtedness set forth on Schedule 3.06(e).

"DGCL" means the Delaware General Corporation Law.

"DLLCA" means the Delaware Limited Liability Company Act.

"Donald Project" means the Donald rare earth and mineral sand mining operation carried out in Victoria, Australia.

"DPA" means the Defense Production Act.

"Dutch Equity Interests" means the outstanding Equity Interests in Ara VAC Dutch TopCo, all of which are currently held by the Holder and all of which will be held by the Dutch TopCo Holders immediately following the consummation of the Pre-Closing Transfers.

"Dutch Preferred Shares Consideration" means an amount of shares of Parent Preferred Shares equal to the product of (x) the Preferred Shares Consideration and (y) 0.3453.

"Dutch Shares Consideration" means an amount of shares of Parent Common Shares equal to the product of (x) the Share Consideration and (y) 0.3453.

"Dutch Share Repurchase Cash Consideration" means an amount in cash equal to the product of (x) the Cash Consideration and (y) 0.3453.

"Dutch Share Repurchase Consideration" means, collectively, the Dutch Share Repurchase Equity Consideration and the Dutch Share Repurchase Cash Consideration.

"Dutch Share Repurchase Equity Consideration" means, collectively, the Dutch Shares Consideration and the Dutch Preferred Shares Consideration (if any).

"e-VAC" means e-VAC Magnetics LLC.

"Effect" means any event, change, occurrence, state of facts or circumstance.

"Effective Time" means the Dutch Merger Effective Time or the US Merger Effective Time, as applicable.

"Enforceability Exceptions" means, with respect to enforcement of the terms and provisions of this Agreement or any other Transaction Document, (i) the effect, if any, of those Applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium or similar debtor-creditor laws, in each case relating to or affecting creditors' rights and relief of debtors generally and (ii) the application of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

"Environmental Laws" means all Applicable Laws related to (i) the protection of the environment, natural resources or human health and safety (to the extent related to exposure to Hazardous Materials), (ii) the Release of Hazardous Materials; or (iii) the generation, manufacture, handling, use, transportation, treatment, storage or disposal of any Hazardous Material.

"Equity Interests" of any Person means, as applicable, (a) any and all of such Person's shares of capital stock, membership interests, partnership (general or limited) interests, limited liability company interests, profits interests, units, share capital, participations or other equivalents of, or interests in, however designated, the equity, ownership, voting, profit or participation interests of such Person, (b) any warrants, options, subscriptions, commitments, contractual rights or other rights, whether or not currently exercisable, directly or indirectly, to subscribe for, purchase or otherwise acquire any capital stock, membership interests, partnership (general or limited) interests, limited liability company interests, profits interests, units, share capital or other equity interests of such Person, or other equivalents of, or interests in, however designated, the equity, ownership, voting, profit or participation interests of such Person, or (c) any convertible securities or other rights, securities or instruments, directly or indirectly, exchangeable for, convertible into or exercisable for, any of the foregoing or otherwise giving any Person a right to receive any equity, ownership, voting, profit, participation or similar economic interest in such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations issued thereunder.

"ERISA Affiliate" means any trade or business, whether or not incorporated, that together with any Acquired Company would be deemed a single employer for purposes of Section 4001 of ERISA or Section 414 of the Code.

"Escrow Agent" means Citibank, N.A.

"Escrow Agreement" means the escrow agreement to be entered into at Closing by Parent and the Acquired TopCo Equityholders, substantially in the form attached as Exhibit C hereto, providing for the establishment of the Holdback Escrow Account and, if applicable pursuant to Annex B, the Specified Escrow Account.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Facility" means the permanent magnet manufacturing facility in Sumter, South Carolina.

"Fraud" means, with respect to any Party, any breach or inaccuracy by such Party of any representation or warranty set forth in Article 3 (Representations and Warranties regarding the Acquired Companies), Article 3A (Representations and Warranties of the Acquired TopCo Equityholders), Section 3A.09 (Representations and Warranties of Parent, US Merger Sub HoldCo, Merger Sub HoldCo and the Merger Subs), or Article 5 (Covenants), as applicable, which breach or inaccuracy is based on each of the following elements: (a) actual knowledge by such Party that such representation or warranty is false (as opposed to imputed knowledge, constructive knowledge, negligent or reckless misrepresentation or a similar theory); (b) a specific intention to deceive the Party to whom such false representation or warranty is made; (c) a specific intention to induce the Party to whom such false representation or warranty was made to act or refrain from acting in reliance upon it; (d) such Party to whom such false representation or warranty is made takes or refrains from taking action in justifiable reliance upon such false representation or warranty; and (e) such Party to whom such false representation or warranty is made suffers loss by reason of such reliance.

"GAAP" means United States generally accepted accounting principles, as in effect from time to time.

"Global Minimum Taxation Rules" means Council Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the Union ("EU Pillar 2 Directive"), the German Minimum Tax Act (Mindeststeuergesetz, "GMinTA"), any laws of any other European Union member states implementing the EU Pillar 2 Directive and any laws of any jurisdiction outside the European Union implementing the OECD Pillar 2 model rules.

"Global Trade Laws" means all applicable trade, export control, import, and anti-boycott laws and regulations imposed, administered, or enforced by (a) the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) the United Nations Security Council, the European Union and its Member States, except to the extent inconsistent with U.S. law.

"Government Contract" means any Contractual Obligation (including any purchase, delivery or task order, modifications, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, other transactional authority agreement, change order, subcontract (at any tier), or subaward (at any tier)) with any Governmental Authority or any prime contractor or sub-contractor (at any tier) of any Governmental Authority, on the other hand.

"Government Contract Bid" means any offer, proposal or quote for goods or services to be delivered that if awarded by a Governmental Authority would lead to a Government Contract. The term Government Contract Bid shall exclude task execution plans, delivery order proposals and EBUY submissions and any response requested under previously awarded indefinite quantity contracts or blanket purchase agreements.

"Governmental Authority" means any transnational, foreign or domestic federal, state or local government or administrative, judicial, legislative, executive or similar governmental authority, department, court, agency, bureau, commission, branch, regulator or official, including any political subdivision thereof.

"Governmental Order" means any ruling, award, decision, requirement, injunction, judgment, order, decree or subpoena entered, issued or made by any Governmental Authority.

"Hazardous Material" means any substance, material, or waste that is defined or designated as "hazardous" or "toxic", or as a "pollutant" or "contaminant" pursuant to any Environmental Laws due to its harmful or deleterious properties or characteristics.

"Holdback Amount" means the amount of $12,500,000, which amount is referred to as the "Holdback Escrow Amount" in the Escrow Agreement.

"Holdback Escrow Account" has the meaning set forth in the Escrow Agreement.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations issued thereunder.

"IFRS" means International Financial Reporting Standards, as in effect from time to time.

"Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person under leases that are required to be classified as finance or capital leases in accordance with IFRS, (d) all obligations of such Person for the deferred purchase price of property, assets or services, other than trade payables incurred in the Ordinary Course of Business that are not past due, (e) all obligations of such Person in respect of letters of credit, bankers' acceptances, bank guarantees or similar instruments, to the extent drawn, (f) all guarantees by such Person of any of the foregoing and (g) all accrued interest, premiums, penalties, fees, costs, expenses and breakage costs or other amounts payable in respect of any of the foregoing, including in connection with the consummation of the Contemplated Transactions.

"Intellectual Property" means all rights, title, and interests in and to all intellectual property rights of whatever nature throughout the world conferred under statute, common law or equity (whether registrable or not), including: (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress, all registrations and applications thereof, and all goodwill associated therewith; (c) copyrights and copyrightable works (whether or not registered); (d) Internet domain names; and (e) proprietary rights in confidential information, trade secrets and know-how.

"Investment Canada Act" means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.).

"Investment Canada Act Approval" means (a) if a notification is submitted pursuant to Section 7.01(b) of this Agreement in connection with the National Security Review of Investments Modernization Act (Canada), 45 calendar days, as calculated under the Investment Canada Act, have elapsed from the date of certification of the notification and (b) whether or not a notification is required to be submitted pursuant to Section 7.01(b) of this Agreement in connection with the National Security Review of Investments Modernization Act (Canada), either (i) the Minister of Industry has not sent to the Acquired TopCo Equityholders a notice under subsection 25.2(1) of the Investment Canada Act within the prescribed time period if a notification has been filed, or before closing if no notification has been filed and the Minister of Industry has not made an order under subsection 25.3(1) of the Investment Canada Act in respect of the transactions contemplated by this Agreement within the prescribed time period if a notification has been filed, or before closing if no notification has been filed or (ii) if such a notice has been sent or such an order has been made, the Acquired TopCo Equityholders have subsequently received (A) a notice under paragraph 25.2(4) of the Investment Canada Act indicating that a review of the transactions contemplated by this Agreement on grounds of national security will not be commenced, (B) a notice under paragraph 25.3(6)(b) of the  Investment Canada Act indicating that no further action will be taken in respect of the transactions contemplated by this Agreement, (C) a notice under paragraph 25.3(6)(c) of the Investment Canada Act indicating that no further action will be taken because of the undertakings that are given to His Majesty in right of Canada, or (D) a copy of an order under paragraph 25.4(1)(b) authorizing the implementation of the transactions contemplated by this Agreement on terms and conditions, if any, that are consistent with the Parties' obligations set out in Section 7.01 of this Agreement.

"IRS" means the United States Internal Revenue Service.

"ITA" means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement).

"Joint Venture Companies" means each of SANVAC (Beijing) Magnetics Co. Ltd. and each other Person in which an Acquired Company holds an equity interest of less than 50%.

"JV Contract" means that certain Joint Venture Contract dated as of January 17, 2005 (as may be amended from time to time) by and among Beijing Zhong Ke San Huan High-Tech Co., Ltd., a Chinese company limited by shares ("San Huan"), Vacuumschmelze GmbH & Co. KG and Xin Huan Technology Development Co., Ltd. (collectively, the "JV Parties").

"JV Interest" means the Acquired Companies' direct or indirect Equity Interests in the PRC Joint Venture Company.

"Knowledge of Parent", "Parent's Knowledge" or any other similar knowledge qualification with respect to Parent in this Agreement means the actual knowledge, after due inquiry, of any individual listed in Annex C.

"Knowledge of the Acquired Company", "the Acquired Company's Knowledge" or any other similar knowledge qualification in this Agreement means the actual knowledge, after due inquiry, of any individual listed in Schedule 1.01-K.

"Labor Union" means any labor union, trade union, works council, staff association or similar employee representative body.

"Leakage" means, without duplication, the occurrence of each and any of the following, other than any Permitted Leakage, in each case, during the Locked Box Period by or on behalf of any Acquired Company or, solely to the extent approved, consented to or otherwise caused by an Acquired Company or any Representative of an Acquired Company, any Joint Venture Company (and solely with respect to the Acquired Companies' direct or indirect proportionate share thereof), in each such case only to the extent to or for the benefit of any Leakage Related Party (and not to or for the benefit of any Acquired Company or Joint Venture Company): (a) any dividend or other distribution (whether in cash or in kind), any return of capital (including by way of reduction of capital), any redemption or repurchase of shares or other securities, or any repayment of share or loan capital (other than any Permitted Financing and repayments thereof, with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed)); (b) any payments, fees, charges or other amounts, including any advisory fees, supervisory fees, management fees, monitoring fees, royalties, service fees, directors' fees or similar payments, paid, payable, accrued, deferred, capitalized, set off or otherwise satisfied; (c) any transfer, disposal or surrender of any assets, rights, value or benefits for consideration that is less than fair market value, or any purchase or acquisition of any assets, rights, value or benefits from any Leakage Related Party for consideration that is greater than fair market value (in each case, the amount of Leakage being the shortfall or excess, as applicable, against fair market value); (d) any liability, guarantee, debt, obligation or indemnity assumed, paid, discharged, satisfied, guaranteed, indemnified or incurred in respect of any obligation of any Leakage Related Party, other than any Permitted Financing and repayments thereof; (e) (i) any loan, advance or extension of credit by any Acquired Company to any Leakage Related Party, other than to the extent the proceeds thereof are loaned, advanced, extended or otherwise transferred to, and retained by, another Acquired Company, and (ii) any repayment or payment of (A) any principal amount of any loan, advance or extension of credit from or on behalf of any Leakage Related Party to any Acquired Company, or (B) any interest, fee or other amount with respect thereto, in each case other than any Permitted Financing and repayments thereof; 0F provided that, for the avoidance of doubt, the making of any loan, advance or extension of credit by any Leakage Related Party to any Acquired Company shall not constitute Leakage; (f) the creation, grant or permitting to subsist of any Lien over any asset or right of any Acquired Company in respect of any obligation of any Leakage Related Party, other than any Lien arising in connection with any Permitted Financing or any government grant, subsidy or financing arrangement, in each case, existing as of the Locked Box Date and specifically disclosed in the Locked Box Accounts or on the Agreed Payments Schedule; (g) any waiver, forgiveness, settlement, release, deferral, reduction, discharge, discount or compromise of any amount, liability, obligation or interest owed by any Leakage Related Party to any Acquired Company or by any Acquired Company to any Leakage Related Party (together with any withholding Tax liabilities or income Taxes thereon); (h) any Transaction Bonuses (together with the employer-side payroll Taxes thereon), unless expressly identified as Permitted Leakage on Schedule 1.01(a); (i) any Transaction Expenses to the extent paid, settled, funded or otherwise discharged in cash (including by application of retainers or release of escrow) by or on behalf of any Acquired Company during the Locked Box Period (and net of any credits or refunds received prior to Closing), other than any Transaction Expenses paid by the Ara Parties or their Affiliates (other than the Acquired Companies) and not reimbursed, recharged or otherwise recovered (or recoverable), directly or indirectly, from any Acquired Company, and solely to the extent not included in the Closing Transaction Expenses Amount or otherwise taken into account in the calculation of the Cash Consideration; (j) any payment made by or on behalf of any Acquired Company to a Leakage Related Party in excess of the corresponding amount specified for such payment on Schedule 1.01(a) as Permitted Leakage (inclusive of applicable Taxes), with only the excess constituting Leakage; (k) fees, costs, expenses, charges or liabilities actually incurred, payable or paid by any Acquired Company as a result of the occurrence of any of those matters set out in clauses (a) through (j) above, in each case to the extent not otherwise actually reimbursed in cash to the Acquired Companies; (l) any legally binding agreement, arrangement, undertaking, commitment or other obligation by any Acquired Company to do or give effect to any of the matters referred to in clauses (a) through (k) above, in each case, subject to the applicable limitations and qualifications therein and only to the extent that the applicable Leakage Related Party has not subsequently waived or relinquished the right to receive the benefit of any amounts at issue in respect of any such agreement, arrangement, undertaking commitment or other obligation; and (m) any Taxes incurred, payable or paid by any Acquired Company as a consequence of, or that arise in respect of, any of the matters referred to in clauses (a) through (l) above, net of any relief, repayment, credit or refund available to and actually utilized by any Acquired Company and net of any VAT recoverable by any Acquired Company; provided that no amount shall constitute Leakage to the extent that (v) it is otherwise taken into account in the calculation of the Cash Consideration, the Closing Transaction Expenses Amount, the Outstanding Permitted Financing Amount or any Notified Leakage, (w) it has been actually recovered in cash (without set-off) by the relevant Acquired Company prior to Closing, whether under an insurance policy maintained by an Acquired Company or from any other person, in each case net of any Tax, costs of recovery and any increase in insurance premium arising from such recovery, (x) it arises from or relates to the transfer, disposal, surrender, purchase or acquisition made in connection with any Permitted Leakage, Permitted Financing, permitted reorganization transaction, or transfer, movement or round-tripping of cash or other assets among Acquired Companies or through any intermediate holding company or aggregator entity where the value is ultimately retained by, or ultimately transferred to, one or more Acquired Companies, (y) it arises from or relates to the cancellation, termination, withdrawal, expiry or non-renewal, at or prior to Closing, of any comfort letter, support letter, funding commitment, keepwell arrangement or similar support arrangement provided by or on behalf of any Leakage Related Party to or for the benefit of any Acquired Company or Joint Venture Company or (z) any Leakage Related Party receives only an indirect, incidental, or derivative benefit from a matter that is primarily for the benefit of, or results in value being retained by or transferred to, any Acquired Company or Joint Venture Company.

"Leakage Related Party" means (i) each Acquired TopCo Equityholder, and any of their respective Affiliates (excluding, in each case, any portfolio company or operating company, or any holding vehicle formed to hold such an investment, of any investment fund managed or advised by Ara Advisers, LLC or any of its Affiliates); (ii) any Person that directly or indirectly holds Equity Interests in any Person described in clause (i) or in any Acquired TopCo (including any general partner, managing member, manager or similar controlling Person of a partnership or other entity, and any management or co-investment vehicles), and any of their respective Affiliates, in each case excluding any such portfolio company or operating company; and (iii) any director, officer, manager or employee of any Person described in clause (i) or (ii) and any trust or other vehicle for the primary benefit of any of the foregoing; provided that no Acquired Company or Joint Venture Company (nor any director, officer, manager or employee of any Acquired Company or Joint Venture Company to the extent such person receives or benefits from any amount in his or her capacity as a director, officer, manager or employee of such Acquired Company or Joint Venture Company) shall be deemed a Leakage Related Party.

"Liability" means, with respect to any Person, any debt, liability, commitment or obligation of such Person, whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, directly incurred or consequential, due or to become due, and whether or not required under IFRS to be accrued on the financial statements of such Person.

"Lien" means, with respect to any right, property or asset (whether tangible or intangible), any mortgage, deed of trust, bill of sale, conditional sale agreement, right of first refusal, right of pre-emption, right of recovery, conversion right, right to acquire, lien, option, pledge, charge, equity, interest, claims, trust, power or title retention arrangement, security interest, encumbrance, easement (restricting or in any material respect limiting use of such right, property or asset), real property title defect, financing statement, right of set-off, assignment of income, restriction on transfer of title, garnishee order or monetary claim and flawed deposit arrangements, other third-party right or any arrangement having a similar effect, in respect of such right, property or asset (whether tangible or intangible), but excluding any non-exclusive license of Intellectual Property.

"Locked Box Accounts" means (i) the audited consolidated financial statements of Ara VAC TopCo GmbH and its subsidiaries and (ii) the unaudited consolidated financial statements of Ara VAC US TopCo and its subsidiaries as of and for the year ended on the Locked Box Date, including the consolidated balance sheet, the related statements of operations and comprehensive income, changes in member's equity and cash flows.

"Locked Box Date" means December 31, 2025.

"Locked Box Period" means the period beginning on and including January 1, 2026 and ending on and including the Closing Date.

"Lookback Date" means October 10, 2023.

"Management Accounts" means the unaudited monthly management accounts of Ara VAC TopCo GmbH and its subsidiaries and Ara VAC US TopCo and its subsidiaries for the period commencing on the day immediately following the Locked Box Date and ending on the last day of the most recent completed monthly accounting period prior to the Closing Date, comprising balance sheets, profit and loss accounts and cash flow statements for such period, copies of which are set forth in Schedule 3.6(c).

"Material Adverse Effect" means any Effect, that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of the Acquired Companies, taken as a whole, or (b) has prevented, materially delayed or materially impaired the ability of any of the Ara Parties to consummate the Contemplated Transactions in accordance with the terms of this Agreement and the other Transaction Documents, or would reasonably be expected to do so; provided, however, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, or attributable or related to any of the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred, or would reasonably be expected to occur: (i) changes after the date hereof in general business, economic, regulatory or political conditions in the United States or in any other country or region in the world or changes in the global economy generally, including changes affecting financial, credit, foreign exchange or capital market conditions, and events or conditions generally affecting the industries in which any of the Acquired Companies or their customers operate, (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates or credit ratings generally in the United States or any other country, (B) changes in exchange rates for the currencies of any countries and (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iii) conditions (or changes in such conditions) in mining, critical minerals (including rare earth materials, cobalt or other magnetic alloy components), clean energy, renewable energy, battery materials, energy storage or related infrastructure industries, including changes in commodity prices, mineral prices, power prices, renewable energy credit prices, offtake pricing, input costs or general market prices, (iv) political conditions or acts of war, sabotage, terrorism, levying of international tariffs, imposition of sanctions, adoption or alterations of trade policies or any "trade war" or similar actions in the United States or any other country or region (including any escalation or general worsening of any of the foregoing), or any actual or potential stoppage, shutdown, default or similar event or occurrence of a Governmental Authority, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, in the United States or any other country or region in the world, or the escalation or worsening of any such events, (vi) pandemics, epidemics, disease outbreaks, public health emergencies, cyberattacks or weather conditions or other force majeure events, (vii) changes in Applicable Law or other legal or regulatory conditions, or the interpretation or enforcement thereof, including changes or proposed changes in Law and the enforcement of any trade tariffs, trade wars or similar restrictions on trade, following the date hereof, (viii) changes in GAAP, IFRS or other accounting standards (or the interpretation thereof) following the date hereof, or any action taken for the purpose of complying with any of the foregoing, (ix) the public announcement or pendency of this Agreement, any public statements made by Parent with respect to the Acquired Companies, this Agreement, the transactions contemplated hereby or the announcement of the identity of Parent as the acquirer of the Acquired Companies or of Parent's plans for the Acquired Companies, the negotiation, execution, delivery or consummation of this Agreement and the other Transaction Documents, the identity of the Acquired Companies or any of their respective Affiliates, or the pendency or consummation of the Contemplated Transactions (including the loss of any customers, suppliers, employees or business relationships resulting from the announcement or pendency of the Contemplated Transactions), (x) the taking of any action expressly required to be taken by the terms of this Agreement, the refraining of taking of any action expressly prohibited to be taken by the terms of this Agreement, or actions taken or not taken at the written request of Parent, or compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement, except for any obligation under this Agreement to operate in the Ordinary Course of Business, or any similar obligation, pursuant to Article 3 (Representations and Warranties regarding the Acquired Companies) or Article 3A  (Representations and Warranties of the Acquired TopCo Equityholders), (xi) Effects resulting from any resolution, agreement, or consequence related to the matters set forth in Annex B hereto, (xii) matters that arise from any actions or omissions of Parent and its Affiliates, (xiii) any failure to meet internal or public projections, forecasts, guidance, estimates, budgets or financial or operating predictions relating to revenue, earnings, financial performance or results of operations, in and of itself; provided that the underlying reasons for any such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect to the extent not otherwise excluded by this definition; provided, further, that with respect to clauses (i) through (x), if such Effect disproportionately and materially and adversely affects the Acquired Companies, taken as a whole, relative to other similarly situated companies operating in the industry or industries and geographies in which the Acquired Companies operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

"Material Subsidiary" of Parent means each of Parent's significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC).

"Merger Consideration" means, collectively, the Cash Consideration, the Share Consideration and the Preferred Shares Consideration (if any).

"Negative Leakage" means, without duplication, the aggregate amount less any Taxes payable by the Acquired Companies in relation to such amount of any capital contribution, subscription for new equity, or shareholder or other loan or advance actually made in cash by Holder or any of its Affiliates (other than the Acquired Companies) to any Acquired Company during the Locked Box Period, and only to the extent such amount remains outstanding and unpaid (or, in the case of any equity subscription or capital contribution, has not been returned, redeemed, repurchased, repaid or otherwise distributed, directly or indirectly, to any Leakage Related Party) as of immediately prior to the Closing, and provided that any such amount shall exclude any interest, charge, fee, premium, penalty or similar amount payable by any Acquired Company, and excluding any amount taken into account as Outstanding Permitted Financing Amount.

"Net Repurchase Payment Obligation" means the obligation to pay the Dutch Share Repurchase Consideration to the Dutch TopCo Holders in connection with the Dutch Merger Sub Share Repurchase, minus an amount equal to any applicable Dutch withholding tax due in connection with the Dutch Share Repurchase Consideration.

"Non-U.S. Company Plan" means each Acquired Company Plan that is maintained solely for the benefit of any employee of the Acquired Companies whose primary place of work is outside of the United States and/or that is subject to the Applicable Laws of a jurisdiction outside of the United States.

"Notified Leakage" means any Leakage that has been notified in writing by the Acquired Companies to Parent prior to the Closing and included in the Final Closing Statement.

"NYSE American" means the NYSE American LLC; provided, however, that if, at any time, Parent's Common Stock is not listed on the NYSE American LLC but is listed on another U.S. national securities exchange, then references in this Agreement to the "NYSE American" shall be deemed to refer to such other exchange (including any successor or renamed exchange).

"Ordinary Course of Business" means, with respect to any Person, the ordinary course of such Person's business, consistent with the practices of such Person during (a) if such Person is a member of the Parent Group, the twelve (12) months prior to the date of this Agreement, and (b) if such Person is an Acquired Company, the twelve (12) months prior to the Locked Box Date.

"Organizational Documents" means, with respect to any Person (other than a natural person), the certificate or articles of incorporation, formation or organization, and its constitutional, governing or organizational documents (including any by-laws, memorandum and articles of association, operating agreement, shareholders' agreement or partnership agreement) and statutory books and registers, if applicable, including any shareholders' register, share certificates or similar documents or agreements relating to the legal organization, ownership and governance of such Person, in each case as amended from time to time.

"Outstanding Permitted Financing Amount" means the aggregate principal amount of all Permitted Financing that remains outstanding as of immediately prior to the Closing, excluding any interest accrued related to the Permitted Financing determined before giving effect to any forgiveness, cancellation or release under Section 5.03.

"Parent Common Shares Closing Price" means the volume weighted average price ("VWAP"), rounded to four decimal places, of Parent Common Shares as reported by Bloomberg L.P. and using the "Bloomberg Definition" calculation method on the VWAP function for the ticker "UUUU US Equity" over the twenty (20) consecutive trading day period that ends on (and includes) the second trading day immediately prior to the Closing Date. If the VWAP is not reported by Bloomberg L.P., Parent and Holder shall mutually select another authoritative source.

"Parent Fundamental Representations" means the representations and warranties set forth in Section 4.01 (Organization), Section 4.02 (Power and Authorization), Section 4.04 (Capitalization of Parent), Section 4.08 (No Triggering of Shareholder Rights Plans), Section 4.11 (No Brokers), Section 4.12 (No Stockholder Approval), Section 4.14 (Sufficiency of Funds) and the first sentence of Section 4.13 (SEC Reports; Canadian Securities Law).

"Parent Group" means, collectively, Parent, its Material Subsidiaries, US Merger Sub HoldCo, upon their accession hereto, Merger Sub HoldCo and the Merger Subs, and, after the Closing, the Acquired Companies.

"Parent Group Member" means, individually, any Person included in the Parent Group.

"Parent Material Adverse Effect" means any Effect, that (a) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of the Parent Group, taken as a whole, or (b) has prevented, materially delayed or materially impaired the ability of any of the Parent Parties to consummate the Contemplated Transactions in accordance with the terms of this Agreement and the other Transaction Documents, or would reasonably be expected to do so provided, however, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, or attributable or related to any of the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred, or would reasonably be expected to occur: (i) changes after the date hereof in general business, economic, regulatory or political conditions in the United States or in any other country or region in the world or changes in the global economy generally, including changes affecting financial, credit, foreign exchange or capital market conditions, and events or conditions generally affecting the industries in which Parent or its customers operate, (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates or credit ratings in the United States or any other country, (B) changes in exchange rates for the currencies of any countries and (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iii) conditions (or changes in such conditions) in mining, critical minerals (including rare earth materials, cobalt or other magnetic alloy components), clean energy, renewable energy, battery materials, energy storage or related infrastructure industries, including changes in commodity prices, mineral prices, power prices, renewable energy credit prices, offtake pricing, input costs or general market prices, (iv) political conditions or acts of war, sabotage, terrorism, levying of international tariffs, imposition of sanctions, adoption or alterations of trade policies or any "trade war" or similar actions in the United States or any other country or region (including any escalation or general worsening of any of the foregoing), or any actual or potential stoppage, shutdown, default or similar event or occurrence of a Governmental Authority, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, in the United States or any other country or region in the world, or the escalation or worsening of any such events, (vi) cybersecurity attacks (including cybersecurity incidents and data breaches), (vii) pandemics, epidemics, disease outbreaks, public health emergencies, cyberattacks or weather conditions or other force majeure events, (viii) changes in Applicable Law or other legal or regulatory conditions, or the interpretation or enforcement thereof, including changes or proposed changes in Law and the enforcement of any trade tariffs, trade wars or similar restrictions on trade, following the date hereof, (ix) changes in GAAP, IFRS or other accounting standards (or the interpretation thereof) following the date hereof, or any action taken for the purpose of complying with any of the foregoing, (x) any changes in the demand for products or services of Parent's customers or any changes in the outlook or forecasts for products sold by the Parent's customers, (xi) the public announcement or pendency of this Agreement, any public statements made by the Acquired Companies with respect to Parent, this Agreement, the transactions contemplated hereby or the announcement of the identity of Parent as the acquirer of the Acquired Companies or of Parent's plans for the Acquired Companies, the negotiation, execution, delivery or consummation of this Agreement and the other Transaction Documents, the identity of the Acquired Companies or any of their respective Affiliates, or the pendency or consummation of the Contemplated Transactions (including the loss of any customers, suppliers, employees or business relationships resulting from the announcement or pendency of the Contemplated Transactions), (xii) the taking of any action expressly required to be taken by the terms of this Agreement, the refraining of taking of any action expressly prohibited to be taken by the terms of this Agreement, or actions taken or not taken at the written request of the Acquired Companies, or compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement, except for any obligation under this Agreement to operate in the Ordinary Course of Business, or any similar obligation, pursuant to Section 3A.09 (Representations and Warranties of Parent, US Merger Sub HoldCo, Merger Sub HoldCo and the Merger Subs), (xiii) matters that arise from any actions or omissions of the Acquired Companies, or (xiv) any failure to meet internal or public projections, forecasts, guidance, estimates, budgets or financial or operating predictions relating to revenue, earnings, financial performance or results of operations, in and of itself; provided that the underlying reasons for any such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect to the extent not otherwise excluded by this definition; provided, further, that with respect to clauses (i) through (x), if such Effect disproportionately and adversely affects Parent, relative to other similarly situated companies operating in the industry or industries and geographies in which Parent operates, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for purposes of determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.

"Parent Material Project" means the White Mesa Project, Pinyon Plain Project and Donald Project.

"Parent Related Party" means Parent and each of Parent's current, former or future direct or indirect Affiliates and any of its and their respective current, former or future direct or indirect Affiliates, equity holders, partners, managers, members, controlling Persons, officers, directors, employees, agents, representatives, successors or assignees.

"Parent Stock Plan" means the 2024 Omnibus Equity Incentive Compensation Plan, as amended.

"Party Group" means the Ara Parties, taken as a group, or the Parent Parties, taken as a group, as applicable.

"Payoff Indebtedness" means all obligations (including in respect of principal, accrued interest, penalties, fees and premiums (including prepayment penalty or premium)) of the Acquired Companies in respect of (i) the Debt Refinancing and (ii) all other Indebtedness owing to any Person that is not an Acquired TopCo Equityholder or any of their respective Affiliates, in each case outstanding as of immediately prior to the Closing.

"Permit" means any license, franchise, permit, approval, registration, exemption, authorization or certificate issued by, or otherwise granted by, any Governmental Authority.

"Permitted Financing" means any intercompany loan or advance made by Holder or any of its Affiliates (other than the Acquired Companies) to any Acquired Company during the Locked Box Period, including the loans made on the dates and in the amounts set forth on Schedule 1.01(b), and all of which must be free of interest, charges, fees, and similar amounts payable by any Acquired Company.

"Permitted Leakage" means any of the following, in each case, solely to the extent any such payment, transaction or matter would constitute "Leakage" (disregarding the exclusion of "Permitted Leakage" thereunder): (a) any transaction or payment set forth on Schedule 1.01(a) (the "Agreed Payments Schedule") in amounts not in excess of the amounts specified therein, which schedule may be supplemented by the Acquired Companies prior to Closing to include additional payments that would otherwise constitute Leakage but are incurred in the Ordinary Course of Business, solely with Parent's prior written consent (not to be unreasonably withheld, conditioned or delayed); (b) payment or discharge of any amount or liability to the extent such amount or liability was specifically accrued, reserved, recorded as a liability, provided for or otherwise specifically and expressly taken into account in the Locked Box Accounts; (c) any payment by an Acquired Company of salary and wages or other ordinary course compensation and benefits or reimbursement of reasonable expenses due to an individual in his or her capacity as a Service Provider, in each case in the Ordinary Course of Business, but excluding any Transaction Bonuses and any transaction, stay, retention, change-in-control, severance, acceleration or similar amounts unless identified on the Agreed Payments Schedule; (d) any payments or benefits required to be paid or provided under any Acquired Company Plan, in the Ordinary Course of Business, but excluding any Transaction Bonuses and any transaction, stay, retention, change-in-control, severance, acceleration or similar amounts unless identified on the Agreed Payments Schedule; (e) any repayment by an Acquired Company of all or any portion of the principal amount of any Permitted Financing to Holder or any of its Affiliates (other than the Acquired Companies) only to the extent (A) such repayment is of principal (and not any interest, fee, premium or other amount), and (B) the Outstanding Permitted Financing Amount purchase-price mechanic fully reflects such repayment such that there is no diminution in value to Parent; (f) any Taxes which arise or are incurred in respect of any of the payments or matters envisaged in paragraphs (a) to (f) above, but only to the extent such Taxes are attributable to the Locked Box Period, without duplication and net of any refunds, recoveries or credits actually realized (and any such refunds, recoveries or credits realized after Closing in respect of Permitted Leakage shall accrue to Parent); (g) any payment by an Acquired Company made with Parent's prior written consent; (h) any amounts actually incurred and paid on arm's-length terms in the Ordinary Course of Business and consistent with past practice to or with any Leakage Related Party, including APEX services, Government Affairs services and pass-through third-party invoices at cost (no mark-up), in each case provided or paid by the Ara Parties (or, in the case of such invoices, by Holder or any of its Affiliates other than the Acquired Companies) on behalf of and for the direct benefit of the Acquired Companies, and construction advisory fees, in each case to the extent set forth on the Agreed Payments Schedule (with line-item caps) and excluding any transaction, integration or similar deal-related services or prepayments beyond ordinary billing cycles;(i) any payment, transfer or value provided by the Ara Parties or any of their Affiliates on behalf of and for the benefit of the Acquired Companies in each case not reimbursed, recharged or otherwise recovered (directly or indirectly) from any Acquired Company; (j) amounts (including advisor fees) relating to (or otherwise arising from) the 48C tax credit, in each case only to the extent and in the amounts set forth on the Agreed Payments Schedule (with line-item caps) or accrued in the Locked Box Accounts, net of any refunds, recoveries or credits actually realized prior to Closing; (k) any payments in respect of Specified Matter Fees; and (l) any payment expressly required to be made pursuant to this Agreement or any other Transaction Document.

"Permitted Liens" means any of the following (whether actually incurred or paid), without duplication: (i) Liens for Taxes, special assessments or other governmental charges (A) not yet due and payable and for which adequate reserves have been established in the Financial Statements in accordance with IFRS or (B) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements in accordance with IFRS, (ii) statutory landlords', warehousepersons', mechanics', materialmen's, carriers', workmen's, repairmen's, operators', contractors' and similar Liens to secure claims for labor, material or supplies, arising or incurred in the Ordinary Course of Business (A) that relate to obligations not yet due and payable, (B) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements in accordance with IFRS, or (C) which have been bonded over or otherwise insured against, (iii) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension programs mandated under Applicable Laws or other social security regulations, (iv) pledges or deposits to secure (A) the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business or (B) letters of credit, credit cards, commercial cards, debit cards, stored value cards, bank guarantees or bankers' acceptances and completion guarantees issued in the Ordinary Course of Business, (v) zoning, building, entitlement and other land use regulations imposed by Governmental Authorities having jurisdiction over Real Property that are not violated by the current use and operation of the Real Property, (vi) the interests of lessors and sublessors of any Leased Real Property (provided that the Contractual Obligations governing such arrangements have been made available to Parent), (vii) Liens or encumbrances imposed on the landlord's interest in real property subject to any Leased Real Property, (viii) easements, rights of way, covenants, conditions, servitudes, encroachments, restrictions and other similar matters of record affecting title to Real Property that do not materially impair the current use or occupancy of the Real Property, (ix) restrictions on the ownership or transfer of securities arising under Applicable Laws, (x) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, (xi) Liens of a collecting bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (xii) Liens in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, (xiii) Liens that are contractual rights of set-off relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (xiv) Liens relating to pooled deposit or sweep accounts of the Acquired Companies to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business, (xv) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings, (xvi) conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (xvii) Liens securing obligations under any Payoff Indebtedness that is or will be repaid on the Closing Date, (xviii) any Liens disclosed on the Schedules, (xix) Liens disclosed on the Most Recent Balance Sheet or in the notes thereto, but which are not agreed to be released or satisfied pursuant to this Agreement, (xx) Liens registered by Parent, (xxi) deemed security interest under section 12(3) of the PPS Act which does not secure payment or performance of an obligation, (xxii) Liens in respect of personal property acquired by any Acquired Company in the Ordinary Course of Business arising from the sale of such property in favor of the seller of such property securing all or part of the purchase price for the property, and (xxiii) Liens that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies or the operation of the Business or to materially detract from the value of the Acquired Companies, taken as a whole.

"Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization, including a Governmental Authority.

"Personal Data" means information that is considered "personally identifiable information," "personal information," "personal data," or any similar term by any applicable Privacy Laws.

"Pinyon Plain Project" means the Pinyon Plain uranium mining operation carried out in Arizona, United States of America.

"Preferred Per Share Price" means $1.00.

"Preferred Shares" means preferred shares of Parent that may be issued to Holder, substantially in the form attached as Exhibit D hereto, as may be modified hereafter by the mutual agreement of the Parties, in accordance with Section 7.03(f).

"Preferred Shares Consideration" means:

(i) if the Parent Common Shares Closing Price at the Closing is less than the Preferred Shares Reference Price, an amount of shares of Preferred Shares, equal to the quotient of (x) Adjustment Value and (y) the Preferred Per Share Price;

(ii) if (x) the Parent Common Shares Closing Price at the Closing is equal to or greater than the Preferred Shares Reference Price and (y) the Preferred Shares Consideration Adjustment Amount is greater than zero, an amount of shares of Preferred Shares equal to the quotient of (x) the Preferred Shares Consideration Adjustment Amount and (y) the Preferred Per Share Price; and

(iii) if (x) the Parent Common Shares Closing Price at the Closing is equal to or greater than the Preferred Shares Reference Price and (y) the Preferred Shares Consideration Adjustment Amount is zero, no Preferred Shares shall be issued as consideration under this Agreement.

"Preferred Shares Consideration Adjustment Amount" means an amount equal to the product of (i) the Parent Common Shares Closing Price multiplied by (ii) the difference of (x) 65,853,000 and (y) the Maximum Share Consideration Amount.

"Preferred Shares Reference Price" means $20.93 per share of Parent Common Shares.

"Privacy Laws" means all Applicable Laws related to the privacy, security, or processing of, or notification of data breach involving, Personal Data.

"PWA Requirements" means the prevailing wage and apprenticeship requirements set forth in Sections 48C(e)(5) and 48C(e)(6) of the Code and Treasury Regulations Section 1.48C-3(a) and any other applicable guidance published by the U.S. Department of the Treasury or the IRS.

"Related Party" means (a) any current or former officer, director, manager, employee, equityholder or Affiliate of any Acquired Company; (b) any individual related by blood, marriage, civil partnership, domestic partnership or adoption to any Person described in clause (a); or (c) any entity in which any Person described in clause (a) owns any beneficial interest.

"Release" means any spilling, emitting, escaping, emptying, discharging, leaking, dumping, pumping, pouring, injecting, depositing, disposing or leaching of Hazardous Materials into the environment.

"Renegotiated Specified Agreement" has the meaning set forth in Annex B.

"RETT" means German real estate transfer tax.

"RETTA" means the German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz).

"Representative" means, with respect to any Person, any director, officer, employee, manager, consultant, agent or professional advisor of such Person, including legal counsel, accountants, insurers, and financial advisors.

"Sanctioned Country" means a country or territory that is itself the target of a comprehensive country-wide or region-wide export, import, financial or investment embargo Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called "Donetsk People's Republic," and the so-called "Luhansk People's Republic").

"Sanctioned Person" means (i) any Person included on one or more Sanctions-related restricted party lists, including those maintained by the United Nations Security Council, the United States, the European Union or His Majesty's Treasury of the United Kingdom (the "Restricted Party Lists"), (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by or acting on behalf of a Person included on one or more of the Restricted Party Lists, or (iii) a Person ordinarily resident in or an entity that is located in or organized under the laws of a Sanctioned Country.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty's Treasury of the United Kingdom.

"SEC" means the United States Securities and Exchange Commission.

"Section 48C Credits" means the investment tax credits described in Section 48C of the Code with respect to the Facility that have been transferred or are to be transferred pursuant to the TCPAs.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Securities Authorities" means the Canadian Securities Authorities and the SEC.

"SEDAR+" means the System for Electronic Data Analysis and Retrieval as available at www.sedarplus.ca.

"Schedules" means the definitive disclosure schedules to this Agreement delivered by the Acquired Companies to Parent concurrently with or before the execution and delivery of this Agreement.

"Service Provider" means any current employee, officer, director or individual independent contractor of the Acquired Companies.

"Share Consideration" means 65,853,000 Parent Common Shares, subject to any adjustments as may be required under Section 2.05 (Share Consideration Approval Adjustment).

"Specified Agreement" has the meaning set forth in Annex B.

"Specified Escrow Account" has the meaning set forth in Annex B.

"Specified Escrow Amount" has the meaning set forth in Annex B.

"Specified Debt" has the meaning set forth in Annex B.

"Specified Matter" has the meaning set forth in Annex B.

"Specified Matter Fees" has the meaning set forth in Annex B.

"Specified Matter Schedule" means Annex B.

"Subsidiary" means, with respect to a specified Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of Equity Interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or the equivalent governing body thereof is at the time owned or controlled, directly or indirectly, by such specified Person, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such specified Person or one or more Subsidiaries of such specified Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules, but in no event will any Joint Venture Company be considered a Subsidiary of any Acquired Company for purposes of the representations and warranties of the Acquired Companies in this Agreement.

"Surviving Entities" means, collectively, the Surviving DutchCo and the Surviving USCo.

"Systems" means all software, middleware, firmware, hardware, networks, servers, workstations, computers, endpoints, databases, data storage and backup systems, data communication lines, telecommunications systems, platforms, websites, applications, interfaces, routers, hubs, switches and related information technology and operational technology systems, equipment, infrastructure that are owned by, licensed or leased to, the Acquired Companies and used in or necessary for the operation of the Business.

"Tax" means any federal, state, local and non-U.S. tax or governmental charge, including any income, profits, license, severance, occupation, windfall profits, capital gains (whether direct or indirect), capital stock, transfer, registration, franchise, gross receipts, branch profits, payroll, sales, value added, goods and services, employment, fringe benefits tax, use, property, real property, ad valorem, personal property, excise, stamp, custom, duty, estimated, alternative or add-on minimum, withholding, any tax imposed pursuant to the Global Minimum Taxation Rules (including any qualified domestic minimum top-up tax and income inclusion rule or undertaxed profits rule top-up taxes), and other tax of any kind whatsoever imposed by a Taxing Authority, including any interest, fine, penalty, charge, fee or addition thereto, whether disputed or not.

"Tax Returns" means returns, elections, reports, forms, information returns or statements required to be filed with a Taxing Authority reporting liability for Taxes, including any schedules or attachments thereto and including any amendment thereof.

"Taxing Authority" means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

"TCPA Aggregator Assignment Agreement" means that certain Assignment Agreement to be entered into at Closing by and between the Parent and Holder, pursuant to which the Parent shall accept and assume all of Holder's rights and obligations under each of (a) that certain Letter Agreement, dated as of March 26, 2026, by and among Holder, e-VAC and Athene Annuity and Life Company, (b) that certain Letter Agreement, dated as of March 26, 2026, by and among Holder, e-VAC and Jefferies Structured Credit LLC, (c) that certain Seller Guaranty, dated as of March 26, 2026, by and between Holder and Athene Annuity and Life Company, and (d) that certain Seller Guaranty, dated as of March 26, 2026, by and between Holder and Jefferies Structured Credit LLC.

"TCPAs" means, collectively, (a) the Tax Credit Purchase Agreement, dated as of December 31, 2025, by and between e VAC Magnetics LLC and Athene Annuity and Life Company (the "Athene TCPA"), and (b) the Tax Credit Purchase Agreement, dated as of January 13, 2026, by and between e VAC Magnetics LLC and Jefferies Structured Credit LLC (the "Jefferies TCPA").

"Top Customer" means each of the ten (10) largest customers of the Acquired Companies, taken as a whole, measured by aggregate revenue received by the Acquired Companies from such customer during the twelve (12) month period ending on December 31, 2025.

"Top Supplier" means each of the ten (10) largest suppliers of goods or services to the Acquired Companies (excluding suppliers to e-VAC and SANVAC (Beijing) Magnetics Co. Ltd.), taken as a whole, measured by aggregate payments made by the Acquired Companies to such supplier during the twelve (12) month period ending on December 31, 2025.

"Transaction Bonuses" means any transaction, sale, retention, or change of control bonuses or similar payments established by the Acquired Companies prior to the Closing that are payable by any of the Acquired Companies to any of their respective employees in connection with the transactions contemplated by this Agreement (including the signing of this Agreement, the announcement thereof or the Closing), together with the employer portion of any payroll Taxes imposed thereon, (excluding any such payments made at the request or direction of Parent or any of its Affiliates or triggered as a result of any action or inaction by Parent or any of its Affiliates at or following the Closing), together with the employer portion of any payroll Taxes imposed thereon.

"Transaction Documents" means this Agreement (including the Schedules and Annexes hereto) and the Ancillary Agreements.

"Transaction Expenses" means all fees, costs and expenses incurred or payable by or on behalf of the Acquired Companies (but not any Acquired Company organized under the laws of, or otherwise Tax resident in, Germany) (including to investment bankers, attorneys, accountants, other service providers and other consultants and advisors) (collectively, "Third-Party Service Provider Fees") in connection with the negotiation, execution and delivery of the Transaction Documents or the consummation of the Contemplated Transactions, other than (i) any fees and expenses owed to any Person engaged by any Acquired Company at the express written request of Parent or their Affiliates or (ii) any Third-Party Service Provider Fees that, in the aggregate, are less than $1,000,000 (the "TE Threshold"). Notwithstanding the foregoing, (1) "Transaction Expenses" shall exclude (x) any item included or reflected in the calculation of "Transaction Bonuses" and (y) Third-Party Service Provider Fees that in the, aggregate, are less than the TE Threshold (which, notwithstanding anything to the contrary, shall not result in any reduction hereunder to the Cash Consideration and otherwise be treated as Permitted Leakage), and (2) in no event shall Transaction Expenses include any fees, costs, expenses or other amounts related to or otherwise included in any Payoff Indebtedness. Notwithstanding the foregoing, Transaction Expenses shall exclude any Specified Matter Fees.

"Transfer Taxes" means all stock transfer Taxes, real property transfer or mortgage Taxes (including RETT), sales Taxes, use Taxes, documentary stamp Taxes, recording charges and other similar Taxes (excluding any income Taxes), if any, arising from or in connection with the Contemplated Transactions.

"TSX" means the Toronto Stock Exchange.

"TSX Rules" means the rules of the TSX.

"UK Entity" means VAC Magnetics UK Limited (company number 13017633), a limited liability company incorporated under the laws of England and Wales having its registered office at C/O Csc Cls (Uk) Limited 5 Churchill Place, 10th Floor, London, United Kingdom, E14 5HU.

"US Cash Consideration" means an amount in cash equal to the product of (x) the Cash Consideration and (y) 0.6547.

"US Merger Consideration" means, collectively, (a) an amount in cash equal to the US Cash Consideration, (b) a number of shares of Parent Common Shares equal to the US Shares Consideration, and (c) if any, a number of shares of Parent Preferred Shares equal to the US Preferred Shares Consideration.

"US Merger Shares Consideration" means, collectively, the US Shares Consideration and the US Preferred Shares Consideration (if any).

"US Preferred Shares Consideration" means a number of shares of Parent Preferred Shares equal to the product of (x) the Preferred Shares Consideration and (y) 0.6547.

"US Shares Consideration" means an amount of shares of Parent Common Shares equal to the product of (x) the Share Consideration and (y) 0.6547.

"VAT" means (a) any tax imposed by the German Value Added Tax Act (Umsatzsteuergesetz), (b) any tax imposed in compliance with Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax and (c) any other tax of a similar nature, whether imposed in a member state of the European Union or elsewhere (including the United Kingdom) in substitution for, or levied in addition to, such tax as referred to in (a) and (b).

"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

"White Mesa Project" means the uranium, vanadium and rare earth elements milling and processing operation carried out in San Juan County, Utah, United States of America.

"Willful Breach" means, with respect to any Party, that such Party willfully takes an action or refuses to perform or take an action, which taking or refusal is in violation of a material pre-Closing covenant or Agreement of such Party under this agreement, with the knowledge that such Party's act or refusal to act would result in or constitute a breach of such material pre-Closing covenant or Agreement; provided, that, for the avoidance of doubt, any failure by a Party to consummate the Closing when required to do so under this Agreement, including in the circumstances described in Section 9.02, shall constitute a Willful Breach by such Party.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

280G Shareholder Approval	Section 6.03(b)
Acquired Company Subsidiaries	Section 3.05(a)
Acquired TopCos	Preamble
Additional Leakage Claim	Section 2.09(c)
Agreement	Preamble
Alternative Financing	Section 6.06
Ara HoldCo	Preamble
Ara Parties	Preamble
Ara VAC Dutch TopCo	Preamble
Ara VAC Dutch TopCo Equity Interests	Recitals
Ara VAC TopCo GmbH	Recitals
Ara VAC US TopCo	Preamble
Ara VAC US TopCo Equity	Section 2.08(c)(i)
Ara VAC US TopCo Equity Interests	Recitals
ASIC	Section 5.05
Assets	Section 3.08(a)
Audited Financial Statements	Section 3.06(a)
Blocker	Preamble
Cash Incentive Plans	Section 6.03(a)
Claim Notice	Section 2.09(c)
Closing	Section 2.03
Closing Readiness Notice	Section 9.01(e)
Code	Recitals
Collective Bargaining Agreement	Section 3.17(a)
Confidential Information	Section 7.01(b)
Contemplated Transactions	Recitals
Continuing Employees	Section 6.03(a)
Covenant Breach Claim	Section 2.09(c)
D&O Indemnified Persons	Section 6.04(a)
D&O Tail Policy	Section 6.04(c)
DAC6 Directive	Section 3.11(z)
Debt Commitment Letter(s)	Section 4.13(a)
Debt Financing	Section 4.13(a)
Debt Financing Agreements	Section 6.06
Debt Financing Fee Letter	Section 6.06
Designated Persons	Section 10.04(a)
Disqualified Individual	Section 6.03(b)
Dutch Merger	Recitals
Dutch Merger Effective Time	Section 2.01(a)
Dutch Merger Sub	Preamble
Dutch Merger Sub Share	Recitals
Dutch Merger Sub Share Consideration	Section 2.08(a)
Dutch TopCo Holders	Recitals
Equity Financing	Section 5.05
Final Closing Statement	Section 2.09(b)
Final Closing Statement Claim	Section 2.09(c), Section 2.09(c)

Financial Statements	Section 3.06(a)
First First US Certificate of Merger	Section 2.01(b)
First First US Merger Effective Time	Section 2.01(b)
First US Merger Surviving Entity	Recitals
Form 8-K	Section 5.05
Holder	Preamble
Holder Released Persons	Section 10.13(d)
Holder Releasing Persons	Section 10.13(c)
Holder Waiver Parties	Section 6.05
Indemnified Matters	Section 7.12
Insurance Policies	Section 3.19
Intended US Tax Treatment	Recitals
Investors' Rights Agreement	Recitals
Leakage Certificate	Section 2.10(b)(vii)
Leased Real Property	Section 3.09(a)
Lock-Up Agreement	Recitals
Material Contracts	Section 3.14(b)
Maximum Share Consideration Amount	Section 2.03
Merger Sub HoldCo	Preamble
Merger Sub HoldCo Assumption	Section 6.06
Merger Subs	Preamble
Minority Holders	Preamble
Minority Interests	Recitals
Most Recent Balance Sheet Date	Section 3.06(a)
Most Recent Balance Sheets	Section 3.06(a)
Notarial Merger Deed	Section 2.01(a)
Notarial Repurchase Deed	Recitals
Notified Party Group	Section 9.02(a)
Notifying Party Group	Section 9.02(a)
Owned Real Property	Section 3.09(a)
Parachute Payments	Section 6.03(b)
Parallel Financing	Section 6.06
Parent	Preamble
Parent Arrangements	Section 6.03(b)
Parent Capital Shares	Section 4.04(a)
Parent Common Share Issuance	Recitals
Parent Common Shares	Recitals
Parent Disclosure Schedules	Article 4
Parent Group Interests	Section 4.04(b)
Parent Parties	Preamble
Parent Preferred Shares	Section 4.04(a)
Parent Released Persons	Section 10.13(c)
Parent Releasing Persons	Section 10.13(d)
Parent Reports	Section 4.13(a)
Parent Shareholders	Recitals
Parent SRP	Section 4.08

Parent Waiving Group	Section 10.04(a)
Parties	Preamble
Party	Preamble
Payoff Amount	Section 5.04
Payoff Letters	Section 2.10(a)(iii)
Payor	Section 2.111
Post-Closing Representation	Section 10.04(a)
PRC Joint Venture Company	Section 3.19
Pre-Closing F-Reorganization	Recitals
Pre-Closing Representation	Section 10.04(a)
Pre-Closing RETT Assessment	Section 7.03(b)(i)
Pre-Closing Transfers	Recitals
Preliminary Closing Statement	Section 2.09(a)
Prior Company Counsel	Section 10.04(a)
Prohibited Financing Amendments	Section 6.06
Real Property	Section 3.09(a)
Real Property Leases	Section 3.09(a)
Registered Acquired Company Intellectual Property	Section 3.10(a)
Regulatory Approval	Section 3.03
Regulatory Laws	Section 7.01(b)
Remedy Action	Section 7.01(b)
Required Funding Amount	Section 4.13(a)
Sovereign Takings	Section 4.18(a)
RETT Appeal	Section 7.03(b)(i)
RETT Filing	Section 7.03(b)(i)
RWI Policy	Section 6.05
Sarbanes-Oxley Act	Section 4.13(a)
Scheme Booklet	Section 5.05
Second First US Certificate of Merger	Section 2.01(b)
Second US Merger	Recitals
Second US Merger Effective Time	Section 2.01(b)
Section 280G Payments	Section 6.03(b)
Subrogation Waiver	Section 6.05
Surviving Claims	Section 10.10
Surviving Covenants	Section 10.13(c)
Surviving DutchCo	Recitals
Termination Date	Section 9.01(b)
US Merger Sub I	Preamble
US Merger Sub II	Preamble
US Merger Subs	Preamble
US Mergers	Recitals

Section 1.02 Other Definitional and Interpretive Provisions. Except as otherwise explicitly specified to the contrary herein:

(a) the words "hereof," "herein," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof,

(b) references to a section, exhibit, annex or Schedule means a section of, or exhibit, annex or Schedule to this Agreement, unless another agreement is specified,

(c) the captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof,

(d) all exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in any exhibit or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement,

(e) definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender,

(f) the word "including" means including without limitation,

(g) any reference to "$" or "dollars" means United States dollars and the calculation of "Leakage" (including any component thereof) shall be calculated in dollars,

(h) the word "or" will not be exclusive (i.e. "or" will mean "and/or") unless the context clearly dictates otherwise,

(i) references to any agreement or contract are to that agreement or contract as amended from time to time,

(j) references to a particular statute or regulation includes all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case, as amended from time to time,

(k) the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase shall not mean simply "if",

(l) the word "day" means calendar day,

(m) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence,

(n) the term "made available" or similar phrases means made available to Parent and its Representatives in the Data Room at least one (1) day prior to the date of this Agreement and remaining fully available to Parent and its Representatives in the Data Room through and including the date of this Agreement, and

(o) when calculating a period of time before which, within which or following which any act is to be done or step take pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

ARTICLE 2
MERGERS

Section 2.01 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date:

(a) the Parties shall cause the Dutch Merger to be effected by means of the execution of a Dutch notarial deed of merger (the "Notarial Merger Deed"), to which Ara VAC Dutch TopCo and Dutch Merger Sub are party. The Dutch Merger shall enter into effect as of 12:00 a.m. local time in the Netherlands on the day after the day on which the Notarial Merger Deed is executed (being the "Dutch Merger Effective Time").

(b) Ara VAC US TopCo and US Merger Sub I shall cause the First US Merger to be consummated by filing a certificate of merger (the "First US Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Ara VAC US TopCo and Parent and specified in the First US Certificate of Merger, being the "First US Merger Effective Time").

(c) Promptly following the First US Merger Effective Time, First US Merger Surviving Entity and US Merger Sub II shall cause the Second US Merger to be consummated by filing a certificate of merger (the "Second US Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by Ara VAC US TopCo and Parent and specified in the Second US Certificate of Merger, being the "Second US Merger Effective Time").

Section 2.02 Mergers.

(a) At the Dutch Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of Dutch law, Ara VAC Dutch TopCo and Dutch Merger Sub shall effect the Dutch Merger, pursuant to which Ara VAC Dutch TopCo shall be merged with and into Dutch Merger Sub, following which the separate corporate existence of Ara VAC Dutch TopCo shall cease to exist and Dutch Merger Sub shall continue as the Surviving DutchCo and shall, following the completion of the Dutch Merger Sub Share Repurchase (including the execution of the Notarial Repurchase Deed pursuant to Section 2.08(b)), again be a direct wholly owned subsidiary of Merger Sub HoldCo.

(b) At the First US Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, US Merger Sub I shall be merged with and into Ara VAC US TopCo, following which the separate corporate existence of US Merger Sub I shall cease and Ara VAC US TopCo shall continue as the First US Merger Surviving Entity and shall be a direct wholly owned subsidiary of US Merger Sub HoldCo.

(c) At the Second US Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DLLCA, First US Merger Surviving Entity shall be merged with and into US Merger Sub II, following which the separate corporate existence of First US Merger Surviving Entity shall cease and US Merger Sub II shall continue as the Surviving USCo and shall be a direct wholly owned subsidiary of US Merger Sub HoldCo.

Section 2.03 Closing. The closing of the Contemplated Transactions (the "Closing") will take place at the offices of the Dutch notary coordinating the Closing and in connection with the US Mergers electronically by the mutual exchange of signatures at 10:00 a.m., New York time, on the sixth (6th) Business Day following the date on which each of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied by the taking of actions or delivery of documents at the Closing or on the Closing Date, but subject to their satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or waived in accordance with Section 10.02 or such other date, time and place as Holder and Parent may agree.

Section 2.04 Effects of the Mergers.

(a) At the Dutch Merger Effective Time, the effect of the Dutch Merger shall be as provided in this Agreement, the requisite documentation to be registered with the Dutch trade register and the applicable provisions of the Dutch Civil Code. Without limiting the generality of the foregoing, and subject thereto, at the Dutch Merger Effective Time, all assets and liabilities of Ara VAC Dutch TopCo will be acquired by Dutch Merger Sub under universal title of succession (onder algemene title) under the Dutch Civil Code and Ara VAC Dutch TopCo will cease to exist. Each of the Dutch TopCo Holders shall be granted a single non-voting preferred share of a distinct class in the capital of Dutch Merger Sub. The nominal value of each such non-voting preferred share shall be set at an amount reflecting the proportionate interest of the applicable Dutch TopCo Holder in Ara VAC Dutch TopCo immediately prior to the Dutch Merger Effective Time (taking into account the existing shareholding of Merger Sub Holdco, whose interest shall be kept to a minimum), as set forth in the Notarial Merger Deed.

(b) At the First US Merger Effective Time, the effect of the First US Merger shall be as provided in this Agreement, the First US Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First US Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of US Merger Sub I and Ara VAC US TopCo shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First US Merger Surviving Entity, which shall include the assumption by the First US Merger Surviving Entity of any and all agreements, covenants, duties and obligations of US Merger Sub I and Ara VAC US TopCo set forth in this Agreement to be performed after the First US Merger Effective Time.

(c) At the Second US Merger Effective Time, the effect of the Second US Merger shall be as provided in this Agreement, the Second US Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second US Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of US Merger Sub II and First US Merger Surviving Entity shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Second US Merger Surviving Entity, which shall include the assumption by the Second US Merger Surviving Entity of any and all agreements, covenants, duties and obligations of US Merger Sub II and First US Merger Surviving Entity set forth in this Agreement to be performed after the Second US Merger Effective Time.

Section 2.05 Share Consideration Approval Adjustment.

(a) Maximum Share Consideration. If the aggregate number of shares of Parent Common Shares required to be issued as Share Consideration under this Agreement would exceed the maximum number of Parent Common Shares that may be issued without obtaining the approval of Parent's shareholders under applicable Canadian Securities Laws (the "Maximum Share Consideration Amount"), then the aggregate number of shares of Parent Common Shares to be issued as Share Consideration shall be reduced to equal to the Maximum Share Consideration Amount. The Parties acknowledge that the number of Parent Common Shares to be issued may not equal or exceed 25% of the outstanding Parent Common Shares immediately prior to Closing and that immediately following the Effective Time, after giving effect to the Parent Common Shares issued as part of the Share Consideration, the Ara Parties and their affiliates, will not own in the aggregate 20% or more of the outstanding Parent Common Shares.

(b) Preferred Shares Consideration Adjustment. If the Share Consideration is reduced pursuant to Section 2.05(a), then the Preferred Shares Consideration shall be determined after giving effect to such reduction, including the resulting Preferred Shares Consideration Adjustment Amount, and the number of Preferred Shares to be issued as Preferred Shares Consideration shall be increased to the number determined by application of the applicable formula in the definition of "Preferred Shares Consideration" (after giving effect to such adjustment).

(c) No Change to Aggregate Value. The Parties acknowledge and agree that the adjustments contemplated by this Section 2.05 are intended solely to modify the percentage of the Merger Consideration to be issued in the form of Parent Common Shares and Preferred Shares as required by Canadian Securities Laws and are not intended to, and shall not, reduce or increase the aggregate value of the Merger Consideration payable under this Agreement.

(d) Equitable Adjustments. If, at any time during the period between the date of this Agreement and the Closing, any change in the outstanding Parent Common Shares shall occur by reason of any stock split, reverse stock split, stock dividend, subdivision, combination, exchange, reclassification, recapitalization or other similar transaction, or any record date for any such event shall occur during such period, then the Share Consideration and any other number of Parent Common Shares or per-share amount, price or threshold contained in this Agreement, including the number of Parent Common Shares referenced in the definition of "Share Consideration", the number of Parent Common Shares referenced in the definition of "Preferred Shares Consideration Adjustment Amount", the Preferred Shares Reference Price and any component of the Parent Common Shares Closing Price, shall be equitably adjusted, without duplication, to provide the Acquired TopCo Equityholders and Parent with the same economic effect as contemplated by this Agreement prior to such event; provided that, to the extent the Parent Common Shares Closing Price or any component thereof is determined by reference to trading prices that have already been adjusted by Bloomberg L.P. or another applicable reporting source to reflect such event, no further adjustment shall be made to such price or component for such event.

Section 2.06 Governing Documents. Prior to the first Effective Time, Parent shall cause the Organizational Documents of the Merger Subs to be amended and restated in a form to be mutually agreed by the Parent and Holder. At the Dutch Merger Effective Time, the Organizational Documents of the Surviving DutchCo shall be the Organizational Documents of Dutch Merger Sub as in effect immediately prior to the Dutch Merger Effective Time. At the First US Merger Effective Time, the Organizational Documents of the First US Merger Surviving Entity shall be the certificate of formation and limited liability company agreement of US Merger Sub I as in effect immediately prior to the US Merger Effective Time. At the Second US Merger Effective Time, the Organizational Documents of the Surviving USCo shall be the certificate of formation and limited liability company agreement of US Merger Sub II as in effect immediately prior to the Second US Merger Effective Time.

Section 2.07 Directors and Officers of Surviving DutchCo and Surviving USCo. From and after the Dutch Merger Effective Time, without any further action on the part of the Acquired Companies and Merger Subs and subject to the covenants set forth in Section 7.05 herein, the directors and officers (or applicable equivalents under Applicable Law), of the Surviving Entities immediately after the Effective Time will be those Persons designated by Parent.

Section 2.08 Conversion of the Equity Interests.

(a) Ara VAC Dutch TopCo Equity Interests. At the Dutch Merger Effective Time, by virtue of the Dutch Merger and by operation of law under the Dutch Civil Code, all Dutch Equity Interests will cease to exist and each of the Dutch TopCo Holders will be granted a single non-voting preferred share of a distinct class in the capital of Dutch Merger Sub (the "Dutch Merger Sub Share Consideration").

(b) Dutch Merger Sub Share Repurchase. Following the Dutch Merger Effective Time, the following steps shall occur in the following order: (i) the board of Dutch Merger Sub (as the Surviving DutchCo) shall adopt a resolution to repurchase all Dutch Merger Sub Preferred Shares held by the Dutch TopCo Holders, which resolution shall create Dutch Merger Sub's obligation to pay the Dutch Share Repurchase Equity Consideration and the Dutch Share Repurchase Cash Consideration to the Dutch TopCo Holders; (ii) Merger Sub HoldCo shall assume the Net Repurchase Payment Obligation, and Parent shall subsequently assume the Net Repurchase Payment Obligation from Merger Sub HoldCo, in each case in accordance with Section 6.06; and (iii) the Notarial Repurchase Deed shall be executed to effect the Dutch Merger Sub Share Repurchase. The amount receivable by each Dutch TopCo Holder pursuant to such repurchase shall be the proportionate part of the Net Repurchase Payment Obligation allocable to such Dutch TopCo Holder in accordance with its proportionate interest in Ara VAC Dutch TopCo immediately prior to the Dutch Merger Effective Time (as reflected in the nominal value of the applicable Dutch Merger Sub Preferred Share). Dutch Merger Sub shall remit any Dutch withholding tax due in connection with the Dutch Share Repurchase Consideration to the competent Dutch tax authorities. No gross-up will be due in respect of any withholdings made from the Dutch Share Repurchase Consideration. Payments shall be made in accordance with Section 2.11.

(c) Ara VAC US TopCo Equity Interests. At the First US Merger Effective Time, by virtue of the First US Merger and without any further action on the part of Parent, US Merger Sub I, Ara VAC US TopCo or any Acquired TopCo Equityholder:

(i) all of the membership interests of Ara VAC US TopCo issued and outstanding immediately prior to the First US Merger Effective Time ("Ara VAC US TopCo Equity"), will be converted automatically into the right to receive the US Merger Consideration without interest, and all of the membership interests of US Merger Sub I outstanding immediately prior to the First US Merger Effective Time shall be converted into and become the membership interests of the First US Merger Surviving Entity, which shall constitute 100% of the outstanding equity of the First US Merger Surviving Entity, all of which shall be directly owned by US Merger Sub HoldCo. From and after the First US Merger, all evidence of ownership representing the membership interests of Ara VAC US TopCo issued and outstanding immediately prior to the First US Merger Effective Time will be deemed for all purposes to represent the right to receive the US Merger Consideration into which they were converted in accordance with the immediately preceding sentence;

(ii) At the Second US Merger Effective Time, each membership interest of the First US Merger Surviving Entity issued and outstanding immediately prior to the Second US Merger Effective Time will be cancelled and will cease to exist without any conversion thereof or payment therefor and the membership interests of US Merger Sub II outstanding immediately prior to the Second US Merger Effective Time shall be the membership interests of the Surviving USCo, which shall constitute 100% of the outstanding equity interests of the Surviving USCo, all of which shall be directly owned by US Merger Sub HoldCo. From and after the Second US Merger Effective Time, all evidence of ownership representing the membership interests of US Merger Sub II will be the membership interests of the Surviving USCo.

(iii) No interest will be paid or accrued on the First US Merger Consideration, and no Acquired TopCo Equityholder will be entitled to receive, any interest upon surrender of any Ara VAC US TopCo Equity.

(d) Prior to the First US Merger Effective Time, Ara VAC US TopCo will take all actions required to (i) effectuate the provisions of this Section 2.08, and (ii) ensure that, after the First US Merger Effective Time, no other Person will have any right to acquire from the Acquired Companies any securities of Ara VAC US TopCo or to receive any payment or benefit with respect thereto, except as provided in Section 2.11, as applicable.

Section 2.09 Leakage; Final Closing Statement.

(a) Not less than five (5) Business Days and not more than ten (10) Business Days prior to the Closing Date, the Acquired Companies shall deliver to Parent a draft estimated closing statement (the "Preliminary Closing Statement") setting forth in reasonable detail (A) a true and correct calculation of the Cash Consideration and the variable components thereof (being the Closing Transaction Expenses Amount, any Notified Leakage, the amount of any Outstanding Permitted Financing Amount, and the amount of any Negative Leakage and any adjustment determined in accordance with Annex B), (B) the respective wire transfer instructions and the bank account(s) of Holder (or its designee(s)) to receive the Cash Consideration, together with reasonable supporting documentation as may be reasonably requested by Parent and (C) a true and correct calculation of the Preferred Shares Consideration.

(b) The Acquired Companies shall provide to Parent copies of all available documentation reasonably necessary or reasonably requested by Parent to evidence the amounts included in the Preliminary Closing Statement in respect of each component of the calculation of the Cash Consideration and the Preferred Shares Consideration and the Acquired Companies shall consider in good faith any comments or proposed changes to the calculations included in the Preliminary Closing Statement that may be suggested by Parent or its Representatives no later than two (2) Business Days prior to Closing. Following the review of the Preliminary Closing Statement by Parent and the Acquired Companies' good faith response to any comments or proposed changes from Parent, the Acquired Companies shall prepare and deliver to Parent a revised Preliminary Closing Statement reflecting any changes that the Acquired Companies determine in good faith are necessary or appropriate. Such revised Preliminary Closing Statement shall be deemed the "Final Closing Statement" solely for purposes of determining the amounts payable at Closing and without prejudice to Parent's rights under this Agreement, including with respect to any post-Closing Final Closing Statement Claims, and shall be certified by an authorized officer of each of Ara VAC Dutch TopCo and Ara VAC US TopCo as having been prepared in good faith in accordance with this Section 2.09 based on the books and records and information then reasonably available to the Acquired Companies.

(c) Notwithstanding anything to the contrary in this Agreement, from and after the Closing, except in the case of Fraud, the only claims available to Parent, Merger Sub HoldCo, the Merger Subs or their respective Affiliates against any Acquired TopCo Equityholder or any of their respective Affiliates under this Agreement shall be (i) any claim arising out of or resulting from any inaccuracy in the Final Closing Statement, including any error in the calculation of the Cash Consideration or any component thereof (a "Final Closing Statement Claim"), (ii) any claim for RETT payable by the Acquired TopCo Equityholders pursuant to Section 7.03(b)(i), but only to the extent such RETT has not already been deducted from the Cash Consideration (a "RETT Claim"), (iii) any breach by any Ara Party of any post-Closing covenant hereunder (a "Covenant Breach Claim"), and (iv) any claim for Additional Leakage (an "Additional Leakage Claim" and, together with Final Closing Statement Claims and RETT Claims, the "Holdback Claims"), in each case solely to the extent timely asserted in accordance with Section 2.09 and Section 10.10. The Holdback Amount shall be the sole and exclusive source of recovery, and the maximum aggregate cap on recovery, for all Holdback Claims in aggregate. Holder shall have no obligation to make any direct payment and none of Parent, Merger Sub HoldCo, the Merger Subs or any of their respective Affiliates shall seek or recover any amount in respect of any Holdback Claim directly from Holder, any Acquired TopCo Equityholder, any Ara Party or any of their respective Affiliates except from the Holdback Amount in accordance with the Escrow Agreement. Amounts paid under this Section 2.09 shall be treated as an adjustment to the Cash Consideration to the maximum extent permitted by Applicable Law. Notwithstanding anything to the contrary in this Agreement, all claims under this Section 2.09(d) shall be subject to the procedural and timing requirements set forth in this Section 2.09 and Section 10.10. For the avoidance of doubt, the procedures in this Section shall apply only to the Holdback Amount and shall not apply to the Specified Escrow Amount or the Specified Escrow Account, which shall be governed by Annex B and the Escrow Agreement.

(d) For purposes of this Section 2.09(d), a "Claim Notice" means a written notice asserting a Holdback Claim or a Covenant Breach Claim delivered to Holder, (i) in the case of a Final Closing Statement Claim, no later than three (3) months after the Closing Date, (ii) in the case of a RETT Claim or an Additional Leakage Claim, no later than six (6) months after the Closing Date, and (iii) in the case of a Covenant Breach Claim, no later than six (6) months after the Closing Date; provided that with respect to any covenant that by its terms is required to be performed after the date that is four (4) months after the Closing Date, any Covenant Breach Claim arising from a breach of such covenant may be delivered no later than sixty (60) days after the expiration of the applicable performance period for such covenant. Each Claim Notice shall specify in reasonable detail the nature and amount of the claim, the basis for such claim, the calculation of the claimed amount (including the affected component(s) of Cash Consideration, if applicable), and reasonable supporting documentation. Any purported Final Closing Statement Claim delivered after such three (3)-month period, and any purported RETT Claim Notice or Additional Leakage Claim Notice delivered after such six (6)-month period, shall be void and of no force or effect. Holder shall have thirty (30) days after receipt of a Claim Notice to notify Parent in writing whether Holder accepts or disputes the claim. If Holder does not deliver a written dispute notice within such thirty (30)-day period, the claim shall be deemed accepted, and (A) if it is a Final Closing Statement Claim, an Additional Leakage Claim or a RETT Claim Notice, Holder shall execute and deliver with Parent joint written instructions to the Escrow Agent to release the applicable amount (not to exceed the then-remaining Holdback Amount) from the Holdback Amount, and (B) if it is a Covenant Breach Claim, Holder shall pay the amount of such Covenant Breach Claim directly to Parent within five (5) Business Days after the claim is accepted (or deemed accepted). If Holder timely disputes a claim, Parent and Holder shall negotiate in good faith for twenty (20) Business Days to resolve such dispute. Any disputed accounting or calculation matter not resolved during such period shall be submitted to a nationally recognized independent accounting firm mutually agreed by Parent and Holder (or, if Parent and Holder do not agree on such firm within ten (10) Business Days, appointed by the Court of Chancery of the State of Delaware) for final and binding resolution, and any other unresolved dispute shall be resolved in accordance with Section 10.07. Promptly, and in any event within five (5) Business Days, following (x) expiration of the six (6)-month claim period for RETT Claims or Additional Leakage Claims, Parent and Holder shall deliver joint written instructions to the Escrow Agent to release to Holder (or its designee) the then-remaining Holdback Amount except the aggregate amount of any timely asserted and unresolved Holdback Claims and (y) acceptance, agreement or final determination of any Holdback Claim, Parent and Holder shall deliver joint written instructions to the Escrow Agent to release the finally accepted, agreed or determined amount to Parent and any excess retained for such claim to Holder (or its designee).

Section 2.10 Closing Deliverables and Payments.

(a) At and as a condition to the Closing, Parent will:

(i) pay, or cause to be paid, on behalf of Dutch Merger Sub or US Merger Sub I, the Cash Consideration (less the Holdback Amount and, if applicable, the Specified Escrow Amount) to Holder (or its designee) as set forth in the Final Closing Statement, by wire transfer of immediately available funds, in accordance with and to the bank account(s) designated in the Final Closing Statement;

(ii) fund to the applicable Acquired Company an amount equal to the relevant Transaction Bonuses (if any) that are included as Notified Leakage in the Final Closing Statement, and Parent shall procure that each applicable Acquired Company shall pay such Transaction Bonuses, less applicable Tax withholdings and other required deductions, to the relevant recipients (and, for current or former employees through its payroll system) on the first scheduled payroll date following the Closing (or, if later, following the date on which such Transaction Bonus becomes payable in accordance with its terms);

(iii) pay (on behalf of the Acquired Companies), or cause to be paid, to the respective holders of the Payoff Indebtedness, payments in the amounts specified in the relevant payoff letters (the "Payoff Letters") as set forth in the Final Closing Statement, by wire transfer of immediately available funds to the account or accounts designated in the Payoff Letters;

(iv) pay, or cause to be paid, to the Escrow Agent, by wire transfer of immediately available funds, (A) the Holdback Amount for deposit into the Holdback Escrow Account and (B) if required pursuant to Annex B, the Specified Escrow Amount for deposit into the Specified Escrow Account, in each case pursuant to the Escrow Agreement;

(v) If the aggregate number of shares of Parent Common Shares required to be issued as Merger Consideration under this Agreement would exceed the Maximum Share Consideration Amount, deliver to Holder a certificate dated the Closing Date and signed by a duly authorized officer of Parent certifying, as of the Closing Date, the Maximum Share Consideration Amount as adjusted;

(vi) issue, or cause to be issued, the Share Consideration and the Preferred Shares Consideration, if any, subject to any adjustments as may be required under Section 2.05 (Share Consideration Approval Adjustment);

(vii) deliver to Holder a certificate dated the Closing Date and signed by a duly authorized officer of Parent to the effect that the conditions in Section 8.03(a), Section 8.03(b) and Section 8.03(f) have been satisfied; and

(viii) deliver to Holder a duly executed counterpart to each of the Ancillary Agreements to which Parent is a party.

(b) At the Closing, each of Ara VAC Dutch TopCo and Ara VAC US TopCo will:

(i) deliver to Parent all documents required to update the shareholders register (aandeelhoudersregister), shareholders lists (Gesellschafterlisten) and register the consummation of the Mergers with the applicable commercial registers, including the Dutch trade register (handelsregister) and the German commercial register (Handelsregister), as applicable;

(ii) deliver to Parent a certificate dated the Closing Date signed by an authorized officer of each of the Acquired TopCos to the effect that the conditions in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been satisfied;

(iii) deliver to Parent written shareholders' resolution on dismissal (known as an "Abberufungen" under the Applicable Laws of Germany), effective as of the Closing, regarding those directors, secretaries, public officers and officers of the Acquired Companies that are requested by Parent in writing no less than five (5) Business Days prior to the Closing and cause each applicable Acquired Company to make all filings and take all actions required under Applicable Law, including with any applicable Governmental Authority or corporate registry in the relevant jurisdiction, to effect such dismissals (Abberufungen) and any related board or officer reconstitution (provided that, for purposes of clarity, such shareholders' resolutions on dismissal (known as an "Abberufungen" under the Applicable Laws of Germany) will be limited to the relevant individual's role as a director, secretary, public officer or officer (known as an "Organmitglied" under the Applicable Laws of Germany), as applicable, and shall not be or serve as a resignation of and shall have no impact on such individual's employment with the Acquired Companies);

(iv) cause each Acquired Company to revoke or terminate, effective as of the Closing, any powers of attorney, bank mandates, signing authorities or similar authorizations granted to any director, secretary, public officer or officer of such Acquired Company whose resignation is required to be delivered pursuant to clause (iii), or any other Person designated by Parent in writing no less than five (5) Business Days prior to the Closing who holds any such authority on behalf of an Acquired Company; provided, that Parent shall have provided, no less than five (5) Business Days prior to the Closing, all replacement signatory, officer, director, legal representative, know-your-customer and other information reasonably required to implement such revocations, terminations and replacements; provided, further, that no such revocation or termination shall be required to become effective prior to the Closing or to the extent it would impair the ability of any Acquired Company or Ara Party to consummate the Closing; and cause each Acquired Company to submit all filings, notices, forms and instructions required under Applicable Law and reasonably within such Acquired Company's control to give effect to such resignations, revocations or terminations, it being understood that the submission of such filings, notices, forms and instructions shall satisfy this clause (iv), and neither the Ara Parties nor the Acquired Companies shall be responsible for, or deemed to have failed to satisfy any condition as a result of, any delay by any bank, Governmental Authority, corporate registry or other third party in processing or recording any such resignation, revocation, termination or replacement;

(v) deliver to Parent, no later than three (3) Business Days prior to the Closing, a duly executed and valid Internal Revenue Service Form W-9 or Form W-8, as applicable, for each of Holder and the Minority Holders;

(vi) deliver to Parent a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in US TopCo is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a "U.S. real property interest" within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, that delivery of such documentation shall not be a condition to Closing and the failure to deliver such documentation in form and substance reasonably satisfactory to Parent on or before the Closing shall entitle Parent to withhold from the Cash Consideration an amount equal to the maximum amount that Parent reasonably determines may be required to be withheld under Section 1445 of the Code (and Parent shall timely remit any such withheld amount to the IRS in satisfaction of its withholding obligations pursuant to Section 1445 of the Code);

(vii) deliver to Parent a certificate signed by an authorized officer of each of Ara VAC Dutch TopCo and Ara VAC US TopCo, dated as of the Closing Date, certifying that no Leakage has occurred during the Locked Box Period other than Leakage included in the Notified Leakage and setting out reasonable details (including the amount, each beneficiary and relevant category) of all Permitted Leakage that has occurred during the Locked Box Period (the "Leakage Certificate"); and

(viii) deliver to Parent a duly executed counterpart to each of the Ancillary Agreements to which each of Holder or one of its Affiliates is a party.

Section 2.11 Withholding; VAT. Each Party and its representatives and Affiliates (each, a "Payor") shall be entitled to deduct and withhold from the amounts and distributions otherwise payable or due to any Person pursuant to this Agreement (including the Dutch Share Repurchase Consideration) such amounts as are required to be deducted and withheld with respect to the making of such payment or distribution under any provision of any applicable Tax Law and shall timely remit any such deducted or withheld amounts to the appropriate Governmental Authority. If any Payor deducts or withholds any such amounts in accordance with the requirements of this Section 2.11, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Payor made such deduction and withholding; provided, that if the applicable Payor is Parent or any of its representatives or Affiliates, the applicable Payor shall, prior to making any deduction or withholding, use commercially reasonable efforts to (a) notify Holder in writing of any anticipated withholding at least three (3) Business Days prior to deducting or withholding such amounts, and (b) reasonably cooperate with Holder to eliminate or minimize the amount of any such applicable withholding. No Party shall waive any exemption from VAT in respect of any of the Pre-Closing Transfers and the Contemplated Transactions.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

In order to induce Parent, US Merger Sub HoldCo and, upon their accession hereto, Merger Sub HoldCo and the Merger Subs to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Acquired TopCo Equityholders and the Acquired TopCos hereby represent and warrant, severally and not jointly, to Parent, US Merger Sub HoldCo, Merger Sub HoldCo and the Merger Subs as of the date of this Agreement and as of the Closing as follows, in each case except as set forth in the Schedules:

Section 3.01 Organization.

(a) Each Acquired Company is (i) the type of entity set forth opposite such Acquired Company's name on Schedule 3.01(a), (ii) duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction set forth opposite such Acquired Company's names on Schedule 3.01(a), and (iii) duly qualified, registered or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of any properties owned, leased or licensed by it or the nature of its business makes such qualification, registration, licensing or good standing necessary.

(b) Each Acquired Company has made available to Parent true, correct and complete copies of all of its Organizational Documents, each as amended and otherwise in effect. All such Organizational Documents are in full force and effect, in possession of the relevant Person and no Acquired Company is in material violation of any of the provisions of its respective Organizational Documents. The transfer books and minute books for each Acquired Company that have been made available for inspection by Parent are true and complete in all material respects.

Section 3.02 Power and Authorization. Each Acquired Company has the requisite power under its Organizational Documents and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Each Acquired Company has taken all actions or proceedings required to be taken by or on the part of such Acquired Company to authorize the execution and delivery of this Agreement, the other Transaction Documents and the instruments required to be executed and delivered by it pursuant hereto, the performance of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions, and no further action by any such Acquired Company (or any of such Acquired Company's respective equityholders, boards of directors or managers or similar governing body) will be required to authorize the foregoing. Each Transaction Document to which an Acquired Company is or will be a party has been, or will be at or prior to Closing, duly executed and delivered by such Acquired Company, and such execution and delivery, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes or will constitute the legal, valid and binding obligation of such Acquired Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03 No Violation or Approval; Consents. Except as set forth in Schedule 3.03, neither the execution, delivery and performance of this Agreement or the other Transaction Documents by any Acquired Company nor such Acquired Company's consummation of the Contemplated Transactions do or will: (a) violate any provision of the Organizational Documents of the Acquired Company, (b) violate or conflict with any Applicable Law applicable to, binding upon or enforceable against any Acquired Company or any of their respective assets, (c) result in a breach, violation or termination of, or acceleration (with or without notice or lapse of time, or both) of obligations under, or give rise to any modification, amendment or cancellation rights under, or default under, or require any consent, waiver, approval or notice under, any Contractual Obligation of any Acquired Company, (d) give rise to the imposition of any Lien, other than Permitted Liens, on any properties or assets of any Acquired Company or any Equity Interests in any Acquired Company, (e) require the consent of, approval of, notice to, or filing with, any Governmental Authority by or on behalf of any Acquired Company, or (f) constitute or result in a violation, revocation, withdrawal, suspension, cancellation, termination or adverse modification of any Permit held by any Acquired Company, in each case of clauses (b), (c), (d), (e) and (f), except as would not reasonably be expected to be, individually or in the aggregate, material to the applicable Acquired Company, and other than compliance with any applicable requirements of the HSR Act (including, if applicable, with respect to the delivery of the US Merger Consideration to the Acquired TopCo Equityholder as contemplated by this Agreement) and the approvals, clearances, consents and authorizations set forth on Schedule 8.01(a) and related notices and filings (HSR Clearance and each approval, clearance, consent or authorization set forth on Schedule 8.01(a), a "Regulatory Approval"). No "fair price," "moratorium," "control share acquisition," "business combination," "interested shareholder" or other similar anti-takeover Applicable Law, or any anti-takeover provision in the Organizational Documents of any Acquired Company, is applicable to this Agreement, the other Transaction Documents or the Contemplated Transactions.

Section 3.04 Capitalization of the Acquired Companies.

(a) Schedule 3.04(a) sets forth a true, correct and complete list of (i) the outstanding Equity Interests of each Acquired Company and (ii) the Equity Interests of each Joint Venture Company owned of record or beneficially by any Acquired Company, including, in each case, the record and beneficial owner thereof and the percentage ownership represented thereby. The Equity Interests of each Acquired Company set forth on Schedule 3.04(a) constitute all of the issued and outstanding Equity Interests of such Acquired Company. No Acquired Company is party to any commitment or Contractual Obligation to issue any additional Equity Interests of such Acquired Company. All of the issued and outstanding Equity Interests of each Acquired Company have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued or transferred in violation of any Applicable Laws, the Organizational Documents of such Acquired Company, any applicable Contracts to which any Acquired Company is a party, or any preemptive rights or similar rights, purchase options, calls, rights of first refusal or similar rights. As of the Closing, all of the issued and outstanding Equity Interests of each Acquired Company will be free and clear of any Liens, other than Permitted Liens. No Acquired TopCo Equityholder or Acquired Company has granted any purchase option, call, right of first refusal, preemptive right or similar right with respect to the Equity Interests of any Joint Venture Company owned by any Acquired Company, except as set forth on Schedule 3.04(a).

(b) Other than as set forth in Schedule 3.04(b), there are no issued, reserved for issuance, promised, ungranted or outstanding options, warrants, stock appreciation rights, restricted share units, phantom stock, equity-based compensation awards, calls, subscriptions or other rights of, or commitments or obligations made by any Acquired Company to, any Person to acquire any Equity Interests of, or any Equity Interests in, any Acquired Company, or securities exercisable or exchangeable for, or convertible into, Equity Interests of, or Equity Interests in, any Acquired Company.

(c) Except as set forth in Schedule 3.04(c), (i) there are no preemptive rights, subscription rights, stock appreciation rights, call or first refusal rights, redemption rights, repurchase rights or other similar rights in respect of any Equity Interests in any Acquired Company, (ii) there are no Liens (other than transfer restrictions imposed by Applicable Law) on any Equity Interests of any Acquired Company, (iii) other than this Agreement, there are no Contractual Obligations to which any Acquired Company is a party relating to or otherwise binding on the ownership, transfer, dividend rights or voting of any Equity Interests in any Acquired Company, (iv) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of any Acquired Company which obligates any Acquired Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in any Acquired Company (v) there are no existing rights with respect to registration under the Securities Act of any Equity Interests in any Acquired Company and (vi) since the Locked Box Date, no Acquired Company has repurchased, redeemed or otherwise reacquired any Equity Interests.

Section 3.05 Subsidiaries.

(a) Schedule 3.05 sets forth a true, correct and complete list of each direct or indirect Subsidiary of each Acquired Company (the "Acquired Company Subsidiaries") and any other Person in which any Acquired Company or any Acquired Company Subsidiary owns or holds any Equity Interests, including (i) the type of entity of each Acquired Company Subsidiary and each such other Person and (ii) the jurisdiction of organization of each Acquired Company Subsidiary and each such other Person and (iii) a description of the Equity Interests owned or held by any Acquired Company or such other Person in each such Acquired Company Subsidiary or other Person.

(b) Each Acquired Company Subsidiary and each other Person listed on Schedule 3.05 (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Each Acquired Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the applicable Acquired Company Subsidiary. Except as set forth on Schedule 3.05 or with respect to another Acquired Company, no Acquired Company or Acquired Company Subsidiary owns, directly or indirectly, or has the right to acquire, directly or indirectly, any Equity Interests of any other Person. Each Acquired Company is directly or indirectly owned wholly by one or more of the Acquired TopCo Equityholders or by one or more other Acquired Companies.

Section 3.06 Financial Matters.

(a) Financial Statements. Attached as Schedule 3.06(a) are true, complete and correct copies of the audited consolidated balance sheets of Ara VAC TopCo GmbH and its Subsidiaries as of December 31, 2025 and the audited balance sheets of e-VAC as of December 31, 2024 and December 31, 2025 (the "Most Recent Balance Sheets" and the most recent date thereof, the "Most Recent Balance Sheet Date"), including with respect to Ara VAC TopCo GmbH, any related notes and schedules thereto, and the related consolidated statements of comprehensive income, profit or loss, changes in equity and cash flows for the year then ended, and with respect to e-VAC, any related notes and schedules thereto, and the related statements of operations and comprehensive loss, of member's equity and of cash flows for the years then ended (collectively, the "Audited Financial Statements") (the "Financial Statements"). No Acquired Company is party to, or has any legally binding commitment to become party to, any "off-balance sheet arrangement" (as defined in the Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies' financial statements.

(b) Locked Box Accounts. A true and complete copy of the Locked Box Accounts is attached as Schedule 3.06(b). The Locked Box Accounts (i) have been prepared from the books and records of (x) Ara VAC TopCo GmbH and its subsidiaries and (y) Ara VAC US TopCo and its subsidiaries; (ii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated and consistent with the Financial Statements; and (iii) fairly present the consolidated financial position, results of operations and cash flows of (x) Ara VAC TopCo GmbH and its subsidiaries and (y) Ara VAC US TopCo and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

(c) Management Accounts. The Management Accounts have been carefully prepared from the applicable books and records of (x) Ara VAC TopCo GmbH and its subsidiaries and (y) Ara VAC US TopCo and its subsidiaries, in accordance with IFRS applied on a consistent basis throughout the periods indicated, subject to normal and recurring adjustments and the absence of notes. The profits or losses, assets and liabilities of the Acquired Companies stated in the Management Accounts are true and correct in all material respects, subject to normal and recurring adjustments and the absence of notes and to any adjustments that may be set forth in the Final Closing Statement.

(d) Compliance with Accounting Policies. The Financial Statements (including any notes thereto) have been prepared in accordance with IFRS, consistently applied through and during the periods indicated, and fairly present in all material respects the financial position and results of the operations of the Acquired Companies as of the dates thereof and the results of operations and cash flow for the periods then ended in accordance with IFRS. The Acquired Companies make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their assets. The books of account and other financial records of the Acquired Companies have been kept accurately in all material respects in the Ordinary Course of Business consistent with Applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and Liabilities of the Acquired Companies have been properly recorded therein in all material respects. The Acquired Companies have established and maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions, receipts and expenditures are executed and made only in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary (A) to permit preparation of Financial Statements in conformity with IFRS, (B) to maintain asset accountability; (iii) unauthorized acquisition, use or disposition of the assets of the Acquired Companies is prevented or timely detected; (iv) the amounts recorded for assets on the books and records of the Acquired Companies are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) Indebtedness. Schedule 3.06(e) sets forth a true, correct and complete list of all Indebtedness of the Acquired Companies, including the creditor, borrower, outstanding principal amount, accrued but unpaid interest and any prepayment premium, breakage cost, make-whole amount or similar payment payable in connection with the consummation of the Contemplated Transactions. Since the Locked Box Date, no Acquired Company has incurred, assumed, guaranteed or otherwise become liable for any Indebtedness, other than Indebtedness which constitutes Permitted Financing.

(f) Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.06(f), none of the Acquired Companies has any material Liabilities except for (i) Liabilities reflected or reserved against in the Most Recent Balance Sheet or referenced in the notes thereto, (ii) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date, none of which is a Liability for breach of contract, breach of warranty, infringement, violation of or Liability under any Applicable Law or Governmental Order, tort or breach of a Contractual Obligation, (iii) Liabilities expressly contemplated by or incurred in connection with this Agreement and the Contemplated Transactions, (iv) Liabilities that are executory obligations arising under Contractual Obligations to which any Acquired Company is a party or otherwise bound and that have been made available to Parent, to the extent not resulting from a breach of such Contractual Obligations by any Acquired Company, and (v) Liabilities that would not reasonably be expected to be material to the applicable Acquired Company.

Section 3.07 Absence of Certain Developments(a) . Except as set forth on Schedule 3.07, since the Most Recent Balance Sheet Date, (a) there has not been any change, occurrence, event, development or effect that constitutes a Material Adverse Effect with respect to the Acquired Companies, (b) the Business has been conducted in all material respects in the Ordinary Course of Business, and (c) no event has occurred and the Acquired Companies have not taken any actions (or omitted to take any actions) that, had such actions (or omissions) been taken after the date of this Agreement, would, without the written consent of Parent, constitute a breach of Section 5.01(b).

Section 3.08 Assets; Permits.

(a) Except as set forth on Schedule 3.08, each Acquired Company has good title to, or, in the case of personal property held under a lease or other Contractual Obligation, a valid leasehold interest in, or adequate rights to use, all of their properties, rights and assets (other than Real Property, which is addressed exclusively in Section (b)) (collectively, the "Assets"), including all Assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except (x) to the extent the enforceability of any such leases or other Contractual Obligations may be limited by the Enforceability Exceptions, (y) for Assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business and not in violation of this Agreement and (z) as would not reasonably be expected to be material to the Acquired Company. Except as set forth on Schedule 3.08, (i) none of the owned Assets is subject to any Lien other than a Permitted Lien and (ii) all tangible Assets which are owned, leased or used in the operation of the Business as reflected on the Most Recent Balance Sheet are, in all material respects, in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are presently used by the Acquired Company, in each case of clauses (i) and (ii), except as would not reasonably be expected to be material to the Acquired Company.

(b) The Acquired Companies are in possession of, and have been issued, all material Permits necessary for the Acquired Companies to own, lease and operate their respective properties and assets and to conduct the Business as currently conducted and as conducted since the Lookback Date. All applications for or renewals of all such material Permits have been timely filed or made. All such material Permits of the Acquired Companies are valid and in full force and effect and, except as set forth on Schedule 3.08(b), (i) will not be subject to any revocation, termination, suspension, cancellation, lapse, material adverse modification, refusal to renew, or obligation to reapply as a result of the consummation of the Contemplated Transactions, and are expected to remain in full force and effect immediately following the Closing, (ii) there are no material outstanding fees or charges due and payable with respect to such Permits, (iii) the Acquired Companies are in compliance in all material respects and, since the Lookback Date, have been in compliance in all material respects with all Permits, (iv) no revocation, cancellation, suspension, termination, refusal to renew, material adverse modification or expiration of any material Permit is pending or threatened other than expiration or termination in accordance with the terms thereof, which terms do not expire as a result of the consummation of the Contemplated Transactions, (v) since the Lookback Date, the Acquired Companies have not received any written or, to the Acquired Companies' Knowledge, oral notice from any Governmental Authority of any actual or alleged material violation or material non-compliance regarding any material Permits or alleging that the Acquired Companies do not have a required material Permit, and (vi) there is no material Action pending or, to the Acquired Companies' Knowledge, threatened Action seeking an adverse modification of any material Permit or to revoke, cancel, suspend, terminate, or refuse to renew any Permit.

Section 3.09 Real Property.

(a) Schedule 3.09(a) sets forth a true, correct and complete list of the addresses of all real property owned or co-owned by the Acquired Companies, including any rights equivalent to real property under applicable local law (including, for Germany, grundstücksgleiche Rechte) and any real property that an Acquired Company is obligated and entitled to acquire under a binding agreement, as well as any real property subject to a heritable building right (Erbbaurecht) in favor of any Acquired Company (the real property so listed, together with all buildings, improvements, structures and fixtures located thereon, the "Owned Real Property"). Schedule 3.09(a) also includes a list of the addresses of all real property leased, subleased or licensed by any Acquired Company, or otherwise occupied or used by any Acquired Company under a right to use or occupy, other than any lease, sublease, license or other occupancy arrangement with annual rental or license payments of less than $250,000 (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"), and identifies with respect to each Leased Real Property each lease, sublease, license or other Contractual Obligation pursuant to which such Leased Real Property is occupied or used, including the date of and legal name of each party thereto and each material amendment, modification, supplement and guarantee thereof (the "Real Property Leases").

(b) No Acquired Company owns any Real Property or in rem rights in Real Property other than the Owned Real Property listed on Schedule 3.09(a).

(c) Each Acquired Company has (i) good and marketable fee simple (or the local equivalent thereof) title in and to the Owned Real Property and is the unrestricted owner or co-owner (or, where applicable, the beneficiary under a heritable building right) of the Owned Real Property used or held for use by it, free and clear of all Liens, other than Permitted Liens, and there is no binding obligation to sell, transfer or otherwise dispose of any Owned Real Property, or to place any Lien on any Owned Real Property, and (ii) a valid leasehold interest in the Leased Real Property, in each case, free and clear of all Liens other than Permitted Liens.

(d) Except as set forth in Schedule 3.09(d), and except for matters constituting Permitted Liens, there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of any of the Real Property and there is no Person (other than any Acquired Company) in possession of any of the Real Property (or any portion thereof).

(e) Each Acquired Company has such access to each parcel of Real Property as is necessary and sufficient for the conduct of the Business as currently conducted, and there are no pending or, to the Knowledge of the Acquired Companies, threatened Actions by any Governmental Authority or any other Person to cancel, terminate or modify such rights of access.

(f) Each Acquired Company has delivered or made available to Parent true, accurate and complete copies of the Real Property Leases, in each case, as amended or otherwise modified and in effect, together with extension notices and other correspondence, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto, if any.

(g) No Acquired Company has received any written or, to the Acquired Companies' Knowledge, oral notice of termination or material breach by the landlord or tenant of any Real Property Lease and all such Real Property Leases are in full force and effect. Each Real Property Lease is a valid, binding and enforceable obligation of the Acquired Company party thereto and, to the Knowledge of the Acquired Companies, each of the other parties to such Real Property Lease, subject to the Enforceability Exceptions.

(h) No eminent domain, condemnation Action or relocation order is pending or, to the Acquired Companies' Knowledge, threatened, that would preclude or materially impair the use of any Real Property. The Acquired Companies' current use of the Real Property is in all material respects in accordance with the certificates of occupancy, Applicable Laws and the terms of any Permits relating thereto, and does not violate in any material respect any restrictive covenant, zoning laws, building or similar law, code, ordinance, order or regulation, municipal bylaws or other Applicable Laws or requirements of Governmental Authorities that affects any of the Real Property.

(i) With respect to each Real Property Lease, (i) there are no existing material defaults or events that with the passage of time or giving of notice, or both, would constitute a material event of default by any Acquired Company or, to the Knowledge of the Acquired Companies, by any other party to any Real Property Lease and (ii) no Acquired Company has assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any Real Property subject thereto (or any portion thereof), except for a Permitted Lien.

(j) There are no facts or circumstances with respect to the Owned Real Property that are required to be registered in the Real Property Registers and that have not been so registered. Since the Lookback Date, no agreed title conveyances (Auflassungen) have been made, no agreements in rem or other legally binding transactions have been executed, and no registrations or cancellation consents (Eintragungs- oder Löschungsbewilligungen) or other declarations have been made that require or would result in any entry in any Real Property Register.

(k) All Owned Real Property and Leased Real Property are in all material respects in sound and useable condition and will allow the respective Acquired Company to continue the Business in the same manner and scope as currently conducted. Maintenance or repair work to the buildings or structures have been duly and timely performed in all material respects and were carried out in accordance with current standards of technology, the requirements under Applicable Law and necessary capital expenditures have not been unreasonably delayed.

(l) Except as would not reasonably be expected to be material to the applicable Acquired Company, no portion of the Real Property (including the Leased Real Property) is subject to a requirement to obtain the consent of any Person (including a Governmental Authority) in connection with (i) a conveyance, assignment, or other transfer of ownership of such Real Property or the Real Property Leases related thereto or (ii) a merger, restructuring, or change of control of the Acquired Company that owns, leases, or otherwise controls such Real Property.

Section 3.10 Intellectual Property; Cybersecurity and Data Protection. Schedule 3.10(a) contains a complete and accurate list of all material patents, patent applications, registered or applied-for copyrights, registered trademarks or service marks, and applications to register trademarks or service marks, and Internet domain name registrations included in the Acquired Company Owned Intellectual Property (collectively, the "Registered Acquired Company Intellectual Property"). Except as set forth on Schedule 3.10(a), each Acquired Company solely owns the Registered Acquired Company Intellectual Property free and clear of all Liens, other than Permitted Liens. Each item of Registered Acquired Company Intellectual Property is subsisting and, with respect to issued patents, registered copyrights and registered trademarks or service marks, valid and enforceable. The Acquired Companies own or have the right to use all material Acquired Company Intellectual Property. Except as would not reasonably be expected to be material to the applicable Acquired Company, no jointly owned Registered Acquired Company Intellectual Property is subject to any Contractual Obligation pursuant to which the joint owner has the right, to restrict the applicable Acquired Company's use, practice, prosecution, maintenance, enforcement, defense, licensing, assignment, transfer or other exploitation of such Registered Acquired Company Intellectual Property in the conduct of the Business. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will result in the loss, termination, modification, impairment or restriction of any Acquired Company's ownership interest in, or right to use, practice, prosecute, maintain, enforce, defend, license, assign, transfer or otherwise exploit, any material jointly owned Registered Acquired Company Intellectual Property, or require any consent, waiver, notice or payment to any co-owner thereof.

(b) Each Acquired Company is in compliance in all material respects with all applicable Privacy Laws. Each Acquired Company implements and maintains commercially reasonable safeguards designed to protect Personal Data stored in their information technology systems as required by applicable Privacy Laws. Within the past twelve (12) months, no Acquired Company has received any written communication from any Governmental Authority alleging material violations of any Privacy Laws. Within the past twelve (12) months, there has been no unauthorized access to or use or disclosure of Personal Data stored in any Acquired Company's information technology systems that would require notification of individuals, law enforcement, or any Governmental Authority under any applicable Privacy Laws.

(c) Except as set forth on Schedule 3.10(a) with respect to jointly owned Registered Acquired Company Intellectual Property, each Person who is or was involved in the creation or development of any material Acquired Company Owned Intellectual Property has assigned to an Acquired Company all rights, title and interest in and to any and all such Person's contribution to the applicable Acquired Company Owned Intellectual Property (to the extent ownership of such Intellectual Property would not otherwise vest in an Acquired Company by operation of Applicable Law). Each Acquired Company has taken commercially reasonable measures to protect the confidentiality of all material trade secrets included in the Acquired Company Owned Intellectual Property, all material know-how that is not generally known to the public and is used in the operation of the Business and all other confidential information held by such entity. The Acquired Companies are entitled to use all such trade secrets, know-how, and confidential information as required to continue the Business in the same manner and scope as currently conducted. No material trade secret included in the Acquired Company Owned Intellectual Property has been disclosed by any Acquired Company to any third party other than pursuant to a written confidentiality Contractual Obligation restricting the disclosure and use thereof or to Persons who are bound by professional duties of confidentiality under Applicable Law. To the Knowledge of the Acquired Companies, no third party has obtained any such material trade secrets or material know-how in violation of Applicable Laws.

(d) The Acquired Companies have exercised all rights under the German Act on Employee Inventions (Arbeitnehmererfindungsgsetz), and fulfilled their obligations under such Applicable Laws in all material respects.

(e) (i) The Systems are reasonably sufficient for the current needs of the Acquired Companies and function in all material respects as required by the Acquired Companies to operate the Business as currently conducted; (ii) the Acquired Companies maintain commercially reasonable backup, business continuity and disaster recovery procedures designed to ensure that the Systems can be operated, replaced, or substituted without material disruption to the conduct of the Business; (iii) since the Lookback Date, there has been no material malfunction, failure, denial-of-service attack, cyberattack or other cyber incident, affecting the Systems that has had or would reasonably be expected to have a material impact on the operation of the Business; (iv) the Acquired Companies have taken commercially reasonable steps to safeguard the availability, security and integrity of the Systems; (v) to the Knowledge of the Acquired Companies, the Systems do not contain any "virus," "worm," "time bomb," "key-lock," "back door," "drop dead device," "Trojan horse," "spyware" or "adware" (as such terms are commonly understood in the software industry) or any other code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to or compromise the privacy or data security of, such Systems.

(f) (i) To the Knowledge of the Acquired Companies, the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person, (ii) to the Knowledge of the Acquired Companies, the conduct of the Business has not, since the Lookback Date, infringed, misappropriated or otherwise violated the Intellectual Property of any other Person and (iii) there are no pending or threatened in writing claims against any of the Acquired Companies alleging that the conduct of the Business infringes, misappropriates or otherwise violates (or since the Lookback Date infringed, misappropriated or otherwise violated) any Intellectual Property of any Person, for each of (i) and (ii), except for any such infringement, misappropriation or other violation as would not reasonably be expected, individually or in the aggregate, to be material to the applicable Acquired Company. To the Knowledge of the Acquired Companies, no third party is infringing, misappropriating or otherwise violating the Acquired Company Owned Intellectual Property. There are no Actions pending or threatened in writing by the Acquired Companies against any third party alleging infringement, misappropriation or unauthorized use of any Acquired Company Owned Intellectual Property. No funding or facilities of a Governmental Authority, university, college or other educational institution was used in the development of any of the material Acquired Company Owned Intellectual Property in a manner that would reasonably be expected to give rise to any credible Intellectual Property ownership claims by such government, university, college or other educational institution with respect to such Acquired Company Owned Intellectual Property.

Section 3.11 Tax Matters. Except as set forth forth in Schedule 3.11:

(a) (i) Each Acquired Company has duly and timely filed, or has caused to be duly and timely filed on its behalf (after giving effect to all applicable extensions), all income and other material Tax Returns required to be filed by or with respect to it in compliance with Applicable Law in all material respects, (ii) all such Tax Returns are true, correct and complete in all material respects, and (iii) (x) all amounts of Taxes owed by each Acquired Company (whether or not shown on any Tax Return filed by the respective Acquired Company), including, for the avoidance of doubt, any self-assessments (Steueranmeldungen) have been paid in full and on time, and (y) all other material amounts of Taxes owed by each Acquired Company have been sufficiently provided for in such Acquired Companies' accounts. There are no Liens with respect to Taxes upon any Asset other than Liens described in clause (i) of the definition of Permitted Liens.

(b) All material Taxes required to have been duly and timely withheld and paid in connection with amounts paid by each Acquired Company to any Service Provider, creditor, shareholder, or other Person have been withheld and paid over to the appropriate Taxing Authority in accordance with Applicable Law in all material respects, and each Acquired Company has complied in all material respects with all applicable information reporting and record-keeping requirements, including, as applicable, with respect to IRS Forms W-2 and 1099.

(c) With respect to Taxes, there are no ongoing Tax audits or administrative or judicial proceedings by a Governmental Authority against any Acquired Company and no such audit or proceeding has been threatened in writing. No Acquired Company has received from a Governmental Authority any written notice of a proposed adjustment, deficiency or underpayment regarding any amount of Taxes of such Acquired Company, in each case, which has not been satisfied by payment in full or been withdrawn. No Acquired Company has received any claim in writing, and to the Knowledge of the Acquired Companies no other claim has ever been made, by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(d) Other than as a result of any automatic extension of time to file a Tax Return obtained in the Ordinary Course of Business, no Acquired Company has (i) agreed to any waiver of any statute of limitations in respect of Taxes that remains in effect; (ii) executed or filed any power of attorney with any Taxing Authority for any taxable period for which the applicable statute of limitations has not yet expired and which remains in effect; or (iii) consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority.

(e) No Acquired Company has ever been a member of an affiliated, consolidated, combined, unitary, or other group for Tax purposes (including an "affiliated group" within the meaning of Code 1504(a) or any similar provision of state, local, or non-U.S. law) other than such a group with respect to which an Acquired Company is or was the common parent, and no Acquired Company is or has ever been a member of a tax group for German corporate income or trade tax purposes pursuant to Sections 14 to 19 of the German Corporate Income Tax Act (Körperschaftsteuergesetz) or for VAT purposes pursuant to Section 2 of the German Value Added Tax Act (Umsatzsteuergesetz) with any entity that is not an Acquired Company.

(f) No Acquired Company has received any notice in writing that it is, and to the Knowledge of the Acquired Companies no Acquired Company is, liable for any Taxes of any other Person (other than another Acquired Company) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) or as a transferee or successor, by contract, by operation of Law or otherwise, whether or not as a consequence of such Person failing to discharge such liability.

(g) No Acquired Company is party to or bound by any Tax sharing, Tax allocation, or Tax indemnification agreement with any entity that is not an Acquired Company, other than any such agreement that is a commercial agreement entered into in the Ordinary Course of Business and a principal purpose of which is not related to Taxes.

(h) In the last two years, no Acquired Company has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code or any similar provision of state, local, or foreign law.

(i) No Acquired Company has participated in or has any liability or obligation with respect to any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local, or non-U.S. law). All transactions that could give rise to an understatement of Tax within the meaning of Section 6662 of the Code were reported by the applicable Acquired Company in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns of the applicable Acquired Company in accordance with Section 6662(d)(2)(B) of the Code.

(j) No Acquired Company has ever been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) No closing agreements, private letter rulings, Tax rulings (verbindliche Auskunft), Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Authority with or in respect of any Acquired Company, which is still in effect.

(l) Each Acquired Company has collected from each of its past and present customers (or other Persons paying amounts to the Acquired Companies) all material Taxes required to be collected by such Acquired Company (or for which such Acquired Company is responsible under Applicable Law to collect) and has paid and timely remitted in full all such material Taxes when due, including all such informational Tax Returns and other Tax filings associated therewith, in the form required under Applicable Law to the applicable Governmental Authority in all material respects.

(m) Each Acquired Company is in compliance in all material respects with all applicable transfer pricing laws and regulations (including Section 482 of the Code) with respect to the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Acquired Company.

(n) All material documents and records which any Acquired Company is required to prepare, produce and/or keep for Tax purposes under all Applicable Law, or which would be needed to substantiate any claim made or position taken by any Acquired Company in relation to Tax, have been, and will be until and including the Closing Date at the Acquired Company's sole cost, duly prepared, produced, retained and made available to the Acquired Companies as required by Applicable Law.

(o) No Acquired Company has engaged in a trade or business, had a branch or permanent establishment (within the meaning of the applicable local Tax law or an applicable Tax treaty), or otherwise become subject to Tax in any country other than its country of organization or incorporation. Except as set forth in Section 3.11(aa), each Acquired Company has been a Tax resident only in the country of its incorporation since it was incorporated and has no taxable presence in any other country.

(p) No Acquired Company is a partner for U.S. federal income Tax purposes with respect to any joint venture, partnership or other arrangement or contract which is treated as a partnership for Tax purposes, in each case, other than any other Acquired Company.

(q) Each Acquired Company has complied in all material respects with all applicable escheat and unclaimed property laws and has no material liabilities under such Applicable Laws.

(r) Schedule 3.11(q) sets forth the entity classification of each Acquired Company for U.S. federal income Tax purposes.

(s) Except as contemplated by Section 7.03(f), no Acquired Company is aware of any facts, agreements, plans or other circumstances, and no Acquired Company has taken or agreed to take any action, or refrained from taking any action, where such action or omission would, in each case, reasonably be expected to prevent or impede the Mergers from qualifying for the Intended US Tax Treatment.

(t) [Intentionally omitted.]

(u) Except as set forth on Schedule 3.11(u), no Acquired Company is, nor will any Acquired Company, Parent or any of their respective Affiliates be, required to include any material amount in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision of other applicable Law, with respect to any (i) prepayment, (ii) installment sale, (iii) open transaction, (iv) improper use of or change in accounting method, including in respect of the Section 48C Credits or other prepaid revenue, (v) closing agreement within the meaning of Section 7121 of the Code, (vi) election under Section 108(i) of the Code, (vii) intercompany or other transaction where any Acquired Company and any counter-party are not dealing at arms'-length, or (viii) income inclusion pursuant to Sections 951 or 951A of the Code, as a result of any transactions or events occurring, or Tax accounting methods employed, prior to the date of this Agreement. Each Acquired Company uses the accrual method of accounting applied on a consistent basis for U.S. federal income Tax purposes.

(v) (i) Each representation and warranty made by any Acquired Company in or pursuant to each TCPA is true, correct and complete, and (ii) there has been no reduction, recapture, loss or disallowance of all or any portion of the Section 48C Credits.

(w) Each of Holder, the Minority Holders and the Acquired Companies is subject to the general corporate income Tax regime in its jurisdiction of Tax residence (with the exception of Ara VAC Dutch TopCo, which is subject to the general corporate income Tax regime in both its jurisdiction of Tax residence and its jurisdiction of incorporation) and does not benefit from a deviating or specific beneficial Tax regime. Each of the Acquired Companies that is a U.S. tax resident is solvent for U.S. Tax purposes. Since the Lookback Date, (i) Holder is a transparent entity for German Tax purposes, (ii) Ara VAC TopCo GmbH is not considered a real estate rich entity for German Tax purposes, and (iii) except as a result of the Contemplated Transactions, no shareholder changes have occurred at the level of the (in)direct shareholders of Ara VAC TopCo GmbH within the relevant ten-year period for purposes of the RETTA. Ara VAC Dutch TopCo will have management based in Germany as of the date of its incorporation. Holder is a transparent entity for Irish Tax purposes. The draft RETT Filings set forth in Schedule 7.03(b) are correct and complete relating to the Ara Parties (and not regarding any information relating to the Parent Parties) and contain all information on German-situs real estate held by the Acquired Companies required under Applicable Law by the Parties to timely submit such RETT Filings to the competent Taxing Authorities.

(x) Neither the equity interests in the Acquired Companies nor the assets held by the Acquired Companies are subject to any Tax lock-up, holding or observation period for the purposes of the German Reorganisation Tax Act (Umwandlungssteuergesetz) or comparable rules under any other laws applicable to the Acquired Companies and no such Tax lock-up, holding or observation period will be violated by any of the Mergers.

(y) No material write-offs (Teilwertabschreibungen) have been made on the assets of any of the Acquired Companies that must be reversed after Closing Date according to Applicable Law.

(z) All Acquired Companies have available all documentation and are in compliance with all disclosure obligations with respect to cross-border arrangements implemented by the Acquired Companies that are subject to disclosure obligations pursuant to the implementation by the EU Member States of the Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements ("DAC6 Directive") or similar mandatory reporting or disclosure regimes implemented by jurisdictions outside of the European Union, and have implemented appropriate systems and controls in order to identify any such arrangements going forward.

(aa) Without prejudice to the generality of Section 3.11(n), since its incorporation, Ara VAC Dutch TopCo has been, and is, considered a resident of Germany for German domestic Tax purposes and for purposes of the income tax treaty between Germany and the Netherlands, and has not been considered a resident of the Netherlands for purposes of such treaty.

(bb) Without prejudice to the generality of Section 3.11(a), Ara VAC Dutch TopCo has duly and timely filed all Tax returns required to be filed by it in Germany and in the Netherlands for all taxable periods since its incorporation, all such Tax Returns were true, correct and complete in all respects, and all Taxes shown as due on such Tax Returns have been timely paid.

(cc) At the moment immediately preceding the Dutch Merger Effective Time, the amount of paid-in capital in Ara VAC Dutch TopCo recognized for purposes of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) and the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) shall be an amount equal to at least the sum of (i) the amount of paid-in capital in Ara VAC Dutch TopCo contributed upon its incorporation and (ii) the Dutch Share Repurchase Consideration, representing the fair market value of the equity interests in Ara VAC TopCo GmbH.

(dd) No Acquired Company is classified as a "surrogate foreign corporation" within the meaning of Section 7874(a)(2)(B) of the Code or as a domestic corporation pursuant to Section 7874(b) of the Code.

(ee) No part of the assets comprising the Facility is or has been "Tax-exempt use property" within the meaning of Section 168(h) of the Code.

(ff) The Facility is and has been in compliance with all PWA Requirements, taking into account the ability to make curative payments or other remediation payments relating thereto.

(gg) The Facility is not and has not been "public utility property" within the meaning of Section 168(i)(10) of the Code.

(hh) No grant has ever been provided to any Acquired Company with respect to the Facility by the U.S., any state, any political subdivision of a state or any other Governmental Authority.

(ii) The amount of any transferred Section 48C Credits has been determined by the applicable Acquired Company taking into account the at-risk rules under Section 49 of the Code as described in Treasury Regulations 1.6418-2(d)(2), and the transferred Section 48C Credits are not and have not been subject to any reduction as a result of the application of Section 49 of the Code.

(jj) No obligations, the interest on which is exempt from Tax under Section 103 of the Code, have been issued or used to provide financing for the Facility.

(kk) As of the date the Facility was or will be "placed in service" for U.S. federal income Tax purposes, including within the meaning of Section 48C, IRS Notice 2023-18 and IRS Notice 2023-44, none of the property, materials or parts that comprise the Facility was used by any Person other than the Acquired Company (and any use by the Acquired Company was limited to use in connection with the construction, start-up, testing and commissioning of the Facility), and the original use of the Facility commenced with the Acquired Company as of such date.

(ll) The Facility satisfies all qualifying advanced energy project credit requirements of Section 48C of the Code, the Treasury Regulations thereunder, IRS Notice 2023-18, and IRS Notice 2024-26.

(mm) All property included in the eligible basis of the Facility is and has been classified as "eligible property" as defined in Section 48C(c)(2) of the Code.

(nn) Up and until the completion of the Closing of all Contemplated Transactions, Ara VAC Dutch TopCo will not have made an application to roll-over book or intermediate values (Buchwert- und Zwischenwertantrag) of the shares in Ara VAC TopCo GmbH for German Tax purposes pursuant to section 21 para. 1 sent 2 et seqq. of the German Reorganization Tax Act (Umwandlungsteuergesetz) in respect of the Pre-Closing Transfers, it being understood (for the avoidance of doubt) that Ara VAC Dutch TopCo shall be free to make such an application if the Closing of the Contemplated Transactions ultimately and finally does not occur.

Section 3.12 Employee Benefit Plans.

(a) Schedule 3.12(a) lists each Acquired Company Plan (other than (i) Acquired Company Plans providing for de minimis benefits, (ii) any plan, program, agreement, policy or arrangement that applies solely to employees located outside the United States and that is required to be maintained under local law or industry-wide collective bargaining agreements, and (iii) any offer letters or employment agreements that do not materially deviate from the applicable Acquired Company's standard form); provided, however, that in each case, to the extent there exist certain forms of agreements or arrangements that would constitute Acquired Company Plans, only the forms of such agreements or arrangements and any individual agreements or arrangements that differ in any material respect from such form shall be listed on Schedule 3.12(a). With respect to each Acquired Company Plan set forth on Schedule 3.12(a), the Acquired Companies have made available to Parent accurate and complete copies of each of the following, as applicable: (i) the plan document together with all amendments thereto (or if unwritten, a written description of all material terms thereof), (ii) the most recent summary plan description, (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS, and (iv) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Form 5500.

(b) Each Acquired Company Plan (i) that is intended to be qualified under Section 401(a) of the Code has received, is entitled to rely on or has filed for a favorable determination or opinion letter from the IRS to the effect that the form of such plan is so qualified or the applicable period for requesting such determination or opinion has not yet expired, and, to the Acquired Company's Knowledge, nothing has occurred that would reasonably be expected to result in the revocation of such letter or the loss of such qualification, and (ii) has been established, administered and operated in all material respects in accordance with its terms and all Applicable Laws (including ERISA and the Code). There is no pending, threatened in writing or, to the Acquired Companies' Knowledge, verbally threatened, claim or Action relating to an Acquired Company Plan, other than routine claims for benefits.

(c) Each Non-U.S. Company Plan that is intended to (i) qualify for special tax treatment meets all of the requirements of such treatment or (ii) be funded and/or book-reserved is funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions in accordance with applicable accounting principles, has, in each case of clause (i) and (ii), been maintained in all material respects in compliance with the terms of such Non-U.S. Company Plan and all Applicable Laws.

(d) Neither any Acquired Company nor any of their respective ERISA Affiliates sponsors, maintains or contributes to or has an obligation (whether absolute, contingent or otherwise) to contribute to (i) a plan subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), or (iv) a multiple employer pension plan (as described in Section 413(c) of the Code). Except as required under Section 4980B of the Code or any other Applicable Law or coverage through the end of the month in which the termination of service occurs, no Acquired Company Plan provides group health, welfare or life insurance benefits following retirement or other termination of employment of any current or former employee of any Acquired Company (other than death benefits when termination occurs upon death). No Acquired Company has any obligation to gross up, indemnify or otherwise reimburse any "service provider" of such Acquired Company for any Taxes incurred under Section 409A or Section 4999 of the Code.

(e) The Acquired Companies have complied in all material respects with the Patient Protection and Affordable Care Act. No material Liability, penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code has been incurred or is reasonably expected to be incurred by any of the Acquired Companies.

(f) Except as provided in Schedule 3.12(f), neither the execution of this Agreement nor the consummation of the Contemplated Transactions (either alone or in conjunction with any other event) will: (i) entitle any Service Provider to any benefit or payment of any compensation under any Acquired Company Plan, (ii) accelerate the time of payment or vesting of any benefit or compensation under any Acquired Company Plan or increase the amount of any benefit or compensation due to any Service Provider under any Acquired Company Plan, (iii) result in the forgiveness of indebtedness of any Service Provider, or (iv) result in the payment of any benefit, compensation or other amount (whether in cash or property or the vesting of property) that would, individually or in combination with any other such payment, constitute an "excess parachute payment" within the meaning of Section 280G of the Code; provided, that for purposes of this clause (iv), any payments or benefits arising from any Parent Arrangement shall be disregarded.

Section 3.13 Environmental Matters.

(a) Except as disclosed in Schedule 3.13(a),

(i) the Acquired Companies are, and since the Lookback Date have been, in compliance in all material respects with all Environmental Laws and all material Permits required under Environmental Laws that are necessary for the operations of the Business;

(ii) there is no pending or, to the Acquired Companies' Knowledge, threatened Action against any Acquired Company in connection with any material noncompliance with Environmental Laws or material Liability arising under Environmental Laws;

(iii) no Acquired Company has received any written notice, citation, or other request for information from any Governmental Authority or other third party regarding alleged material noncompliance with or material Liability arising under Environmental Laws;

(iv) no Acquired Company nor, to the Acquired Companies' Knowledge, any third party has generated, handled, used, treated, stored, arranged for the disposal of, transported, Released or exposed any Person to any Hazardous Material at, on, under or from any real property currently or, to the Acquired Companies' Knowledge, formerly owned, leased or operated by any Acquired Company, including the Real Property set forth in Schedule 3.08(b), in each case as has given rise or would reasonably be expected to give rise to any material Liabilities for any Acquired Company under Environmental Law;

(v) none of the Acquired Companies has entered into or agreed to any Governmental Order or is subject to any Governmental Order relating to material noncompliance with any Environmental Law or to the investigation or cleanup of a material Release of Hazardous Materials; and

(vi) none of the Acquired Companies is subject to any written Contractual Obligation to expressly indemnify any third party with respect to any material Liability arising under any Environmental Law, except for any Contractual Obligation entered into in the Ordinary Course of Business.

(b) The Acquired Companies have made available to Parent accurate and complete copies of all material environmental, health and safety studies, audits, assessments and reports, including Phase I and Phase II reports, prepared by a third party for the Acquired Companies that are in their possession or reasonable control, concerning any currently or formerly owned, leased, or operated real property, including the Real Property set forth in Schedule 3.09(a), or any material Liability of any Acquired Company arising under, Environmental Law.

Section 3.14 Contracts.

(a) Schedule 3.14(a) sets forth a true, correct and complete list of all Contractual Obligations of the Acquired Companies or by which any Acquired Company or any of their respective assets is bound of the types described below that are in effect, other than (x) any Acquired Company Plan (except for purposes of Section 3.14(a)(vi) and Section 3.14(a)(xi)), (y) any purchase order or statement of work entered into in the Ordinary Course of Business and (z) any Contractual Obligation the disclosure of which is prohibited or restricted by applicable export control, national security or classification laws or regulations; provided, that Schedule 3.14(a)(vi) need not list any Collective Bargaining Agreements that apply on an industry-wide basis (Verbandstarifverträge):

(i) Contractual Obligations with (A) any Top Customer, (B) any Top Supplier or (C) to the extent not included in clause (A) or (B), for the purchase of products or services by an Acquired Company from a supplier or vendor in excess of €7,500,000 for the 12-month period ending on December 31, 2025 or for the sale of products or services by an Acquired Company to a customer in excess of €7,500,000 for the 12-month period ending on December 31, 2025, in each case under this clause (C), any Contractual Obligation that is cancellable by the applicable Acquired Company without material liability upon notice of 180 days or less;

(ii) Contractual Obligations that restrict in any material respect the Acquired Companies from competing in any line of business or business activity or conducting business or operating in any geographical area or from developing, selling, supplying, manufacturing, marketing, distributing or supporting any product or service in any geographic area or during any period of time;

(iii) Contractual Obligations relating to the acquisition or disposition by any Acquired Company of any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) since the Lookback Date or under which any Acquired Company has any outstanding payment obligations in excess of €5,000,000 (other than Contractual Obligations solely between two or more Acquired Companies);

(iv) Contractual Obligations granting any third party (A) any exclusive rights that are material to the Business, taken as a whole, or (B) "most favored nation" pricing provisions or similar preferential pricing provisions that are material to the Business, taken as a whole;

(v) Contractual Obligations (A) relating to (x) any indebtedness (other than intercompany indebtedness owing by one Acquired Company to another Acquired Company), in each case, having an outstanding principal amount in excess of €5,000,000, or (y) the granting of Liens (other than Permitted Liens) on material assets of any Acquired Company or (B) pursuant to, or in connection with, which any Acquired Company has issued a letter of credit, whether required by such Contractual Obligation or not, or (C) constituting any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with IFRS, in each case under clauses (B) and (C), in excess of €1,500,000;

(vi) any Collective Bargaining Agreement;

(vii) Contractual Obligations including options to sell or lease (as lessor) any right, property or asset of any Acquired Company with a remaining amount due to the Acquired Company in excess of €5,000,000;

(viii) Contractual Obligations pursuant to which any Acquired Company has agreed to acquire or lease (as lessee) any right, property or asset of any third party for an amount in excess of €5,000,000 over the term of such Contractual Obligation;

(ix) any Contractual Obligation pursuant to which an Acquired Company guarantees the performance or obligations of any third party (other than another Acquired Company), in each case involving obligations reasonably expected to exceed €5,000,000;

(x) Contractual Obligations with any Governmental Authority, government prime contractor or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order, in each case involving or reasonably expected to involve payments or receipts in excess of €1,000,000 in any 12-month period;

(xi) any employment or consulting agreement with any current Service Provider that provides annual base salary compensation in excess of €500,000 and, (A) provides for change in control or transaction-triggered payments or benefits or (B) provides for any severance or termination payments or benefits upon termination of such Service Provider's employment or service with the Acquired Companies (excluding payments or benefits mandated by Applicable Law);

(xii) Contractual Obligations involving the resolution or settlement of any actual or threatened Action by or against, or Governmental Order with respect to, the Acquired Companies (A) entered into since the Lookback Date or (B) under which any Acquired Company has outstanding obligations (other than confidentiality obligations) including any such Contractual Obligation that requires payments by any Acquired Company in excess of €1,000,000 or imposes non-monetary obligations on any Acquired Company outside the Ordinary Course of Business;

(xiii) any joint venture Contractual Obligation, any Contractual Obligation that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person in excess of €1,000,000 per annum, or any Contractual Obligation that involves the payment by any Acquired Company of royalties to any other Person in excess of 1,000,000 per annum;

(xiv) any standstill or similar Contractual Obligation containing provisions prohibiting any third party from purchasing Equity Interests or assets of any Acquired Company or otherwise seeking to influence or exercise control over any Acquired Company;

(xv) any Contractual Obligation for capital expenditures by or on behalf of any Acquired Company with outstanding obligations in excess of €5,000,000;

(xvi) any Contractual Obligation pursuant to which any Acquired Company has any minority ownership interest in any other Person;

(xvii) any Contractual Obligation pursuant to which any Acquired Company jointly owns, licenses, or is licensed under, any rights in the material Acquired Company Intellectual Property, other than (A) non-exclusive licenses granted to customers, suppliers, distributors or service providers in the Ordinary Course of Business, (B) commercially available software with one time or aggregate annual fees that do not exceed €1,000,000, and (c) license under which the applicable Acquired Company is a licensee that do not relate to material Acquired Company Owned Intellectual Property;

(xviii) any Contractual Obligation that contains any change of control, anti-assignment or similar provision that (A) is triggered, or would reasonably be expected to be triggered, by the execution, delivery, performance or consummation of the Contemplated Transactions and (B) with respect to which the failure to obtain a consent or waiver in connection with the Contemplated Transactions would reasonably be expected to be material to the applicable Acquired Company.

(b) The Acquired Companies have made available to Parent true, accurate and complete copies of each Contractual Obligation listed on Schedule 3.14(a), together with all material modifications, amendments and supplements thereto. Except as provided in Schedule 3.14(b), (i) each Contractual Obligation required to be listed on Schedule 3.14(a) (whether or not set forth on Schedule 3.14(a), the "Material Contracts") is in full force and effect and is a valid, binding and enforceable obligation of the Acquired Company party thereto and, to the Knowledge of the Acquired Company, each of the other parties to such Contractual Obligation, subject to the Enforceability Exceptions, (ii) the Acquired Companies are not in material breach or violation of, or default under, any Material Contract, and, to the Acquired Company's Knowledge, no other party to any Material Contract is, in material breach or violation of, or default under, any provision of, any Material Contract, and (iii) no event has occurred (including any event with notice or passage of time, or both) with respect to any Acquired Company or, to the Acquired Company's Knowledge, the other party thereto, that would give rise to a material breach, violation or default, or permit the termination or material modification or acceleration, thereunder. Except as provided in Schedule 3.14(b), no Acquired Company has received written notice of the intention of any party to terminate any Material Contract or materially modify the terms thereof, and, to the Knowledge of the Acquired Companies, no party to any Material Contract has any intention to terminate any Material Contract or materially modify the terms thereof.

Section 3.15 Compliance with Applicable Laws.

(a) Except as set forth on Schedule 3.15(a), and except as would not reasonably be expected to be, individually or in the aggregate, material to the applicable Acquired Company, or the Business, the Acquired Companies are, and at all times since the Lookback Date have been, in compliance in all material respects with all Applicable Laws that are applicable to the conduct of the Business or any of their respective properties or assets. Since the Lookback Date, neither any Acquired Company nor, to the Acquired Companies' Knowledge, any of their respective officers or directors acting on their behalf has violated in any material respect, or received written notice from any Governmental Authority regarding any actual material violation of, any such Applicable Laws;

(b) Neither any Acquired Company nor any Joint Venture Company nor any of their respective officers, directors or equivalent persons, employees, nor, to the Acquired Companies' Knowledge, any representatives, agents or other third parties acting on their behalf, has, since the Lookback Date, (i) been subject to any Action, investigation, inquiry, prosecution or other enforcement proceeding relating to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Global Trade Laws, (ii) been convicted of violating any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Global Trade Laws, (iii) been subject to any civil or criminal penalty relating to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions  or Global Trade Laws, (iv) made any disclosure, including any voluntary disclosure, with respect to an actual or apparent violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions  or Global Trade Laws, or (v) received any written or, to the Acquired Companies' Knowledge, oral, allegation, notice, charge, inquiry, investigation, prosecution or other enforcement action from any Governmental Authority administering Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Global Trade Laws. No such Actions, investigations, inquiries, charges, proceedings or enforcement actions are pending or have been asserted or threatened in writing, and there are, to the Acquired Companies' Knowledge, no facts or circumstances reasonably likely to give rise to the same;

(c) Neither any Acquired Company nor any of their respective officers, directors or equivalent persons, employees, nor, to the Acquired Companies' Knowledge, any agents, representatives or other third parties acting on their behalf, has, since the Lookback Date, directly or indirectly, made, authorized, offered, promised or accepted any payment, contribution, gift, entertainment, rebate, payoff, influence payment, kickback or other thing of value to or from any Governmental Authority or any other Person for the purpose of (i) obtaining or retaining business, (ii) influencing any act or decision of any Governmental Authority in such person's official capacity, (iii) inducing any Governmental Authority to do or omit to do any act in violation of such person's lawful duties, (iv) directing business to any Person, (v) inducing any Governmental Authority to use such person's influence with any Governmental Authority to affect any act or decision of such Governmental Authority, (vi) securing any improper benefit or advantage, or (vii) otherwise constituting or having the purpose or effect of public or commercial bribery, acceptance of or acquiescence in improper or unlawful payments, kickbacks, extortion or other improper means of obtaining business or any improper advantage under Anti-Corruption Laws, or otherwise violated any Anti-Corruption Laws;

(d) Neither any Acquired Company nor any of their respective officers, directors or equivalent persons, employees, nor, to the Acquired Companies' Knowledge, any agents, representatives or other third parties acting on their behalf:

(i) is a Sanctioned Person;

(ii) is located, organized or resident in a Sanctioned Country;

(iii) has, since April 24, 2019, directly or knowingly indirectly, engaged in any dealings or transactions with, on behalf of, or for the benefit of, any Sanctioned Person or in or involving any Sanctioned Country, in violation of applicable Sanctions;

(iv) has, since April 24, 2019, engaged in, or is now engaged in, any transactions or dealings that would constitute a violation of applicable Sanctions or Global Trade Laws;

(v) has, since April 24, 2019, engaged in, or is now engaged in, any transactions or dealings that would reasonably be expected to result in designation or status as a Sanctioned Person; or

(vi) is otherwise in violation of Sanctions or Global Trade Laws.

(e) Since the Lookback Date, the Acquired Companies, and their respective officers, directors or equivalent persons, employees, and, to the Knowledge of the Acquired Companies, agents, representatives and other third parties acting on their behalf, have conducted the Business in compliance in all material respects with applicable Sanctions and Global Trade Laws.

(f) The Acquired Companies have adopted, implemented and continue to maintain internal controls, policies, programs and procedures reasonably designed to promote compliance by the Acquired Companies and their respective officers, directors or equivalent persons, employees, agents, representatives and other third parties acting on their behalf with Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Global Trade Laws.

(g) Neither the Acquired TopCo Equityholders nor any of the Acquired Companies (a) produces, designs, tests, manufactures, fabricates, or develops "critical technologies" as that term is defined in 31 C.F.R. § 800.215; (b) performs the functions set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to "covered investment critical infrastructure" as that term is defined in 31 C.F.R. § 800.212; or (c) maintains or collects, directly or indirectly, "sensitive personal data" as that term is defined in 31 C.F.R. § 800.241; and, therefore, as a result, no Acquired Company is a "TID U.S. business" within the meaning of 31 C.F.R. § 800.248.

Section 3.16 Affiliate Transactions. Except as set forth in Schedule 3.16, no Related Party (a) is, or since the Lookback Date has been, a party to any material Contractual Obligation with any Acquired Company (other than ordinary course compensation, benefits, or expense reimbursements arrangements with Service Providers); (b) has, or since the Lookback Date has had, any direct or indirect financial interest in, or is or has been an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Acquired Company, provided that passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a financial interest in such Person; (c) has, or since the Lookback Date has had, any interest in any property, asset or right used by any Acquired Company or necessary for the Business; (d) has, or since the Lookback Date has had, any Indebtedness owed to any Acquired Company, other than advances for Ordinary Course of Business expenses; or (e) has received any funds from any Acquired Company since the Lookback Date, or is the obligee or beneficiary of any Liability of any Acquired Company since the Lookback Date, except for employment-related compensation, benefits or reimbursement of expenses paid or payable in the Ordinary Course of Business and on arm's-length terms (other than agreements, transactions and other Contractual Obligations solely between two or more Acquired Companies and other than with respect to the payment of compensation, benefits and travel advances to officers, directors (or the equivalent) or employees on arm's-length terms in the Ordinary Course of Business (but not, for the avoidance of doubt, including any personal loans made by or on behalf of any Acquired Company to any such Persons)).

Section 3.17 Labor Matters.

(a) There is no, and since the Lookback Date there has not been any, material work slowdown, lockout, work stoppage, picketing, strike, labor grievance, or similar organizing activity pending, threatened in writing or to the Acquired Company's Knowledge, verbally threatened, against or affecting any Acquired Company. Except as set forth in Schedule 3.17(a), (i) no Labor Union represents any employee of any Acquired Company with respect to such employee's employment with such Acquired Company other than pursuant to Collective Bargaining Agreements that apply on an industry-wide basis (Verbandstarifverträge), (ii) the Acquired Companies are not party to, currently negotiating, or otherwise bound by any collective bargaining agreement, works council agreement, or other Contractual Obligation with a Labor Union (each, a "Collective Bargaining Agreement") other than Collective Bargaining Agreements that apply on an industry-wide basis (Verbandstarifverträge), and (iii) no Labor Union organizing activities are, to the Knowledge of the Acquired Company, currently pending that would constitute a threat of a new collective bargaining relationship not currently in existence.

(b) Each Acquired Company is, and since the Lookback Date has been, in compliance in all material respects with all Applicable Laws related to labor and/or employment. All Service Providers have been properly classified in all material respects as employees or independent contractors under Applicable Laws, and all wages, salaries, overtime, commissions and bonuses due to any Service Provider have been paid in full.

(c) Since the Lookback Date, each Acquired Company has been in compliance in all material respects with all applicable requirements set forth in the WARN Act and all similar Applicable Law.

(d) Since the Lookback Date, neither the UK Entity nor any business or part of a business carried on by the UK Entity has been the subject of, or party to, any relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended, except as set forth in Schedule 3.17(c).

Section 3.18 Litigation; Governmental Orders.

(a) Except as set forth in Schedule 3.18(a), there is no, and since the Lookback Date, there has not been any, material Action pending or threatened in writing or, to the Acquired Company's Knowledge, threatened orally, against, involving or affecting any Acquired Company or its properties or assets or pending or threatened against any current or former directors, officers or managers of such Acquired Company in their capacity as such, in each case, except as would not reasonably be expected to be, material to the applicable Acquired Company.

(b) Except as set forth on Schedule 3.18(b), there are no, and since the Lookback Date there have not been any, material Governmental Orders (other than Governmental Orders of general applicability, including, for the avoidance of doubt, any Governmental Orders relating to fire safety, building codes, occupational health and safety, zoning, environmental compliance or similar matters of general application that do not arise out of any specific Action or investigation targeting any Acquired Company) to which any Acquired Company or, with respect to the Business, any Holder or any current or former directors, officers, managers of any Acquired Company in their capacity as such or, to the Acquired Company's Knowledge, employees or independent contractors of any Acquired Company in their capacity as such, in each case, is subject or to which any rights, properties or assets of the Acquired Companies is subject, in each case, except as would not reasonably be expected to be, material to the applicable Acquired Company.

Section 3.19 Insurance. Except for any Acquired Company Plans, Schedule 3.19 lists all material group insurance policies covering the operations of the Acquired Companies on a consolidated basis, currently in force, including all insurance policies required by Applicable Law ("Insurance Policies"); provided that such schedule need not include any local or country-specific insurance policies or any insurance policies maintained by landlords, lessors or other third parties. The Insurance Policies cover such losses and risks, and in such amounts, as are customary in the businesses in which the Acquired Companies are engaged. Complete and accurate copies of the material group Insurance Policies (or written descriptions of any material self-insurance and co-insurance arrangements) have been made available to Parent. No Acquired Company has received a written notice of a default with respect to obligations under any material Insurance Policy, or cancellation or nonrenewal of any material Insurance Policy, that remains uncured, and all such Insurance Policies are in full force and effect. All premiums due and payable under all material Insurance Policies have been paid in a timely manner, and the Acquired Companies are otherwise in compliance in all material respects with the terms of such Insurance Policies. No Acquired Company has made any material claim against an Insurance Policy as to which the insurer has provided the Acquired Companies written notice that it is denying coverage. Except as set forth on Schedule 3.19, the consummation of the Contemplated Transactions will not cause a cancellation of, or a reduction in coverage under, any material Insurance Policy.

Section 3.20 No Brokers. Except as set forth on Schedule 3.20, none of the Acquired Companies, their respective Subsidiaries, or their respective officers, directors, employees or Affiliates has employed or made any Contractual Obligation, arrangement, agreement or understanding with any broker, finder, financial adviser, investment banker or similar agent that has resulted or will result in any brokerage commission, finders' fee, financial advisory fee, investment banking fee or similar compensation becoming payable by any Acquired Company, Parent or any of Parent's Affiliates in connection with the origin, negotiation, execution or consummation of this Agreement, the other Transaction Documents or the Contemplated Transactions, other than fees that will (a) be paid as contemplated by this Agreement (including Section 2.10(a)(i)) or (b) otherwise be paid by Holder or its Affiliates and for which Parent and its Affiliates (including the Acquired Companies) will have no responsibility to pay following the Closing.

Section 3.21 No Bankruptcy. No Acquired Company has (a) applied for, suffered or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator, administrator or similar official of itself or of all or a substantial part of its property, (b) admitted in writing its inability, or been generally unable, to pay its debts as they become due, (c) made a general assignment for the benefit of creditors, (d) commenced a voluntary case under any bankruptcy, insolvency, reorganization, moratorium or similar Applicable Law, (e) been adjudicated bankrupt or insolvent, (f) filed a petition seeking to take advantage of any Applicable Law providing for the relief of debtors, or (g) acquiesced in, or failed to have dismissed, any petition filed against it in any involuntary case under any bankruptcy, insolvency, reorganization, moratorium or similar Applicable Law.

Section 3.22 Government Contracts. Except as set forth on Schedule 3.22, with respect to any Government Contract to which an Acquired Company is or has been a party since the Lookback Date: (a) no Acquired Company has been in material breach of or material default under any Government Contract, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by such Acquired Company; (b) all representations and certifications applicable to such Government Contracts and Government Contract Bids were accurate in all material respects when made and have been updated as required; (c) invoices submitted by an Acquired Company were accurate in all material respects, and any required adjustments have been promptly credited and reported to the applicable customer and recorded in the financial records of the relevant Acquired Company; (d) no Acquired Company holds a facility security clearance as defined in the National Industrial Security Program Operating Manual (32 C.F.R. pt 117) and no Acquired Company needs a facility security clearance or needs its employees to hold personnel security clearance(s) to perform any Government Contract; (e) no Acquired Company has claimed "small business" status or other preferred bidder status (such as veteran-owned small business, service-disabled veteran-owned small business, woman-owned, HUBZone, 7(a) small business, minority-owned, etc.) in relation to a Government Contract or Government Contract Bid; (f) no Acquired Company nor any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101) has been suspended, debarred, or otherwise excluded from contracting with a Governmental Authority or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; (g) no Acquired Company has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Government Contract and (h) no Acquired Company has received or been provided any written cure notice, show cause notice, notice of investigation or audit by a Governmental Authority.

Section 3.23 No Additional Representations or Warranties. Except for, and without limiting, the representations and warranties expressly set forth in this Article 3, as qualified by the Schedules, or set forth in the certificate delivered pursuant to Section 2.10(b)(ii), no Acquired Company, nor any of their respective Representatives, nor any other Person on behalf of any Acquired Company or any of their respective Representatives, makes or has made any express or implied representation or warranty, either written or oral, in any way relating to any Acquired Company including any representation or warranty as to the accuracy or completeness of any information or documents (financial or otherwise), or the Business or with respect to any other information provided or made available to Parent or any of its Affiliates or any of their respective Representatives in connection with the Contemplated Transactions or as to the future revenue, income, EBITDA or similar financial metrics, profitability or success of any Acquired Company, or any representation or warranty arising from statute or otherwise in Applicable Law, in each case, except to the extent that any such statement or information is also expressly set forth in a representation and warranty contained in Article 3, as qualified by the Schedules, or in the certificate delivered pursuant to Section 2.10(b)(ii). Parent further acknowledges and agrees that, without limiting the generality of the foregoing, the Acquired Companies specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that, subject to and without limiting any representations and warranties set forth in Article 3, such subject assets are being acquired "as is, where is" at the Closing, and in their present condition, and Parent has relied solely on the representations and warranties set forth in Article 3. Without limiting the foregoing, no Acquired Company, nor any of their respective Representatives, will have or be subject to any liability or other obligation to Parent or any of its Affiliates or Representatives resulting from or in any way relating to or arising out of Parent's or any of its Affiliates' or Representatives' use of any information, documents, projections, forecasts or other materials made available to Parent or any of its Affiliates or Representatives, unless and only to the extent that any such statement or information is also expressly set forth in a representation and warranty contained in Article 3.

Section 3.24 PRC Joint Venture Company. The representations and warranties set forth in Section 3.04(a) (Capitalization of the Acquired Companies) are hereby incorporated by reference and deemed given with respect to the Equity Interests of SANVAC (Beijing) Magnetics Co. Ltd. (the "PRC Joint Venture Company") owned by any Acquired Company, mutatis mutandis, as if set forth fully herein as representations and warranties of the Acquired TopCo Equityholders and the Acquired TopCos to Parent, US Merger Sub HoldCo, Merger Sub HoldCo and the Merger Subs, as of the same dates and subject to the same qualifiers and limitations as the corresponding representations and warranties.

ARTICLE 3A
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED
TOPCO EQUITYHOLDERS

Except as set forth in the Schedules, each Acquired TopCo Equityholder, severally and not jointly, represents and warrants to Parent, US Merger Sub HoldCo, Merger Sub HoldCo and the Merger Subs as follows:

Section 3A.01 Organization; Standing. Each Acquired TopCo Equityholder is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, lease and operate its properties and to carry on its activities as presently conducted.

Section 3A.02 Power and Authorization. Each Acquired TopCo Equityholder has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. All action required on the part of each Acquired TopCo Equityholder for the authorization, execution, delivery and performance by such Acquired TopCo Equityholder of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by such Acquired TopCo Equityholder of the Contemplated Transactions has been duly taken. Each Transaction Document to which an Acquired TopCo Equityholder is or will be a party has been, or will be at or prior to Closing, duly executed and delivered by such Acquired TopCo Equityholder and, assuming due authorization, execution and delivery by the other parties thereto, constitutes (or will constitute when executed and delivered) the legal, valid and binding obligation of such Acquired TopCo Equityholder, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 3A.03 No Violation or Approval; Consents. Neither the execution, delivery and performance by any Acquired TopCo Equityholder of this Agreement or the other Transaction Documents to which such Acquired TopCo Equityholder is or will be a party, nor the consummation by such Acquired TopCo Equityholder of the Contemplated Transactions, does or will: (a) violate any provision of such Acquired TopCo Equityholder's Organizational Documents, (b) violate or conflict with any Applicable Law applicable to or binding upon such Acquired TopCo Equityholder or its assets, (c) result in a breach of, or default under, or require any consent, waiver, approval or notice under, any Contractual Obligation to which such Acquired TopCo Equityholder is a party or by which it or its assets is bound, or (d) require the consent of, approval of, notice to or filing with, any Governmental Authority by or on behalf of such Acquired TopCo Equityholder, in each case of clauses (b) through (d), except as would not reasonably be expected to be, individually or in the aggregate, material to such Acquired TopCo Equityholder, and other than compliance with any applicable requirements of the HSR Act and the other Regulatory Approvals and related notices and filings.

Section 3A.04 Title to Equity Interests. Each Acquired TopCo Equityholder is the sole legal and beneficial owner of the portion of the Ara VAC Dutch TopCo Equity Interests and/or Ara VAC US TopCo Equity Interests, as applicable, owned by such Acquired TopCo Equityholder as described in this Agreement, free and clear of all Liens, other than Permitted Liens. Such Acquired TopCo Equityholder has the full right, power and authority to transfer, assign and deliver such Equity Interests as contemplated by this Agreement, and upon the consummation of the Contemplated Transactions, Parent (or its designated Affiliate) will acquire such Equity Interests free and clear of all Liens, other than Permitted Liens.

Section 3A.05 Litigation; Governmental Orders. There is no Action pending, or threatened in writing, against such Acquired TopCo Equityholder relating to this Agreement or the Contemplated Transactions, in each case, except as is not or would not reasonably be expected to be, material to the Acquired TopCo Equityholder, and there is no Governmental Order outstanding against such Acquired TopCo Equityholder that would, in either case, reasonably be expected to prevent, delay or impair such Acquired TopCo Equityholder's ability to consummate the Contemplated Transactions.

Section 3A.06 No Brokers. No Acquired TopCo Equityholder has employed or made any agreement or understanding with any broker, finder, investment banker, financial advisor or similar intermediary in connection with the Contemplated Transactions that will result in any brokerage, finder's, financial advisory or similar fee or commission becoming payable by Parent or any of its Affiliates (including, after the Closing, the Acquired Companies). Any such fees and expenses that are payable in connection with arrangements made by or on behalf of any Acquired TopCo Equityholder shall be the sole responsibility of the Acquired TopCo Equityholders or their Affiliates and shall not be obligations of Parent or its Affiliates (including, after the Closing, the Acquired Companies).

Section 3A.07 Securities Laws. In connection with the delivery of the Share Consideration and the Preferred Shares Consideration (if any) each Acquired TopCo Equityholder, severally and not jointly, represents and warrants:

(a) Each Acquired TopCo Equityholder has had the opportunity to ask questions of and receive answers from Parent regarding the acquisition of the Share Consideration and the Preferred Shares Consideration (if any), and has received all the information regarding Parent that it has requested.

(b) Each Acquired TopCo Equityholder acknowledges that the Share Consideration and the Preferred Shares Consideration (if any) are highly speculative in nature and that it has such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment. In connection with the delivery of the Share Consideration and the Preferred Shares Consideration (if any), it has not relied upon Parent for investment, legal or tax advice, or other professional advice, and has in all cases sought or elected not to seek the advice of its own personal investment advisers, legal counsel and tax advisers. It is able, without impairing its financial condition, to bear the economic risk of, and withstand a complete loss of its investment and it can otherwise be reasonably assumed to have the capacity to protect its own interests in connection with its investment in the Share Consideration and the Preferred Shares Consideration (if any).

(c) Each Acquired TopCo Equityholder acknowledges that Parent will be required to file a report of trade containing prescribed information pertaining to the distribution of the Share Consideration and the Preferred Shares Consideration (if any) with applicable Canadian or United States securities regulators containing personal information about it and that Parent may also be required pursuant to applicable securities laws to file this Agreement on SEDAR+ and EDGAR. By executing this Agreement, it authorizes the indirect collection of the information described in this Section by all applicable securities regulators and consents to the disclosure of such information to the public through (i) the filing of a report of trade with all applicable securities regulators and (ii) the filing of this Agreement on SEDAR+ and EDGAR subject to any redactions requested by or on behalf of the Acquired TopCo Equityholders that are permitted under applicable securities laws.

(d) Each Acquired TopCo Equityholder acknowledges that the Share Consideration and the Preferred Shares Consideration (if any) will be issued pursuant to an exemption from prospectus requirements under Canadian Securities Laws and that (i) no Canadian Securities Authority or similar regulatory authority has reviewed or passed on the merits of the Share Consideration and the Preferred Shares Consideration (if any), (ii) it has not been provided with an offering memorandum (as defined in any applicable Canadian Securities Laws) or any similar document in connection with the issuance of the Consideration Shares, and (iii) it is purchasing the Share Consideration and the Preferred Shares Consideration (if any) as principal for investment only, and not with a view to resale or distribution.

(e) Each Acquired TopCo Equityholder acknowledges that the Consideration Shares have not been registered under the Securities Act or applicable state securities laws, and the Share Consideration and the Preferred Shares Consideration (if any) are being offered and sold to it in reliance upon Section 4(a)(2) under the Securities Act.

(f) Each Acquired TopCo Equityholder is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act.

(g) Each Acquired TopCo Equityholder acknowledges that it is not acquiring the Share Consideration and the Preferred Shares Consideration (if any) as a result of "general solicitation" or "general advertising" (as such terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio or television or on the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(h) Each Acquired TopCo Equityholder acknowledges that the Share Consideration and the Preferred Shares Consideration (if any) are "restricted securities", as such term is defined under Rule 144 of the Securities Act, and may not be offered, sold, pledged, or otherwise transferred, directly or indirectly, without prior registration under the Securities Act and applicable state securities laws, or pursuant to an exemption from the registration requirements of the Securities Act.

(i) Each Acquired TopCo Equityholder understands that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act or applicable U.S. state laws and regulations, the certificates or statements representing the Share Consideration and the Preferred Shares Consideration (if any) will bear a U.S. restrictive legend.

Section 3A.08 No Parent Common Shares. Each Acquired TopCo Equityholder represents that neither it nor any of the Acquired Companies or any of the Affiliates owns any Parent Common Shares as at the date hereof and will not own any Parent Common Shares as at the Effective Time other than such shares that are issued as part of the Share Consideration.

Section 3A.09 No Additional Representations or Warranties. Except for, and without limiting, the representations and warranties expressly set forth in this Article 3A, as qualified by the Schedules, none of the Acquired TopCo Equityholders, nor any of their respective Affiliates or Representatives, nor any other Person on their behalf, makes or has made any other express or implied representation or warranty, written or oral, in any way relating to this Agreement or the Contemplated Transactions or with respect to any information provided or made available to Parent or any of its Affiliates or Representatives in connection herewith, including the accuracy or completeness thereof. Parent further acknowledges and agrees that, without limiting the generality of the foregoing, the Acquired TopCo Equityholders specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that, subject to and without limiting any representations and warranties set forth in Article 3A, such subject assets are being acquired "as is, where is" at the Closing, and in their present condition, and Parent has relied solely on the representations and warranties set forth in Article 3A Without limiting the foregoing, none of the Acquired TopCo Equityholders, nor any of their respective Affiliates or Representatives, will have or be subject to any liability or other obligation to Parent or any of its Affiliates or Representatives resulting from or relating to or arising out of Parent's or any of its Affiliates' or Representatives' use of any information, documents, projections, forecasts or other materials made available to Parent or any of its Affiliates or Representatives, unless and only to the extent that any such information is expressly included in a representation or warranty contained in this Article 3A.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT, US MERGER SUB HOLDCO, MERGER SUB HOLDCO AND THE MERGER SUBS

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent, US Merger Sub HoldCo and, upon their accession hereto, Merger Sub HoldCo and the Merger Subs to the Acquired TopCos on or prior to the date of this Agreement (the "Parent Disclosure Schedules") and except as disclosed in the Parent Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and on or after January 1, 2025 publicly available on EDGAR or filed with or furnished to the Canadian Securities Authorities and publicly available on SEDAR+ prior to the date of this Agreement (excluding any disclosures in any risk factor section or in any section related to forward-looking statements, and other disclosures that are predictive or forward-looking in nature), Parent and US Merger Sub HoldCo severally and not jointly represent and warrant to each of the Acquired Companies as follows:

Section 4.01 Organization. Parent and US Merger Sub HoldCo and their respective Subsidiaries are each (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, and (b) duly qualified, registered or licensed and in good standing to do business in each jurisdiction where the character of any properties owned, leased or licensed by it or the nature of its business makes such qualification, registration or licensing or good standing necessary, except where the failure to be so qualified, registered or licensed or in good standing would not reasonably be expected to, individually or in the aggregate, be material to Parent and its Subsidiaries taken as a whole. Section 4.01(a) of the Parent Disclosure Schedules sets forth as of the date hereof a true and complete list of the Subsidiaries of Parent (except for inactive subsidiaries that have no material assets or liabilities and that do not engage in any material business activities), together with the jurisdiction of organization, formation or incorporation, as the case may be, of each such Subsidiary. Each of Parent and US Merger Sub HoldCo has previously made available to the Acquired Companies complete and correct copies of its Organizational Documents. Neither Parent nor any of its Subsidiaries is in material violation of any of the provisions of its respective Organizational Documents.

Section 4.02 Power and Authorization. Each of Parent and US Merger Sub HoldCo has all requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation by each of Parent and US Merger Sub HoldCo of the Contemplated Transactions have been duly authorized by all necessary corporate or other organizational action on the part of Parent and US Merger Sub HoldCo and no further action by Parent or US Merger Sub HoldCo or their respective governing bodies is required to authorize the foregoing. The execution and delivery of this Agreement and each of the Transaction Documents to which Parent or US Merger Sub HoldCo is or will be a party, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes or will constitute the legal, valid and binding obligation of Parent and US Merger Sub HoldCo, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 No Violation or Approval; Consents. Neither the execution, delivery and performance of this Agreement or the other Transaction Documents by Parent and US Merger Sub HoldCo, as applicable, nor its consummation of the Contemplated Transactions do or will: (a) violate any provision of the Organizational Documents of Parent or US Merger Sub HoldCo, (b) violate any Applicable Law applicable to, binding upon or enforceable against Parent or US Merger Sub HoldCo, (c) constitute or result in a breach, violation or termination of, or acceleration (with or without notice or the lapse of time, or both) of obligations under, or give rise to any modification, amendment or cancellation rights under, or default under, or require the consent, waiver, approval or notice under, any material Contractual Obligation to which Parent or US Merger Sub HoldCo or any of their respective properties or assets are bound, (d) give rise to the imposition of any Lien, other than Permitted Liens, on any properties or assets of Parent or US Merger Sub HoldCo, or (e) require the consent of, approval of, notice to, or filing with, any Governmental Authority by or on behalf of Parent or US Merger Sub HoldCo, other than, in the case of clauses (b), (c), (d) and (e), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No consent, approval, order, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is required to be obtained or made by Parent or US Merger Sub HoldCo or Parent's Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for: (i) compliance with any applicable requirements of the HSR Act and the other Regulatory Approvals and related notices and filings, (ii) filings with the SEC and Canadian Securities Authorities and filings with, and approvals of, applicable stock exchanges, (iii) the filing of any merger certificates or similar documents, (iv) filings and approvals required under applicable state securities or "blue sky" laws, and (v) the approvals set forth on Section 4.04 of the Parent Disclosure Schedules.

Section 4.04 Capitalization of Parent.

(a) As of the date of this Agreement, the authorized Parent Common Shares consists of unlimited shares and unlimited shares of preferred shares ("Parent Preferred Shares" and, together with the Parent Common Shares, the "Parent Capital Shares"). At the close of business on June 22, 2026: (A) 249,919,146 shares of Parent Common Shares were issued and outstanding and no shares of Parent Preferred Shares were issued and outstanding; (B) there were no outstanding warrants to purchase shares of Parent Common Shares, (C) there were outstanding options to purchase 2,585,470 shares of Parent Common Shares granted pursuant to the Parent Stock Plan, (D) there were 1,206,700 shares of Parent Common Shares subject to outstanding restricted share units granted pursuant to the Parent Stock Plan and (E) there were 967,990 shares of Parent Common Shares subject to outstanding stock appreciation rights granted pursuant to the Parent Stock Plan. Except as set forth in the Parent Reports or Section 4.04 of the Parent Disclosure Schedules, as of the date hereof there are no outstanding equity interests or outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent any capital stock or other equity interests of Parent or securities convertible into or exchangeable or exercisable for capital stock or other equity interests of Parent.

(b) Section 4.04(b) of the Parent Disclosure Schedules sets forth, for each Material Subsidiary of Parent, as of the date of this Agreement, a true and complete list that accurately reflects all of the issued and outstanding Equity Interests of such Material Subsidiary (together with the Parent Capital Shares, the "Parent Group Interests") and the record and beneficial owners thereof. All outstanding Parent Group Interests have been duly authorized and are validly issued, fully paid and nonassessable, and all shares of Parent Common Shares to be issued in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable. All outstanding Parent Group Interests have been issued and granted in compliance with Applicable Laws, and all shares of Parent Common Shares to be issued in accordance with the terms of this Agreement will be issued and granted in compliance in all material respects with Applicable Laws and all requirements set forth in this Agreement. The Share Consideration, when issued and delivered by Parent in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and free and clear of any Liens (other than transfer restrictions under applicable U.S. securities laws). The Preferred Shares Consideration, when issued and delivered by Parent in accordance with the terms of this Agreement, will be duly authorized and validly issued and will constitute a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions, and free and clear of any Liens (other than transfer restrictions under applicable U.S. securities laws).

(c) Except as set forth on Section 4.04(c) of the Parent Disclosure Schedules or in the Parent Reports, there are outstanding: (i) no securities of Parent or any of its Subsidiaries that are convertible into or exchangeable or exercisable for Equity Interests of Parent and (ii) no options, warrants, subscriptions, calls, rights (including preemptive rights), commitments or agreements to which Parent is a party or by which it is bound, obligating Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Equity Interests of Parent, or obligating Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Except as set forth on Section 4.04(c) of the Parent Disclosure Schedules or in Parent's Organizational Documents, there are no stockholder agreements, voting trusts or other agreements to which any Parent is a party or by which it is bound relating to the voting of any Equity Interest of Parent.

(d) Section 4.04(d) of the Parent Disclosure Schedules sets forth a true, correct and complete list of all Equity Interests in any Person (including any Equity Interests in a joint venture) held by each Parent Group Member.

(e) All dividends or other distributions on the shares of Parent Common Shares which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.05 Absence of Certain Developments. From the Most Recent Balance Sheet Date, (a) Parent, US Merger Sub HoldCo and Parent's Material Subsidiaries have conducted their business in all material respects in the Ordinary Course of Business, except as disclosed in Section 4.05(a) of the Parent Disclosure Schedules, and (b) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06 Permits.

(a) Parent, US Merger Sub HoldCo and Parent's Material Subsidiaries are in possession of, and have been issued, all material Permits necessary for the Parent, US Merger Sub HoldCo and Parent's Material Subsidiaries to own, lease and operate their respective properties and assets and to conduct the Business as currently conducted and as conducted since the Lookback Date. All applications for or renewals of all such material Permits have been timely filed or made. All such material Permits of the Parent, US Merger Sub HoldCo and Parent's Material Subsidiaries are valid and in full force and effect and, except as set forth on Section 4.06(a) of the Parent Disclosure Schedules, (i) will not be subject to any revocation, termination, suspension, cancellation, lapse, material adverse modification, refusal to renew, or obligation to reapply as a result of the consummation of the Contemplated Transactions, and are expected to remain in full force and effect immediately following the Closing, (ii) there are no material outstanding fees or charges due and payable with respect to such material Permits, (iii) Parent, US Merger Sub HoldCo and Parent's Material Subsidiaries are in compliance in all material respects and, since the Lookback Date, have been in compliance in all material respects with all Permits, (iv) no revocation, cancellation, suspension, termination, refusal to renew, material adverse modification or expiration of any Permit is pending or threatened other than expiration or termination in accordance with the terms thereof, which terms do not expire as a result of the consummation of the Contemplated Transactions, (v) since the Lookback Date, Parent, US Merger Sub HoldCo and Parent's Material Subsidiaries have not received any written or, to the Parent's Knowledge, oral notice from any Governmental Authority of any actual or alleged material violation or material non-compliance regarding any material Permits or alleging that the Parent, US Merger Sub HoldCo and Parent's Material Subsidiaries do not have a required material Permit, and (vi) there is no material Action pending or, to the Parent's Knowledge, threatened Action seeking a material adverse modification of any material permit or to revoke, cancel, suspend, terminate, or refuse to renew any Permit.

Section 4.07 Environmental Matters.

(a) Except as disclosed in Section 4.07 of the Parent Disclosure Schedules or in the Parent Reports,

(i) the Parent and each of its Material Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all Environmental Laws and all material Permits required under Environmental Laws that are necessary for the operations of the Parent's business;

(ii) there is no pending or, to the Knowledge of the Parent, threatened, Action against the Parent or any of its Material Subsidiaries in connection with any material noncompliance with Environmental Laws or material Liability arising under Environmental Laws;

(iii) neither the Parent Company nor its Material Subsidiaries has received any written notice, citation, or other request for information from any Governmental Authority or other third party regarding alleged material noncompliance with or material Liability arising under Environmental Laws;

(iv) None of Parent, US Merger Sub HoldCo or any of Parent's Material Subsidiaries nor, to the Knowledge of the Parent, any third party has generated, handled, used, treated, stored, arranged for the disposal of, transported, Released or exposed any Person to any Hazardous Material at, on, under or from any real property currently or, to the Knowledge of the Parent, formerly owned, leased or operated by Parent, US Merger Sub HoldCo or any of Parent's Material Subsidiaries, in each case as has given rise or would reasonably be expected to give rise to any material Liabilities for Parent, US Merger Sub HoldCo or any of Parent's Material Subsidiaries under Environmental Law;

(v) None of Parent, US Merger Sub HoldCo or any of Parent's Material Subsidiaries has entered into or agreed to any Governmental Order or is subject to any Governmental Order relating to material noncompliance with any Environmental Law or to the investigation or cleanup of a material Release of Hazardous Materials, in any case for which Parent, US Merger Sub HoldCo or any of Parent's Material Subsidiaries has ongoing material obligations; and

(vi) None of Parent, US Merger Sub HoldCo or any of Parent's Material Subsidiaries are subject to any written Contractual Obligation to expressly indemnify any third party with respect to any material Liability arising under any Environmental Law, except for any Contractual Obligation entered into in the Ordinary Course of Business.

(b) The Parent and each of its Material Subsidiaries have made available to Holder accurate and complete copies of all material environmental, health and safety studies, audits, assessments and reports, including Phase I and Phase II reports, prepared since the Lookback Date that are in their possession or reasonable control, concerning any currently or formerly owned, leased, or operated real property or any material Liability of any of the Parent, US Merger Sub HoldCo or Parent's Material Subsidiaries arising under, Environmental Law.

Section 4.08 No Triggering of Shareholder Rights Plans. Provided that none of the Acquired TopCo Equityholders or any of their Affiliates owns any Parent Common Shares as at the date hereof and as at the Closing Date (other than any Parent Common Shares forming part of the Share Consideration), the consummation of the transactions contemplated by this Agreement will not result in any Person, including the Acquired TopCo Equityholders (taken together or separately) becoming an "Acquiring Person" (as defined in the Shareholder Rights Plan of Parent dated as of April 10, 2024 (as amended, restated or otherwise modified from time to time, the "Parent SRP")), and no "Stock Acquisition Date" or "Distribution Date" (each as defined in the Parent SRP) will occur as a result of the consummation of such transactions.

Section 4.09 Compliance with Applicable Laws. Parent and its Material Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses, except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Material Subsidiaries are in compliance with the terms of such permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Material Subsidiaries are not currently being conducted, and at no time since the Lookback Date have been conducted, in violation of any Applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent or any of its Material Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10 Litigation; Governmental Orders. Except for such matters as would not reasonably be expected to be material to Parent and its Material Subsidiaries taken as a whole there is no (a) Action pending or threatened in writing, or, to the Knowledge of Parent, otherwise threatened against Parent or any of its Material Subsidiaries or any of their respective directors, officers or managers, or (b) Governmental Order outstanding against Parent or any of its Material Subsidiaries or any of their respective directors, officers or managers.

Section 4.11 No Brokers. Except for fees and expenses payable by Parent, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent, US Merger Sub HoldCo or any of their respective Affiliates.

Section 4.12 No Stockholder Approval. No vote or approval of the holders of any class or series of Parent's capital stock is necessary to approve the issuance of the Share Consideration, the Preferred Shares, or the consummation of the Contemplated Transactions.

Section 4.13 SEC Reports; Canadian Securities Laws.

(a) Since the Lookback Date, Parent has filed or furnished with the Canadian Securities Authorities and the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act, the Exchange Act, or Canadian Securities Laws, respectively, (such forms, reports, certifications, schedules, statements and documents, collectively, the "Parent Reports"). As of their respective dates, each of the Parent Reports, as amended, complied, or if not yet filed or furnished, will comply, as to form in all material respects with the applicable requirements of Canadian Securities Laws, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and the rules and regulations of applicable Securities Authorities thereunder applicable to such Parent Reports, and none of the Parent Reports contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the applicable Securities Authorities subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the notes thereto) included in the Parent Reports complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the applicable Securities Authorities with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments).

(c) Parent has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act and Canadian Securities Laws is accumulated and communicated to Parent's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and Canadian Securities Laws, and further designed and maintained to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) utilized by Parent or its Subsidiaries, (ii) is not, and since the Lookback Date there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls, and (iii) is not, and since January 1, 2023 there has not been, any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act, Canadian Securities Laws and any related rules and regulations promulgated by the SEC and Canadian Securities Authorities with respect to Parent Reports, and the statements contained in such certifications were complete and correct as of the dates they were made.

(d) Since the Lookback Date, (i) neither Parent nor any of its Subsidiaries, nor to Parent's Knowledge any Representative thereof, has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, and (ii) no employee of or attorney representing Parent or any of its Subsidiaries has reported evidence of a material violation of Applicable Laws or breach of fiduciary duty.

(e) Parent is a "reporting issuer" in each province and territory of Canada and not noted in default as of the date of this Agreement and will not be as of the Closing Date. The outstanding Parent Common Shares are listed and posted for trading on the TSX. Parent is not in default of any material requirements of the TSX and is in compliance in all material respects with the rules and policies of the TSX (including the TSX Company Manual). No delisting, suspension of trading or cease trade order with respect to any securities of Parent is pending, or to the Knowledge of Parent, threatened, and Parent has not been notified in writing by the TSX of any material non-compliance with the listing requirements thereof.

(f) The outstanding Parent Common Shares are registered under Section 12(b) of the Exchange Act and listed on NYSE American and Parent has not received any notice of deregistration or delisting from the SEC or NYSE American, as applicable. Parent is not in default of any material requirements of NYSE American and is in compliance in all material respects with the rules and policies of NYSE American applicable to Parent. No delisting, suspension of trading or cease trade order of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of NYSE American, preventing or suspending trading in any securities of Parent has been issued, and no legal proceedings for such purpose are pending, or to the Knowledge of Parent, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Common Shares under the Exchange Act.

Section 4.14 Sufficiency of Funds. Parent has, and at the Closing will have, sufficient cash on hand and other sources of immediately available funds available to Parent (without any requirement for third party financing and without giving effect to the availability of the Debt Financing) to pay the aggregate Cash Consideration, the Holdback Amount, the Specified Escrow Amount, if applicable, the Payoff Indebtedness and all other amounts required to be paid by Parent at the Closing pursuant to this Agreement. There are no conditions precedent to the availability of such funds, and Parent's obligations under this Agreement are not subject to any financing condition.

Section 4.15 [Intentionally omitted.]

Section 4.16 Tax Matters. Except as set forth in Section 4.146 of the Parent Disclosure Schedules:

(a) (i) Parent and each of its Material Subsidiaries has duly and timely filed, or has caused to be duly and timely filed on its behalf (after giving effect to all applicable extensions), all Tax Returns required to be filed by or with respect to it in compliance with Applicable Law in all material respects, (ii) all such Tax Returns are true, correct and complete in all material respects, and (iii) all material amounts of Taxes owed by Parent and each of its Material Subsidiaries (whether or not shown on any Tax Returns) have been paid in full. There are no Liens with respect to Taxes upon any asset of Parent or US Merger Sub HoldCo other than Liens described in clause (i) of the definition of Permitted Liens.

(b) All Taxes required to have been withheld and paid in connection with amounts paid by Parent and each of its Material Subsidiaries to any Employee, creditor, shareholder, or other Person have been withheld and paid over to the appropriate Taxing Authority in accordance with Applicable Law in all material respects.

(c) There are no ongoing Actions with respect to Taxes by a Governmental Authority against Parent or any of its Material Subsidiaries, and no Action has been threatened in writing. Neither Parent nor any of its Material Subsidiaries has received from a Governmental Authority any written notice of a proposed adjustment, deficiency or underpayment regarding any material amount of Taxes of Parent or any of its Material Subsidiaries, in each case, which has not been satisfied by payment in full or been withdrawn. No claim has ever been made by a Governmental Authority in a jurisdiction where Parent or any of its Material Subsidiaries do not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(d) Other than as a result of any automatic extension of time to file a Tax Return obtained in the Ordinary Course of Business or any extension of time which is no longer in effect, neither Parent nor any of its Material Subsidiaries has (i) agreed to any waiver of any statute of limitations in respect of Taxes that remains in effect; or (ii) consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority.

(e) Neither Parent nor any of its Material Subsidiaries has ever been a member of an affiliated, consolidated, combined, unitary, or other group for Tax purposes (including an "affiliated group" within the meaning of Code 1504(a) or any similar provision of state, local, or non-U.S. law) other than such a group with respect to which Parent or US Merger Sub HoldCo is or was the common parent.

(f) Neither Parent nor any of its Material Subsidiaries is liable for any Taxes of any other Person (other than Parent or any of its Subsidiaries) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) or as a transferee or successor, by contract, by operation of Law or otherwise, whether or not as a consequence of such Person failure to discharge such liability.

(g) Neither Parent nor any of its Material Subsidiaries is party to or bound by any Tax sharing, Tax allocation, or Tax indemnification agreement, other than any such agreement (i) as to which only Parent or its respective Subsidiaries are party or (ii) that is a commercial agreement entered into in the Ordinary Course of Business and a principal purpose of which is not related to Taxes.

(h) In the last two years, neither Parent nor any of its Material Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code or any similar provision of state, local, or foreign law.

(i) Neither Parent nor any of its Material Subsidiaries has participated in or has any liability or obligation with respect to any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4.

(j) Parent and each of its Material Subsidiaries has collected from any of its past and present customers (or other Persons paying amounts to Parent or its Subsidiaries) the amount of all material Taxes required to be collected by such entity (or for which such entity is responsible under Applicable Law to collect) and has paid and timely remitted such material Taxes when due, in the form required under Applicable Laws or made adequate provision for the payment of such amounts to the applicable Governmental Authority. All material input tax credits, refunds, rebates and similar adjustments of Taxes claimed by each of Parent and each of its Material Subsidiaries has been validly claimed and correctly calculated as required by Applicable Law, and each such corporation has retained all documentation prescribed by Applicable Law to support such claims. Where applicable, each of Parent and each of its Material Subsidiaries (i) has obtained all required information and documentation to support any zero-rating treatment of its supplies, and (ii) has been furnished with valid exemption certificates or their equivalent and has retained all such records and supporting documents in the manner required by Applicable Law.

(k) Parent and each of its Subsidiaries are in material compliance with all applicable transfer pricing laws and regulations (including Section 482 of the Code and Section 247 of the ITA) with respect to the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Parent and its Material Subsidiaries.

(l) Neither Parent nor any of its Material Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of the applicable local Tax law or an applicable Tax treaty), or otherwise become subject to Tax in any country other than its country of organization or incorporation. Parent, US Merger Sub HoldCo and each of Parent's Material Subsidiaries has been a tax resident only in the country of its incorporation since it was incorporated.

(m) To the Knowledge of Parent, neither Parent nor any of its Material Subsidiaries is or has been a "surrogate foreign corporation" within the meaning of Section 7874(a)(2)(B) of the Code.

(n) Following their respective formations, Merger Sub HoldCo and Dutch Merger Sub will be at all times through the Closing Date and including the date of completion of the Dutch Merger Sub Share Repurchase, disregarded as entities separate from Parent for U.S. federal income tax purposes. Following its formation and at all times through the Closing Date, each US Merger Sub will be a direct, wholly owned Subsidiary of US Merger Sub HoldCo. US Merger Sub HoldCo has been and will be at all times through the Closing Date, classified as a corporation for U.S. federal income tax purposes. Following its formation and at all times through the Closing Date US Merger Sub I will be classified as a corporation for U.S. federal income tax purposes. Following its formation and at all times through the Closing Date US Merger Sub II will be disregarded as an entity separate from US Merger Sub HoldCo for U.S. federal income tax purposes. Prior to the Closing Date, Parent shall take such actions as are required to ensure that immediately prior to the US Merger Effective Time, Parent directly owns stock constituting "control," within the meaning of Section 368(c) of the Code, of US Merger Sub HoldCo.

(o) Neither Parent nor any of its Subsidiaries is, nor will be, required to include any material amount in taxable income for any Tax period (or portion thereof) beginning after Closing pursuant to Section 481 of the Code or any comparable provision of other applicable Law, with respect to any (i) prepayment, (ii) installment sale, (iii) open transaction, (iv) improper use of or change in accounting method, (v) closing agreement within the meaning of Section 7121 of the Code, (vi) election under Section 108(i) of the Code, (vii) intercompany or other transaction where any Acquired Company and any counter-party are not dealing at arms'-length, or (viii) income inclusion pursuant to Sections 951 or 951A of the Code, as a result of any transactions or events occurring, or Tax accounting methods employed, prior to the Closing.

(p) Except for transactions, facts or circumstances contemplated by this Agreement, neither Parent nor any of its Material Subsidiaries is aware of any facts, agreements, plans or other circumstances, and neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or refrained from taking any action, where such action or omission would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended US Tax Treatment.

(q) Each of Parent and each of its Subsidiaries has maintained and continues to maintain at its place of business in Canada all records and books of account required to be maintained under the ITA, the Excise Tax Act (Canada) and any comparable Law of any province or territory in Canada, including Laws relating to sales and use taxes.

(r) The terms and conditions made or imposed in respect of every transaction (or series of transactions) between Parent, or any of its Subsidiaries and any Person that is (x) a non-resident of Canada for purposes of the ITA, and (y) not dealing at arm's length with Parent or any of its Subsidiaries, as the case may be, for purposes of the ITA, do not differ from those that would have been made between persons dealing at arm's length for purposes of the ITA.

(s) There are no transactions or events that have resulted, and no circumstances existing, which could result in the application to Parent or any of its Subsidiaries of sections 80, 80.01, 80.02, 80.03, 80.04 of the ITA or any analogous provision of any comparable law of any province or territory of Canada.

(t) Neither Parent nor any of its Material Subsidiaries has incurred any deductible outlay or expense owing to a Person not dealing at arm's length (for purposes of the ITA) with Parent or such Material Subsidiary, as the case may be, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in the Parent or such Material Subsidiary's income for Canadian income tax purposes, as the case may be, for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable law of any province or territory of Canada.

(u) Neither Parent nor any of its Material Subsidiaries has acquired property from a Person not dealing at arm's length (for purposes of the ITA) with it in circumstances that would result in Parent or such Material Subsidiary, as the case may be, becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any analogous provision of any comparable law of any province or territory of Canada.

Section 4.17 Investigation; No Additional Representations, Etc.

(a) Parent (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Business, and the business, assets, condition, operations and prospects of the Acquired Companies, and (ii) has been furnished with or given access to such documents and information about the Business and the Acquired Companies as necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Contemplated Transactions. Each of Parent and US Merger Sub HoldCo has received all material relating to the Business that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made herein or to otherwise evaluate the merits of the Contemplated Transactions. The Acquired Companies have answered to Parent's satisfaction all inquiries that Parent and its Representatives and advisors have made concerning the Business or otherwise relating to the Contemplated Transactions. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties expressly contained in Article 3 and Article 3A (in each case, as qualified by the Schedules). Parent acknowledges that, other than as expressly set forth in Article 3 and Article 3A (in each case, as qualified by the Schedules), none of the Acquired Companies or any other Person makes or has made(or will be deemed to have made), and neither Parent nor any of its Material Subsidiaries is relying, or has relied, on any representation or warranty of any kind or nature, either express or implied, including any statements in the materials relating to any Acquired Company or the Business made available to Parent or its Representatives, including due diligence materials, memoranda or similar materials, management presentations or projections, forecasts, estimates, budgets, forward-looking statements, or other predictions, but nothing in the foregoing statement shall limit the representations and warranties expressly set forth in Article 3 or Article 3A.

(b) Except for the representations and warranties set forth in this Article 3.09, as qualified by the Parent Disclosure Schedules, or set forth in Section 2.10(a)(vii), neither Parent, US Merger Sub HoldCo nor any other Person on behalf of Parent or US Merger Sub HoldCo makes or has made any express or implied representation or warranty with respect to Parent, US Merger Sub HoldCo or their respective businesses, operations, assets, liabilities or condition, financial or otherwise, in connection with this Agreement or the Contemplated Transactions, and Parent and US Merger Sub HoldCo hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made in this Article 3.09, neither Parent, US Merger Sub HoldCo nor any other Person on behalf of Parent or US Merger Sub HoldCo makes or has made any representation or warranty with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, US Merger Sub HoldCo or their respective businesses or (ii) any oral or written information presented to the Acquired Companies or any of their Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or the Contemplated Transactions.

Section 4.18 Madagascar Project. With respect to Parent's Madagascar Project, Parent represents and warrants as follows:

(a) Expropriation Risk. To Parent's knowledge, there is no pending or threatened expropriation, nationalization, compulsory acquisition, confiscation, or similar governmental action (collectively, "Sovereign Takings") materially affecting or that would reasonably be expected to have a material effect on Parent's mining concessions, licenses, permits, or other governmental authorizations in Madagascar.

(b) Concessions, Title, and Competing Claims. Except as would not otherwise be material to Parent, to Parent's Knowledge, (i) the mining license and environmental approvals for the Madagascar Project were granted in accordance with applicable Madagascar law and regulatory requirements and remain valid and in full force and effect; (ii) Parent or one of its Subsidiaries has good and valid title to, or valid leasehold or license interests in, the mining concessions, mineral rights, real property interests, and other material assets necessary to conduct its current business; and (iii) there are no claims, rights, or interests asserted by third parties with respect to the Madagascar Project, including any claims by indigenous peoples, local communities, or customary landholders, any environmental claims or liabilities, or any overlapping or conflicting concession rights.

Section 4.19 Financing. As of the date hereof, Parent has delivered to the Ara Parties true, complete and correct copies of the duly executed debt commitment letter(s) and each executed fee letter associated therewith (including all exhibits, annexes, schedules, term sheets and executed fee letters (which may be redacted solely to omit fee amounts and economic terms that do not impact the amount or availability of the Debt Financing or expand the conditions to obtaining such Debt Financing on the Closing Date)), dated as of the date hereof (such commitment letter(s), including all exhibits, annexes, schedules, term sheets, fee letters and supplements and amendments thereto, collectively, the "Debt Commitment Letter(s)"), from the Debt Financing Sources party thereto providing the terms and conditions upon which the Debt Financing Sources have committed to provide debt financing (the "Debt Financing") in the aggregate amount set forth therein. As of the date hereof, other than the Debt Commitment Letter(s), there are no side letters or other agreements, contracts or arrangements of any kind relating to the funding of the full amount of the Debt Financing from the Debt Financing Sources or that could adversely affect the availability or conditionality of the Debt Financing or the enforceability of the Debt Commitment Letter(s). As of the date hereof, the Debt Commitment Letter(s) constitute legal, valid and enforceable obligations of Parent and, to the knowledge of Parent, each other party thereto, in each case except as limited by the Enforceability Exceptions. As of the date hereof, Parent is not in breach of any terms of the Debt Commitment Letter(s) and, as of the date hereof, to the knowledge of Parent, no event has occurred and no circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure by Parent to satisfy any condition set forth therein on the terms thereof or permit any Debt Financing Source to terminate, rescind, reduce or modify its commitments thereunder. As of the date hereof, no Debt Commitment Letter has been amended, supplemented, altered, or modified in any respect, and no such amendment, supplementation, alteration or modification by Parent is contemplated, pending or the subject of current discussions, and the respective commitments contained in the Debt Commitment Letter(s) have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated. Except as expressly set forth in the Debt Commitment Letter(s), there are no conditions, contingencies or requirements (express or implied) to the obligations of the Debt Financing Sources to fund the Debt Financing. As of the date hereof, assuming the satisfaction of the conditions set forth in Article 8, Parent is not aware of any fact, occurrence or condition that would cause the financing commitments in the Debt Commitment Letter(s) to terminate or be ineffective or any term or condition of closing required to be satisfied by it pursuant to any Debt Commitment Letter to not be met on or prior to the Closing Date. On the funding of the Debt Financing in accordance with the terms of the Debt Commitment Letter(s), the aggregate proceeds of the Debt Financing and any cash on hand of the Parent will be sufficient to satisfy Parent's obligation to pay (i) all amounts described in Section 2.09(c) and (ii) all out-of-pocket fees, costs and expenses payable by Parent at the Closing in connection with the transactions contemplated hereby including, if applicable, the Specified Escrow Amount required to be deposited into the Specified Escrow Account (such amount, the "Required Funding Amount"); provided that, for the avoidance of doubt, nothing in this Section 4.19 shall be construed to limit, qualify or otherwise modify Parent's representations and warranties in Section 4.14 or Parent's obligation to consummate the Closing when required pursuant to this Agreement, whether or not the Debt Financing or any other financing is available or funded. Parent has fully paid any and all commitment fees, if any, or other fees required by the Debt Commitment Letter(s) to be paid as of the date hereof. Parent understands and acknowledges that the obligations of Parent to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent's consummation of any financing arrangement or obtaining of any financing, or the availability, grant, provision or extension of any financing to Parent or any other Parent Party. Each Parent Party acknowledges and agrees that its respective obligations under this Agreement, including its obligations to consummate the transactions contemplated hereby, are not contingent upon its ability to obtain any financing.

Section 4.20 Government Contracts. With respect to any Government Contract to which Parent or any of its Subsidiaries is or has been a party since the Lookback Date: (a) neither Parent nor such Subsidiary has been in material breach of or material default under any Government Contract, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by Parent or such Subsidiary; (b) all representations and certifications applicable to such Government Contracts and Government Contract Bids were accurate in all material respects when made and have been updated as required; (c) invoices submitted by Parent nor such Subsidiary were accurate in all material respects, and any required adjustments have been promptly credited and reported to the applicable customer and recorded in the financial records of the Parent or the relevant Subsidiary; (d) neither the Parent nor such Subsidiary hold a facility security clearance as defined in the National Industrial Security Program Operating Manual (32 C.F.R. pt 117) and neither the Parent nor such Subsidiary needs a facility security clearance or needs its employees to hold personnel security clearance(s) to perform any Government Contract; (e) neither the Parent nor such Subsidiary has claimed "small business" status or other preferred bidder status (such as veteran-owned small business, service-disabled veteran-owned small business, woman-owned, HUBZone, 7(a) small business, minority-owned, etc.) in relation to a Government Contract or Government Contract Bid; (f) neither the Parent nor such Subsidiary nor any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101) has been suspended, debarred, or otherwise excluded from contracting with a Governmental Authority or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; (g) neither the Parent nor such Subsidiary has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Government Contract and (h) neither the Parent nor such Subsidiary have received or been provided any written cure notice, show cause notice, notice of investigation or audit by a Governmental Authority.

ARTICLE 5
COVENANTS OF THE ACQUIRED COMPANIES

Section 5.01 Conduct of the Business. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, except  (i) as required, permitted or contemplated by Annex B, (ii) as set forth on Section 6.01(a) of the Schedules, (iii) as required, permitted or contemplated by this Agreement, (iv) as required by Applicable Law or by a Governmental Authority, (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (vi) which is required to be done to reasonably respond to an emergency or disaster, between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Article 9:

(a) The Acquired TopCo Equityholders shall cause each Acquired Company to, and each, use commercially reasonable efforts to (i) conduct the Business in the Ordinary Course of Business, and (ii) (A) preserve intact its business organization, (B) preserve satisfactory business relationships with material customers, suppliers, and others having material business dealings with any Acquired Company, (C) maintain and preserve the services of and its relationships with its officers, directors and other key employees and service providers and (D) maintain and preserve its properties and assets in good and workmanlike condition;

(b) Without limiting the generality of the foregoing, subject to Section 5.01(c), without the prior written consent of Parent, Holder shall not, and shall cause each Acquired Company not to, and shall not permit any of the Subsidiaries of the Acquired Companies to, directly or indirectly:

(i) amend, modify or adopt any change in the Organizational Documents of any Acquired Company;

(ii) adjust, split, combine or reclassify any Equity Interests of any Acquired Company;

(iii) transfer, issue, sell, award, pledge, encumber or dispose of any Equity Interests of any Acquired Company, or repurchase, redeem or otherwise acquire any Equity Interests of any Acquired Company (other than repurchases or redemptions made in connection with the termination of employment of employees of an Acquired Company in the Ordinary Course of Business or in connection with any Permitted Financing);

(iv) declare, issue, make or pay any dividend or other distribution of assets to the equityholders of any Acquired Company or any other Person except between Acquired Companies or to the extent that such dividend or distribution is expressly Permitted Leakage;

(v) sell, lease, license or otherwise dispose of any material business, tangible properties or Assets (whether by merger, sale of Equity Interests, sale of assets or otherwise), except for disposition of obsolete equipment or other Assets or the sale of products, in each case, in the Ordinary Course of Business;

(vi) acquire the Equity Interests or substantially all of the assets of, or merge, combine or consolidate with, any Person;

(vii) mortgage, pledge, encumber, create or otherwise incur any Lien on any asset of any Acquired Company (other than Permitted Liens);

(viii) make any loans, advances, or capital or in-kind contributions or improvements to, or investments in, any other Person, other than (A) by and between Acquired Companies, and (B) payroll advances or advances for travel or other normal business expenses to officers and employees in the Ordinary Course of Business;

(ix) except in the Ordinary Course of Business or as required by Applicable Law or any Collective Bargaining Agreement, Material Contract or Acquired Company Plan, (A) materially increase the compensation or benefits of any Service Provider with base compensation that equals or exceeds $350,000, (B) enter into any employment or severance agreement with any Service Provider with base compensation that equals or exceeds $350,000; (C) grant any Service Provider any right or entitlement to any change in control bonus, retention or stay bonus or transaction bonus, (D) accelerate the payment, vesting or funding of any material compensation or benefits under any Acquired Company Plan, (E) adopt, materially amend or terminate any material Acquired Company Plan, except (i) as required to maintain the tax-qualified status of any Acquired Company Plan, or (ii) renewals of Acquired Company Plans providing health or welfare benefits that does not materially increase the cost to the Acquired Companies of maintaining such Acquired Company Plans, or (F) hire or terminate (other than for cause or due to disability) the employment of any Service Provider with annual base compensation that equals or exceeds $350,000, other than to fill an open position as of the date of this Agreement or to replace any Service Provider who ceases to be employed by an Acquired Company prior to the Closing Date;

(x) pay, discharge, settle, satisfy or affirmatively waive any pending or threatened Action, Governmental Order or other material dispute by, against or involving any Acquired Company (A) with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate or (B) which would impose any restrictions on the operation of the Business or any other material continuing obligations on behalf of any Acquired Company; provided that this Section 5.01(b)(x) will not restrict any negotiation, settlement, compromise, resolution, mediation, arbitration, judicial proceeding or other action with respect to the Specified Matter, in each case as contemplated by Annex B;

(xi) adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

(xii) materially change its accounting policies (except as required by changes in GAAP or IFRS or Applicable Law or as disclosed in the notes to the Financial Statements);

(xiii) (A) make (other than in the Ordinary Course of Business), change or revoke any Tax election (including any entity classification election or change in entity classification pursuant to Treasury Regulations Section 301.7701-3), (B) except as set forth on Schedule 5.01(a)(xiii)(B), change any method of accounting for Tax purposes or any Tax accounting period, (C) settle any Tax proceeding, investigation or assessment with respect to material Taxes, (D) file any amended income Tax Return or other material amended Tax Return, (E) enter into any Tax sharing, Tax allocation or Tax indemnity agreement (other than any commercial agreement entered into in the Ordinary Course of Business and a principal purpose of which is not related to Taxes), (F) enter into any closing agreement relating to any material Tax, or (G) surrender any right to claim a material Tax refund;

(xiv) take any action that would cause any Insurance Policy to lapse or be revoked, except in connection with entering into any Contractual Obligations and subject to availability and market conditions;

(xv) except in the Ordinary Course of Business, enter into, modify or amend, terminate (other than in accordance with its terms), elect not to renew or waive any material right under any Real Property Lease or any Contractual Obligation that is required to be disclosed on Schedule 3.14(a), or that would have been required to be disclosed on Schedule 3.14(a) if in effect as of the date hereof; provided that this Section 5.01(b)(xvi) will not restrict (i) the entry into any contract with a third-party service provider in the Ordinary Course of Business for the purpose of servicing or performing obligations under existing customer contracts or programs, or (ii) any amendment, restatement, supplement, waiver, reinstatement, replacement or renegotiation of the Specified Agreement or entry into a Renegotiated Specified Agreement, in each case as contemplated by Annex B;

(xvi) incur (x) pursuant to new Contractual Obligations or (y) by amending, supplementing or otherwise modifying (including to permit incremental borrowing capacity) any Contractual Obligations in existence on the date of this Agreement, any indebtedness; provided that this Section 5.01(b)(xvi) will not restrict (i) the Acquired Companies from incurring indebtedness in the Ordinary Course of Business under any existing Contractual Obligations outstanding on the date of this Agreement (without amendment to increase the capacity under any such Contractual Obligation), (ii) indebtedness of any Acquired Company to another Acquired Company, (iii) any incurrence of indebtedness, loan, advance, capital contribution or other funding by Holder or its Affiliates to any Acquired Company, and any repayment, satisfaction or discharge of the Specified Debt, in each case as contemplated by Annex B, or (iv) the Acquired Companies from entering into new Contractual Obligations to replace existing Contractual Obligations that are terminated in the Ordinary Course of Business, and incur debt thereunder, so long as such new Contractual Obligations do not increase the total borrowing capacity of the Acquired Companies in excess of the total borrowing capacity pursuant to Contractual Obligation in existence on the date of this Agreement; provided, further that any such borrowings permitted under this Section 5.01(b)(xvi) will not be used for dividends or distributions to any shareholder (to the extent such shareholder is not an Acquired Company) of the Acquired Companies;

(xvii) guarantee or secure the obligations of any Person other than guarantees or securities made in the Ordinary Course of Business for the benefit of another Acquired Company;

(xviii) forgive any loans to directors, officers, employees or any of their respective Affiliates;

(xix) sell, assign, transfer, exclusively license, abandon or allow to lapse, or grant any Lien on any material Acquired Company Owned Intellectual Property, in each case other than Registered Acquired Company Intellectual Property at the end of its statutory term;

(xx) approve any capital expenditures or commitments (i) in excess of €20,000,000 for e-VAC and (ii) in excess of €20,000,000 for any other Acquired Companies, each in the aggregate; provided that, notwithstanding the foregoing, e-VAC may incur capital expenditures necessary to retrofit or expand its facilities in connection with a new sales contract in excess of €20,000,000 with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed);

(xxi) enter into any arrangements between any Leakage Related Party, on the one hand, and any of the Acquired Companies, on the other hand;

(xxii) except in the Ordinary Course of Business, sell, transfer, assign, convey, abandon, or otherwise divest of any interest in the Real Property; or

(xxiii) authorize or agree or commit to do any of the foregoing.

(c) Other than the right to consent or withhold consent with respect to the foregoing matters (which consent will not be unreasonably withheld, delayed or conditioned), and without limiting the rights of Parent in any Transaction Document, nothing contained in this Agreement will give to Parent, directly or indirectly, any right to control or direct the operation of the Acquired Companies prior to the Closing. If Parent does not respond in writing to a written request for consent within 10 Business Days after receipt of such request (which request shall include reasonable detail regarding the action for which consent is sought), Parent shall be deemed to have granted its consent to the applicable action.

Section 5.02 Access to Information. From the date hereof until the Closing or the earlier termination of this Agreement and to the extent permitted under Applicable Law, upon reasonable advance notice (which notice shall be not less than two (2) Business Days), the Acquired Companies will (i) give Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the relevant personnel, offices, properties, books and records of the Acquired Companies and (ii) furnish to such Persons such financial, Tax and operating data and other information relating to the Acquired Companies as such Persons may reasonably request including to facilitate regulatory processes and post-Closing integration planning, provided, however, that any such access or furnishing of information will be conducted at Parent's expense (limited to Parent's and its Representatives' costs, and customary out-of-pocket copying and data-room fees), during normal business hours, under the supervision of the Acquired Companies' personnel and in such a manner as not to materially disrupt the normal operations of the Acquired Companies. No such Person will have access to personnel records of any Acquired Company relating to individual performance or evaluation records, medical histories or other information, the disclosure of which could subject an Acquired Company to risk of liability. No Acquired Company will be required to disclose to Parent or its counsel, financial advisors, auditors and other Representatives any information if doing so (x) would be reasonably likely (as determined in good faith) to violate any Contractual Obligation or Applicable Law (including competition laws) (provided that the Parties shall implement reasonable clean-team and counsel-to-counsel arrangements, redactions and common-interest/non-waiver agreements to facilitate disclosure to the maximum extent permitted) to which such Acquired Company is a party or is subject, (y) could, in such Acquired Company's good faith belief based on advice of counsel, result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) provided that the Acquired Companies shall use reasonable efforts to provide information in a manner that does not waive privilege, including counsel-to-counsel summaries and redactions (z) would require disclosing the information that is competitively sensitive within the meaning of Applicable Law and would reasonably be expected to give rise to antitrust concerns if shared other than through a clean team or outside counsel; provided that such information shall be made available to Parent's designated clean team and/or outside counsel on a non-public, no-share basis; provided, however, that in the event of clauses (x), (y) or (z), the Acquired

Companies shall (1) notify Parent of the general nature of the information being withheld and the basis therefor and (2) use commercially reasonable efforts to make appropriate substitute arrangements under such circumstances to provide such access or information in a manner that does not result in such effects or otherwise limit the information it is otherwise able to provide. Parent and its Representatives will not be permitted, prior to the Closing, to perform any sampling, testing, or other invasive investigations of soil, groundwater, air or other environmental media, or of building materials or equipment, including any Phase II environmental site assessment. Parent shall not, and shall cause its Representatives not to, directly or indirectly contact or communicate with any customer, supplier, distributor, or vendor of the Acquired Companies in connection with, or relating to, this Agreement or the Contemplated Transactions, without the prior written consent of the Acquired Companies (such consent not to be unreasonably withheld, conditioned or delayed). The Acquired Companies shall use commercially reasonable efforts to facilitate reasonable diligence interactions with Top Customers and Top Suppliers, including jointly coordinated calls or meetings upon Parent's reasonable request. In no event will any Acquired Company be required to disclose any information that relates to the evaluation of strategic alternatives by any Acquired Company or their respective Affiliates, including the valuation of the Acquired Companies or any bids received from other potential acquirors to the extent such information is unrelated to the representations and warranties, financial statements, or the operation of the Business; The Acquired Companies shall, and shall cause their Subsidiaries and Representatives to, reasonably cooperate with Parent in implementing the clean-team and non-waiver arrangements referenced above. During any visits to any offices, properties or sites of or leased by the Acquired Companies permitted by this Section 5.02, Parent shall comply, and will cause its Representatives to comply, with all safety, health and security rules applicable to the premises being visited (to the extent such rules have been provided to Parent in writing or are posted at the applicable premises and are of general applicability to visitors). Parent shall indemnify, defend and hold harmless the Acquired Companies and their respective Affiliates and Representatives from and against all losses to the extent resulting from or relating to the activities of Parent and its Representatives. In no event shall Parent be liable for any punitive, special, exemplary or consequential damages (including lost profits or diminution in value) except to the extent finally awarded to a third party. None of Holder, the Acquired Companies or any of their respective Affiliates make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.02. Parent and US Merger Sub HoldCo may not rely on the accuracy of (and Parent and US Merger Sub HoldCo expressly disclaim reliance upon) any such information in each case other than as expressly set forth in the Acquired Companies' representations and warranties contained in Article 3 (Representations and Warranties regarding the Acquired Companies), the Acquired TopCo Equityholders' representations and warranties contained in Article 3A (Representations and Warranties of the Acquired TopCo Equityholders) or in any certificate delivered at Closing pursuant to this Agreement; provided, however, that nothing in this Section 5.02 limits or restricts (x) any claim for Fraud, (y) Parent's rights with respect to any breach of covenant in this Agreement, or (z) Parent's or its insurers' rights under any representations and warranties insurance policy, in each case subject to the terms of this Agreement. None of the Ara Parties shall knowingly provide false information to Parent or its Representatives, and if they do so, the foregoing disclaimer will not limit Parent's remedies with respect thereto. Without limiting the generality of the foregoing, from the date hereof until the Closing or the earlier termination of this Agreement, to the extent permitted under Applicable Law, and without being required to waive any applicable attorney-client privilege or work product protection, the Ara Parties shall consult with Parent and keep Parent reasonably informed, at reasonable intervals upon Parent's reasonable request, regarding (1) the status of any negotiations, discussions, or proposals to enter into, amend, renew, extend, replace, waive, or terminate any material Contractual Obligation of any Acquired Company; and (2) the status of any pending or, to the Knowledge of the Ara Parties, threatened material Action, Governmental Order or other dispute by, against or involving any Acquired Company (A) with a material value or (B) which would impose any material restrictions on the operation of the Business or any other material continuing obligations on behalf of any Acquired Company, in each case, solely to the extent such information is reasonably available to the Ara Parties without undue burden and subject to applicable confidentiality obligations and the Ara Parties' reasonable control of any such matter; provided that nothing in this sentence shall require the Ara Parties or any Acquired Company to take, omit to take, or agree to take any action at Parent's direction or limit the Ara Parties' or any Acquired Company's ability to control any negotiation, dispute, Action, Governmental Order or other matter prior to the Closing.

Section 5.03 Termination of Affiliate Obligations. On or before the Closing Date, except as set forth on Schedule 5.03, (a) each Acquired Company shall cause the termination, effective no later than at or immediately prior to the Closing, of each Contractual Obligation between such Acquired Company and any Ara Party or any Affiliate of an Ara Party (other than any Acquired Company), in each case, in its entirety without any ongoing liability or obligation of Parent or any of its Affiliates or Subsidiaries (including, following the Closing, the Acquired Companies) from and after the Closing, (b) each Acquired Company shall revoke or terminate, effective no later than at or immediately prior to the Closing, any power of attorney or similar authorization granted by such Acquired Company to any Ara Party or any of their respective Affiliates (other than any Acquired Company), and (c) Holder and each other applicable Acquired TopCo Equityholder shall, and shall cause their respective Affiliates to, effective as of Closing and immediately after the calculation of the Cash Consideration giving effect to the Outstanding Permitted Financing Amount and any Negative Leakage, forgive, cancel, and release each Acquired Company from any and all obligations in respect of any Outstanding Permitted Financing Amount (including any principal, fees, or other amounts), and such forgiveness, cancellation and release shall be without any further action or consideration on the part of the Acquired Companies. For the avoidance of doubt, this Section 5.03 shall not require the termination, modification or amendment of any Contractual Obligation solely between or among Acquired Companies, and no intra-group arrangement among the Acquired Companies shall be affected by the foregoing obligations. For the avoidance of doubt, notwithstanding any termination, forgiveness, cancellation or release of obligations pursuant to this Section 5.03, any amount funded by Holder or any of its Affiliates to any Acquired Company, or any amount in respect thereof, that constitutes Negative Leakage or Outstanding Permitted Financing Amount shall be included in the calculation of Cash Consideration.

Section 5.04 Payoff Letters. The Acquired Companies will deliver to Parent, no later than three (3) Business Days prior to the Closing Date (with drafts being delivered no later than five (5) Business Days prior to the Closing Date) (a) executed copies of the Payoff Letters in form and substance reasonably satisfactory to Parent, which Payoff Letters shall each (x) indicate the total amount required to be paid to fully satisfy all principal, interest, fees, prepayment premiums, termination costs, penalties, breakage costs and any other monetary obligations then due and payable under the Payoff Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the "Payoff Amount"), (y) state that, upon receipt of the Payoff Amount under such Payoff Letter, the Payoff Indebtedness and all related loan documents shall be automatically terminated (other than provisions that by their nature survive payoff) (or words to that effect) and (z) provide that all Liens, pledges, security interests and guarantees (if any) in connection with the Payoff Indebtedness relating to the assets and properties of the Acquired Companies securing the obligations under the Payoff Indebtedness shall be automatically released and terminated upon payment of the Payoff Amount on the Closing Date (other than any cash collateral, backstop letters of credit or other collateral required under the terms of the applicable Payoff Letter) and (b) documentation relating to the repayment, prepayment, redemption, discharge or termination of all obligations under the Payoff Indebtedness and the release of all related Liens, pledges, security interests and guarantees with respect to the Payoff Indebtedness (including any mortgage releases and termination statements on form UCC-3 or other releases reasonably necessary to effect the release of all applicable security interests granted in connection with such Payoff Indebtedness). The Acquired Companies and the Acquired TopCo Equityholders shall use commercially reasonable efforts to cooperate with Parent in obtaining the Payoff Letters and related release documentation as contemplated by this Section 5.04.

Section 5.05 Preparation of Form 8-K, Scheme Booklet and other Disclosure Documents. As promptly as reasonably practicable following the date of this Agreement, Parent and the Acquired Companies shall cooperate in good faith in preparing, and Parent shall cause to be filed (or, in respect of clause (b) below, cooperate in respect of the filing by ASM of), (a) with the SEC and Canadian Securities Authorities one or more Current Reports on Form 8-K which shall contain business and financial information of the Acquired Companies and Parent (each, a "Form 8-K") in a form mutually agreed by Parent and the Acquired Companies, each acting reasonably, as required by the form requirements of Form 8-K and as required by any investment bank assisting with any debt financing, including the Debt Financing, or any equity financing (an "Equity Financing"), acting reasonably, and (b) with the Australian Securities and Investments Commission ("ASIC") a Scheme Booklet (the "Scheme Booklet") in a form mutually agreed by Parent, the Acquired Companies and ASM, each acting reasonably, which shall contain business and financial information of the Acquired Companies, Parent and ASM. Each of the Acquired Companies shall furnish to Parent all information required to be disclosed in each Form 8-K and the Scheme Booklet concerning itself, its Affiliates and the holders of its capital stock or other equity interests, including all information necessary for the preparation of pro forma financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of each Form 8-K and the Scheme Booklet, including obtaining and providing any required verification and consents for the disclosure, including providing in a form consistent with customary Australian scheme of arrangement practice a certificate from each Acquired Company in favor of ASM consenting to the inclusion of the information about that Acquired Company in the Scheme Booklet and, in a form consistent with customary Australian scheme of arrangement practice, a certificate from each Acquired Company in favor of ASM confirming that the information about that Acquired Company in the Scheme Booklet does not contain any statement that is false or misleading in a material respect (including by omission); provided, however, that (i) such certificates shall not constitute representations or warranties under this Agreement and shall not give rise to any claim by Parent or its Affiliates under this

Agreement (including under Article 3 or Article 3A), and (ii) such certificates shall be limited to confirming information actually included in the Scheme Booklet and shall not require the Acquired Companies to identify or certify as to any information not included therein, provided that (x) Parent shall be responsible for the preparation and filing of pro forma financial statements in connection with the preparation and filing of each Form 8-K and the Scheme Booklet (including all costs and expenses associated therewith), (y) the Acquired Companies' obligation to furnish information shall be limited to information in their possession or reasonably available to them, and (z) the Acquired Companies shall not be required to provide any information the disclosure of which would, in the good faith judgment of the Acquired Companies (based on advice of counsel), waive any applicable attorney-client privilege or work product protection. None of the information supplied or to be supplied by the Acquired Companies for inclusion or incorporation by reference in (i) any Form 8-K will, at the time such Form 8-K is filed with the SEC and Canadian Securities Authorities, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) the Scheme Booklet will, at the date of mailing to shareholders of ASM and the time of the meeting of shareholders of ASM and the second court hearing as described in the Scheme Booklet, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (including by omission), provided that if, after the filing of the Scheme Booklet, any event occurs or condition exists as a result of which the Scheme Booklet, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Acquired Companies shall promptly notify Parent and shall promptly cooperate in the preparation of an amendment or supplement to the Scheme Booklet as may be necessary. Prior to filing any Form 8-K or filing or mailing the Scheme Booklet (or any amendment or supplement thereto) or responding to any comments of the SEC, Canadian Securities Authorities or the ASIC with respect thereto, each of the Acquired Companies and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response, and each Party Group will provide the other Party Group with a copy of all such filings made with the SEC, Canadian Securities Authorities or the ASIC by any member of such first Party Group. If, at any time prior to the Effective Time, any information relating to the Acquired Companies, or their respective Affiliates, officers or directors, should be discovered by any Party, and such information should be set forth in an amendment or supplement to any Form 8-K, the Scheme Booklet or any other disclosure or financing document so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify a member of the other Party Group and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and Canadian Securities Authorities or the ASIC and disseminated to the stockholders of ASM, as applicable. Senior management of each of the Acquired Companies shall provide all representation letters reasonably required by Parent in connection with the preparation of Parent's financial statements, SEC filings, the Scheme Booklet and any other disclosures, provided that such representations letters are customary in form and scope. Each of the Acquired Companies shall cooperate, and shall cause its auditors to cooperate, with Parent and shall use commercially reasonable efforts to cause its auditors to provide all reasonable assistance requested by Parent and Parent's auditor in connection with (1) the management's report on internal controls and the auditor's report on internal controls of Parent, in each case with respect to Parent's internal controls as required by Sections 404(a) and 404(b) of the Sarbanes-Oxley Act, and (2) certifications, opinions, consents or comfort letters required by any of the Acquired Companies' auditors, management of any of the Acquired Companies or other experts of any of the Acquired Companies in connection with any SEC filings, the Scheme Booklet or any financing activities of Parent. Parent relies on filings in accordance with applicable U.S. securities laws to comply with disclosure obligations under Canadian Securities Laws and will rely on such filings to comply with disclosure obligations under Canadian Securities Laws in connection with the Contemplated Transactions. All reasonable, documented out-of-pocket costs and expenses (including auditor fees, attorneys' fees, and other third-party costs) incurred by the Acquired Companies or any of their respective Affiliates in connection with their cooperation under this Section 5.05, including in connection with the preparation, filing and distribution of each Form 8-K and the Scheme Booklet, the provision of auditor consents, comfort letters, certifications, representation letters and any other assistance contemplated by this Section 5.05, shall be borne by Parent and promptly reimbursed by Parent upon receipt of reasonable documentation thereof.

Section 5.06 Pre-Closing F-Reorganization(a). On the day prior to the date of the Dutch Merger Effective Time, Holder and the Minority Holders shall cause the Pre-Closing F-Reorganization to be consummated. Prior to consummation of the Pre-Closing F-Reorganization, Holder and the Minority Holders shall provide drafts of the material documents to Parent. Holder and the Minority Holders shall consider in good faith any reasonable comments provided by Parent in writing to Holder and the Minority Holders not less than three (3) Business Days prior to consummation of the Pre-Closing F-Reorganization. At or before the Closing, the Pre-Closing Transfers will have been made at fair market value for German Tax purposes.

Section 5.07 Pre-Closing Assignment of PRC Joint Venture Company Interest. Prior to the Closing, the Acquired Companies and Holder shall use commercially reasonable efforts to assign, transfer, or otherwise dispose of the JV Interest to Holder or an Affiliate of any Acquired TopCo Equityholder other than the Acquired Companies (such assignee, the "Designated Transferee"), in each case, in accordance with the procedures and requirements set forth in the JV Contract, including, without limitation, by complying with all rights and obligations and obtaining any required approvals or consents under the JV Contract.

ARTICLE 6
COVENANTS OF PARENT

Section 6.01 Conduct of Parent Pending the Mergers.

(a) Parent agrees that from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Article 9, subject to Section 6.01(c) and except (i) as set forth on Section 6.01(a) of the Parent Disclosure Schedules, (ii) as required by the ASM Transaction, (iii) as required, permitted or contemplated by this Agreement, (iv) as required by Applicable Law or by a Governmental Authority, (v) as consented to in writing by any of the Ara Parties (which consent shall not be unreasonably withheld, delayed or conditioned), (vi) which is required to be done to reasonably respond to an emergency or disaster, Parent shall, and shall cause each other member of the Parent Group to, (A) use commercially reasonable efforts to conduct their businesses in all material respects in the Ordinary Course of Business and (B) use commercially reasonable efforts to preserve in all material respects their business organizations, and maintain satisfactory relations and goodwill with Governmental Authorities and the material customers of the Parent Group.

(b) Without limiting the generality of the foregoing, subject to Section 6.01(c) and except (i) as set forth on Section 6.01(a) of the Parent Disclosure Schedules, (ii)  (iii) as required, permitted or contemplated by this Agreement, (iv) as required by Applicable Law or by a Governmental Authority, (v) as consented to in writing by any of the Ara Parties (which consent shall not be unreasonably withheld, delayed or conditioned), (vi) which is required to be done to reasonably respond to an emergency or disaster, between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Article 9, Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i) adjust, split, combine, subdivide or reclassify any Equity Interests of Parent or any Subsidiary of Parent in a manner that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Contemplated Transactions;

(ii) authorize, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to Equity Interests of Parent or any Subsidiary of Parent, except for the declaration and payment of dividends or other distributions to Parent or any Subsidiary of Parent by any direct or indirect wholly owned Subsidiary of Parent;

(iii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, Equity Interests of Parent or any other member of the Parent Group other than (A) the acquisition by Parent of Equity Interests of Parent in connection with the forfeiture, exercise, vesting or settlement of equity or equity-based awards outstanding as of the date of this Agreement or granted after the date of this Agreement in the Ordinary Course of Business, including to satisfy any exercise price or Tax withholding obligation, and (B) repurchases, redemptions or other acquisitions of Equity Interests of any wholly owned Subsidiary of Parent by Parent or any other wholly owned Subsidiary of Parent;

(iv) issue, or agree to issue, a material number of Parent Common Shares, being a number of Parent Common Shares which exceeds twenty percent (20%) of the number of Parent Common Shares issued and outstanding as of the date of this Agreement, or grant an option or other incentive right over such a material number of Parent Common Shares, or agree to grant such an option or other incentive right, other than (A) the issuance of Parent Common Shares upon the exercise, settlement, conversion or vesting of any outstanding options, incentive rights or other Equity Interests of Parent on issue as of the date of this Agreement or (B) grants or issuances of equity or equity-based awards under Parent's incentive plans in the Ordinary Course of Business having regard to the quantum of grants of rights made in the twenty-four (24) months prior to the date of this Agreement; or

(v) grant a Lien, or agree to grant a Lien, in the whole, or a substantial part, of its business or property, when taken in the context of the Parent Group as a whole.

(c) Nothing in this Section 6.01 restricts the ability of Parent to take any action in connection with any:

(i) expansion of processing capacity at any Parent Material Projects;

(ii) entering into any royalty agreement, joint venture, farm-in, farm-out or similar arrangement with respect to the Parent Material Projects, provided that any such agreement or arrangement would not have a financial impact on the Parent Group of US$100,000,000 or more;

(iii) entry into any offtake agreement with respect to the Parent Material Projects, provided that if there is an offtake agreement that Parent proposes to enter which would have a financial impact on the Parent Group of US$100,000,000 or more, Parent must use best endeavors to provide reasonable notice to Holder and consult in good faith as to whether to enter into such offtake agreement;

(iv) development of Parent's radioisotopes business;

(v) acquisition of, or entry into any agreements or submit any proposal or offer to acquire, any other business in the uranium, rare earth element or heavy mineral sands industries (including by way of takeover bid, scheme of arrangement, sale or purchase of securities or assets, by entry into any joint venture, co-operation, co-development, consortium, partnership or similar agreement), provided that any such agreement, proposal, or offer would not have a financial impact on the Parent Group of US$1,000,000,000 or more;

(vi) development, joint venture, lease, sale or disposal of any properties owned, controlled or operated by Parent, provided that any such development, joint venture, lease, sale or disposal would not have a financial impact on the Parent Group of US$100,000,000 or more;

(vii) entering into of any agreement, arrangement, commitment or understanding with a Governmental Authority in connection with any government support (including by way of government grant, subsidy or other form of funding support);

(viii) subject to Section 6.01(c)(v) and Section 6.01(c)(vii), any debt or equity arrangement, recapitalization or other funding transaction or arrangement of any kind, provided that any such arrangement or transaction would not have (or be likely to have) a financial impact on the Parent Group of US$1,000,000,000 or more, or result in Parent issuing a material number of shares (which exceeds 20% of the number of Parent Common Shares on issue as at the date of this deed), or granting an option or other security over such a material number of its shares; or

(ix) acquisition of, or entry into any agreements or submit any proposal or offer to acquire, any mineral properties (including by way of takeover bid, scheme of arrangement, sale or purchase of securities or assets, by entry into any joint venture, co-operation, co-development, consortium, partnership or similar agreement).

Section 6.02 Access. From and after the Closing, Parent shall, and will cause the Acquired Companies to, preserve and keep all books and records and all information relating to the accounting, legal, Tax, regulatory, business and financial affairs of the Acquired Companies relating to periods ending on or prior to the Closing Date (and provided that such books and records or information is in the possession of Parent or the Acquired Companies as of the Closing) for a period of seven (7) years after the Closing, or for any longer period as may be required by Applicable Law (including any statute of limitations and applicable extensions thereof) or any Governmental Authority. Parent shall, and agrees to cause the Acquired Companies to, for a period of seven (7) years after the Closing, afford promptly to Holder and its counsel, financial advisors, auditors and other authorized Representatives reasonable access, upon reasonable advance notice, to the books, records (including Tax records), relevant employees and auditors to the extent necessary to permit Holder to enforce the rights and obligations of Holder hereunder to investigate, settle, defend or, prosecute proceedings or comply with any applicable Tax, accounting, financial or similar reporting obligations or audit or regulatory requirements or other Applicable Law applicable to any Acquired Company or their respective Affiliates relating to any period ending at or before the Closing; provided, that any such access by Holder and its counsel, financial advisors, auditors and other authorized Representatives (x) will be at the Acquired Companies' sole cost and expense and (y) will not unreasonably interfere with the conduct of the business of the Acquired Companies. Parent shall not, and shall cause the Acquired Companies not to, destroy, alter, or dispose of any such books and records without first offering in writing to surrender such books and records to Holder.

Section 6.03 Employee Matters.

(a) Following the Closing, Parent shall, or shall cause the Acquired Companies to, pay bonuses to the employees that are employed by an Acquired Company immediately prior to the Closing (the "Continuing Employees") under each Acquired Company Plan that is an annual bonus or other cash incentive plan (the "Cash Incentive Plans") with respect to any performance period in effect on the Closing Date, in accordance with the terms and conditions applicable to such Cash Incentive Plans and in the amounts determined in accordance with such Cash Incentive Plans. Payment of such cash incentives pursuant to the Cash Incentive Plans shall be made by the Parent or the applicable Acquired Company at the time or times that such payments would normally be paid by the applicable Acquired Company, but in all events within sixty (60) days following the end of the applicable performance period relating to the Cash Incentive Plan in accordance with all terms and conditions applicable to such Cash Incentive Plan.

(b) Prior to the Closing, the Acquired Companies shall use commercially reasonable efforts to obtain, from each Person who is a "disqualified individual," (as defined in Treas. Reg. 1.280G-1) of the Acquired Companies (each, a "Disqualified Individual"), who would reasonably be expected to receive any payments and/or benefits that would constitute "parachute payments" under Section 280G of the Code ("Parachute Payments"), a written waiver that shall provide that the portion of the Parachute Payments that equals or exceeds three (3) times the applicable Disqualified Individual's "base amount" (as defined in Section 280G(b)(3)) (such portion of the Parachute Payments, the "Section 280G Payments") shall, in the absence of approval by shareholders of the Acquired Companies in a manner that satisfies Section 280G(b)(5)(B) and the final regulations issued thereunder, not be paid to or retained by such Disqualified Individual to the extent any portion of such Disqualified Individual's aggregate Parachute Payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of an excise tax on such Disqualified Individual under Section 4999 of the Code; provided, that, notwithstanding the Acquired Companies' commercially reasonable efforts, if any Disqualified Individual fails or refuses to execute such waiver, such failure or refusal shall not constitute a breach by the Acquired Companies of this Section 6.03. At least one (1) day prior to the Closing, the Acquired Companies shall submit the waived Section 280G Payments of each Disqualified Individual for whom a waiver is obtained to shareholders of the Acquired Companies for approval (the "280G Shareholder Approval"), in a manner and form that complies with the shareholder approval procedures set forth in Section 280G(b)(5)(B) of the Code and the regulations thereunder. Prior to seeking any such waiver or the 280G Shareholder Approval, the Acquired Companies shall deliver to Parent, for its and its counsel's review and reasonable comment, drafts of the form of waiver, the 280G Shareholder Approval disclosure statement and consent, and the calculations related to the foregoing, and the Acquired Companies shall take into account in good faith any reasonable comments made by Parent and its counsel thereon. To the extent any arrangements are entered into at the direction of Parent or its Affiliates or between Parent and/or its Affiliates, on the one hand, and a Disqualified Individual on the other hand (the "Parent Arrangements"), Parent shall provide to the Acquired Companies a copy of such Parent Arrangements (or the material terms thereof to the extent no contract, agreement or plan exists or has been drafted to date) to the Acquired Companies at least ten (10) Business Days before the Closing Date. In the event that Parent provides to the Acquired Companies, no less than ten (10) Business Days prior to the Closing Date, a written description of any Parent Arrangements, the Acquired Companies shall include such description in any materials disclosed to Acquired Companies' shareholders in connection with soliciting approval of the Section 280G Payments in accordance with this Section 6.03; provided, that the Acquired Companies' failure to include the Parent Arrangements in the shareholder voting materials described in this Section 6.03 due to Parent's failure to provide such Parent Arrangements at least one (1) Business Day prior to the date the Acquired Companies seek waivers from each Person who is a "disqualified individual" in accordance with this Section 6.03 will not result in a breach of the covenants set forth in this Section 6.03. Prior to the Closing, the Acquired Companies shall deliver to Parent evidence that a vote of the shareholders was solicited in accordance with the provisions of this Section 6.03 and that either (x) the requisite number of votes was obtained with respect to any waived Section 280G Payments or (y) the requisite number of votes with respect to the waived Section 280G Payments was not obtained, and, as a consequence, the Section 280G Payments have not been and shall not be paid or provided.

(c) No provision of this Section 6.03 will (i) create a contract of employment with or for the benefit of any employee, or change such employee's status as an employee at will, (ii) create any third-party beneficiary or other rights in any Service Provider or any other Person (including any dependent or beneficiary of any Service Provider) to enforce any of the provisions of this Section 6.03, (iii) be construed as an amendment, waiver or creation of any Acquired Company Plan or any benefit plan of Parent or any of its Affiliates, nor (iv) create any right to employment, continued employment, or any particular term or condition of employment with the Acquired Companies, Parent, or their respective Affiliates, subject to compliance with the terms of this Section 6.03 and Applicable Law.

Section 6.04 Director and Officer Liability. To the extent permitted by Applicable Law, Parent shall cause the Acquired Companies, and the Acquired Companies hereby agree, to do the following:

(a) From the Closing through the sixth anniversary of the Closing, the Acquired Companies will, and Parent shall cause the Acquired Companies to, (i) indemnify and hold harmless the present (as of the Closing) and former officers and directors of the Acquired Companies, in each case, when acting in such capacity, and (ii) indemnify and hold harmless any Person who, at the request of any Acquired Company or their respective Subsidiaries, served as a director, officer, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "D&O Indemnified Persons") in respect of any acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the applicable Acquired Company would have been permitted by Applicable Laws and its Organizational Documents in effect on the date of this Agreement to indemnify such Person, (iii) advance expenses (including reasonable attorneys' fees and expenses) to each D&O Indemnified Person in connection with any Action in respect of which indemnification is available hereunder as incurred to the fullest extent permitted by Applicable Law and in accordance with the applicable Organizational Documents in effect on the date of this Agreement, and (iv) not amend, repeal or modify any right of any D&O Indemnified Person to indemnification, advancement of expenses or exculpations in effect on the date hereof.

(b) From the Closing through the sixth anniversary of the Closing, Parent shall cause the Organizational Documents of the Acquired Companies, or any successor to any Acquired Company, to contain provisions that are no less favorable with respect to indemnification, advancement of costs and exculpation of former or present (as of the Closing) directors and officers of the Acquired Companies as are set forth in the applicable Organizational Documents of the Acquired Companies as of the date of this Agreement.

(c) At or prior to the Closing, Parent shall obtain, or cause one or more Acquired Companies to obtain, pre-paid, non-cancellable directors' and officers' insurance coverage, with a claims period of at least six (6) years from and after the Closing, with respect to any claims related to any period of time prior to the Closing ("D&O Tail Policy"), with terms, conditions, retentions and limits of liability that are no less favorable to the beneficiaries thereunder than the coverage provided under the Acquired Companies' existing directors' and officers' insurance coverage (including all local and master policies); provided, however, that the premium amount Parent shall be required to expend for the D&O Tail Policy shall not exceed three hundred percent (300%) of the annual premiums paid by the Ara Parties and/or the Acquired Companies for such insurance in their last full fiscal year prior to the date of this Agreement; and provided, further, that, in the event the cost of the D&O Tail Policy exceeds such maximum amount, the Acquired Companies may obtain as much coverage as is reasonably available for amounts not to exceed such maximum amount. The cost of the D&O Policy will be borne by Parent and shall constitute Permitted Leakage to the extent paid or incurred by an Acquired Company.

(d) If Parent, an Acquired Company or any of their respective successors or assigns, transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that successors and assigns of Parent or the Acquired Companies, as the case may be, assume the obligations set forth in this Section 6.04.

(e) The rights of each D&O Indemnified Person will be in addition to any rights such Person may have under the Organizational Documents of the Acquired Companies, or under the DLLCA, Dutch law or any other Applicable Law or under any agreement of any such Person with the Acquired Companies. These rights are intended to benefit, and will be enforceable by, each such D&O Indemnified Person. No settlement of any Action that would impose any liability or obligation on a D&O Indemnified Person will be made without such D&O Indemnified Person's prior written consent, not to be unreasonably withheld, conditioned or delayed. None of Parent, Holder, the Acquired Companies or their Subsidiaries shall have any obligation hereunder to any Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Person in the manner contemplated hereby is prohibited by Applicable Law.

Section 6.05 RWI Policy. Parent (or an Affiliate thereof) shall deliver, promptly after binding, and in any event at or prior to the Closing, a true and complete copy of a fully executed Parent-side representations and warranties insurance policy in respect of this Agreement (the "RWI Policy") with customary coverage of not less than $250,000,000, with a retention of not more than $12,500,000. In no event shall Parent's (or any other party's) obtaining of the RWI Policy be a condition to the Closing. Any policy premium for, broker fee, underwriting fee, due diligence fee, carrier commissions and surplus lines taxes due and payable under any RWI Policy, and all other costs and expenses relating to any RWI Policy shall be paid by Parent. Any RWI Policy shall expressly provide that (1) the insurers thereunder irrevocably waive, relinquish and release each of Holder, the Acquired Companies, their respective Affiliates, and each of the foregoing's equityholders, partners, members, managers, directors, officers, employees or representatives (the "Holder Waiver Parties") from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof, except in the case of payment of loss for Fraud by a Holder Waiver Party and then only against the Holder Waiver Party committing such Fraud (the "Subrogation Waiver"); (2) the Holder Waiver Parties are the third-party beneficiaries of the Subrogation Waiver and (3) the foregoing provisions shall not be amended or waived in any manner that would reasonably be expected to result in an adverse impact on any of the Holder Waiver Parties without the express prior written consent of such Holder(s). Parent agrees that except in the case of Fraud (and then only to the extent of such Fraud), from and after the Closing, Parent's and its Affiliates' sole and exclusive recourse in the event of any inaccuracy or breach of any representation or warranty in Article 3 or Article 3A of this Agreement or any other Ancillary Agreement shall be making claims under such RWI Policy and no Acquired TopCo Equityholder or any of their respective Affiliates shall have any liability or obligation with respect to any such inaccuracy or breach. Within ten (10) Business Days following the Closing Date, Holder shall deliver to Parent a USB, hyperlink or other electronic copy of the Data Room and all of its contents.

Section 6.06 Assumption of Dutch Share Repurchase Consideration. Following the adoption by the board of Dutch Merger Sub (as the Surviving DutchCo) of the resolution to repurchase the Dutch Merger Sub Preferred Shares held by the Dutch TopCo Holders, which will take place after the Dutch Merger Effective Time in accordance with Section 2.08(b), Merger Sub HoldCo shall assume Dutch Merger Sub's Net Repurchase Payment Obligation under this Agreement (the "Merger Sub HoldCo Assumption"). Immediately following the Merger Sub HoldCo Assumption, Parent shall assume Merger Sub HoldCo's assumed Net Repurchase Payment Obligation. For the avoidance of doubt, the amount equal to the amount of any Dutch withholding tax due in connection with the Dutch Share Repurchase Consideration shall not form part of the assumed obligations; instead, Parent shall contribute to Merger Sub HoldCo, and Merger Sub HoldCo shall subsequently contribute to Dutch Merger Sub, an amount in cash equal to the Dutch withholding tax due, if any, allowing Dutch Merger Sub to withhold such amount and remit such amount to the competent Dutch tax authorities in accordance with Section 2.11. Prior to consummation of the Merger Sub HoldCo Assumption, Parent, Merger Sub HoldCo and Dutch Merger Sub shall provide drafts of the material documents to the Dutch TopCo Holders for review. Parent, Merger Sub HoldCo and Dutch Merger Sub shall consider in good faith any reasonable comments provided by the Dutch TopCo Holders in writing not less than three (3) Business Days prior to consummation of the Merger Sub HoldCo Assumption.

Section 6.07 Assumption of US Cash Consideration and US Merger Shares Consideration. Prior to Closing, US Merger Sub HoldCo shall assume all of US Merger Sub I's obligations to pay to Holder the US Merger Shares Consideration and the US Cash Consideration in consideration for additional shares in the capital of US Merger Sub. Immediately following the US Merger Sub HoldCo Assumption, Parent shall assume all of US Merger Sub HoldCo's obligations to deliver to Holders the US Merger Shares Consideration and the US Cash Consideration in consideration for additional shares in the capital of US Merger Sub HoldCo. Prior to consummation of the US Merger Sub HoldCo Assumption, Parent, Holder and US Merger Sub shall provide drafts of the material documents to the Holder for review. Parent, Holder and US Merger Sub shall consider in good faith any reasonable comments provided by the Holder in writing not less than three (3) Business Days prior to consummation of the US Merger Sub HoldCo Assumption.

Section 6.08 Assignment of Obligations.

(a) Parent shall take, and shall cause its Affiliates to take, all actions necessary to assume, accept and become bound by the assignment under the TCPA Aggregator Assignment Agreement effective as of the Closing, including executing and delivering any instruments, notices or other documents reasonably required to effect such assignment.

(b) Parent shall take, and shall cause its Affiliates to take, all actions necessary to ensure that, effective as of the Closing, (i) the Acquired Companies are released from all letters of credit, guarantees, or similar credit support that relate to the matter set forth on Annex B, and (ii) substitute arrangements, if required by any beneficiary of any such letters of credit, guarantees, or similar credit support described in clause (i) above, is procured by Parent, which may include substitute letters of credit, guarantees, or similar credit support.

Section 6.09 NYSE American and TSX Listing. Parent shall take all action necessary to cause the Share Consideration to be approved for listing on NYSE American, subject only to official notice of issuance, and apply to the TSX for conditional approval of the listing of the Share Consideration on the TSX.

Section 6.10 Debt Financing.

(a) From the date hereof until the earlier of the valid termination of this Agreement in accordance with its terms and the Closing, Parent will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) arrange, obtain and consummate the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter(s) (subject to replacement thereof in accordance with this Section 6.10(a)), (ii) enter into definitive written agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter(s) (subject to replacement thereof in accordance with this Section 6.10(a)) or on other commercially reasonable terms and conditions (such definitive agreements, the "Debt Financing Agreements"), and (iii) satisfy on a timely basis all obligations applicable to Parent under the Debt Commitment Letter(s) and consummate the Debt Financing no later than at the Closing. Without the prior written consent of the Ara Parties, Parent shall not permit any amendment, replacement or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter(s), if such amendment, replacement, modification or waiver would reasonably be expected to materially delay or prevent the Closing (the limitations set forth in this sentence, the "Prohibited Financing Amendments"). Parent shall furnish to the Ara Parties true and complete copies of any amendment, replacement, supplement, modification, consent or waiver relating to any Debt Commitment Letter promptly following execution thereof; provided, that the copy of the fee letter with respect thereto delivered to the Ara Parties (the "Debt Financing Fee Letter") may be redacted as described in Section 4.19. Parent shall keep the Ara Parties informed on a current basis and in reasonable detail of the status of (A) its efforts to arrange the Debt Financing and (B) material developments concerning the timing of the closing of the Debt Financing contemplated by the Debt Commitment Letter(s). In the event that any portion of the Debt Financing becomes unavailable to Parent in the manner or from the sources set forth in the Debt Commitment Letter(s), Parent may obtain alternative financing so long as such alternative financing would not reasonably be expected to materially delay or prevent the Closing (the "Alternative Financing" with any such Alternative Financing being deemed to constitute "Debt Financing", the debt commitment letter with respect thereto being deemed to constitute a "Debt Commitment Letter", the fee letter with respect thereto being deemed to constitute a "Debt Financing Fee Letter" and the definitive documentation with respect thereto being deemed to constitute the "Debt Financing Agreements"); provided that, without the prior written consent of the Ara Parties, such Alternative Financing shall not contain any terms that would constitute a Prohibited Financing Amendment if such terms constituted an amendment to the Debt Commitment Letter(s) in effect on the date hereof. Parent shall deliver to the Ara Parties true and correct copies of the executed debt commitment letter with respect to such Alternative Financing (and the related fee letter, which may be redacted in the manner set forth in Section 4.19) promptly following the execution thereof. In addition to the Debt Financing contemplated by the Debt Commitment Letter(s), the Parties acknowledge that Parent may, in parallel with the Debt Financing, pursue alternative debt or equity financing in connection with the Contemplated Transactions (a "Parallel Financing"). Parent's pursuit of such Parallel Financing in addition to the Debt Financing shall not constitute a breach by Parent of this Section 6.10(a) and, if Parent consummates the Closing, Parent shall be deemed to have complied with this Section 6.10(a). For the avoidance of doubt, the pursuit by Parent of any such Parallel Financing shall not relieve Parent of any of its obligations under this Section 6.10(a) with respect to the Debt Financing.

(b) Parent acknowledges and agrees that the obtaining of any Debt Financing or other form of financing is not a condition to the Closing and that, except as set forth in Section 7.09 (Financing Cooperation), none of the Ara Parties and/or any of their respective Affiliates, nor any of their respective members, managers, directors, officers, employees, agents or other Representatives have any responsibility for any Debt Financing or other form of financing that Parent may seek to raise in connection with the transactions contemplated hereby.

(c) Parent shall indemnify and hold harmless each of the Ara Parties and their respective Subsidiaries and each of their respective Representatives from and against any and all losses and other liabilities suffered or incurred by any of them in connection with the arrangement and preparation of the Debt Financing, any Parallel Financing and any information used in connection therewith, in each case other than as a result of fraud, bad faith or willful misconduct by or on behalf of such Person or Representative, or the willful breach of this Agreement by the Ara Parties or their respective Subsidiaries or Representatives.

ARTICLE 7
OTHER COVENANTS

Section 7.01 Closing Efforts.

(a) Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to cause all conditions to Closing hereunder to be satisfied and to consummate the Contemplated Transactions as soon as possible (and in any event prior to the Termination Date), including making all necessary filings and notices (including filings under the HSR Act (including, if applicable, with respect to the delivery of the US Merger Consideration to the Acquired TopCo Equityholder as contemplated by this Agreement) and any other Applicable Law) with any Governmental Authority and the TSX and NYSE American, and obtaining all of the Regulatory Approvals from, and taking all steps to avoid any Action by, any Governmental Authority and the TSX and NYSE American. Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to execute and deliver all such other documents, certificates, agreements and other writings and to take all such other actions as may be necessary or advisable in order to consummate the Contemplated Transactions as soon as possible (and in any event prior to the Termination Date).

(b) The Parties shall, and shall cause their Affiliates to, prepare and file, or cause to be promptly prepared and filed, all required Notification and Report Forms pursuant to the HSR Act (including, if applicable, with respect to the delivery of the US Merger Consideration to the Acquired TopCo Equityholder as contemplated by this Agreement) no later than 15 Business Days after the date of this Agreement. The Parties shall prepare and submit to the appropriate Governmental Authorities all other required filings and notices pursuant to antitrust, competition, merger control and foreign investment Applicable Laws (collectively, together with the HSR Act, "Regulatory Laws") as promptly as practicable after the date of this Agreement, but in any event no later than 20 Business Days after the date of this Agreement, except with respect to (1) the Investment Canada Act, for which a filing shall only be made if final regulations setting out the prescribed business activities referred to subsection 2(1) and section 3 of the National Security Review of Investments Modernization Act (Canada) are published in the Canada Gazette and the Ara Parties, acting reasonably and after consultation with Parent, determine that such regulations will, or are likely to, come into effect prior to the Closing, in which case, any required filing shall be made under section 12 of the Investment Canada Act with respect to the acquisition of the Share Consideration by the Acquired TopCo Equityholders within 10 Business Days after such publication, and Investment Canada Act Approval shall constitute a Regulatory Approval to be obtained by the Parties pursuant to this Section 7.01 and a condition to the Closing under Section 8.01(a) and the Parties shall use commercially reasonable efforts to comply with this Section 7.01 with respect thereto; and (2) any CFIUS Filing that Parent may determine in its reasonable discretion, after consultation with the Ara Parties, that the Parties should submit, in which case the Parties will (i) reasonably consult with each other in good faith regarding all material submissions to be made to CFIUS and the strategy for obtaining the CFIUS Clearance, and (ii) use commercially reasonable efforts to obtain as promptly as practicable the CFIUS Clearance; and (3) any exercise by the EU Commission of its "call-in" rights under Article 21(5) of EU Regulation 2022/2560, in which case such proceeding and a successful outcome thereof that permits (or does not prohibit) the Closing of the Contemplated Transactions shall constitute a Regulatory Approval to be obtained by the Parties pursuant to this Section 7.01 and a condition to the Closing under Section 8.01(a) and the Parties shall use commercially reasonable efforts to comply with this Section 7.01 with respect thereto. The Parties shall, and shall cause their Affiliates to, use their commercially reasonable efforts to satisfy the conditions specified in Section 8.01(a) and Section 8.01(b). Parent shall be responsible for the payment of all filing fees to Governmental Authorities in connection with filings, notices and notifications pursuant to Regulatory Laws in connection with the Contemplated Transactions. The Parties shall, and shall cause their Affiliates to, (i) cooperate and furnish to the other Parties such information and assistance as may be reasonably requested in connection with the foregoing and (ii) promptly comply with any request for information, documents or testimony from any Governmental Authority pursuant to any Regulatory Law in connection with the Contemplated Transactions. The Parties shall, and shall cause their Affiliates to, keep each other apprised on a current basis of the status of the completion of the Contemplated Transactions, including promptly notifying the other Parties of any material communication to or from any Governmental Authority in connection with the Contemplated Transactions and furnishing the other Parties with copies of all material written communications to or from any third party or any Governmental Authority in connection with the Contemplated Transactions. The Parties shall, and shall cause their Affiliates to, permit counsel for the other Parties reasonable opportunity to review in advance, and consider in good faith the views of the other Parties in connection with, any filings, notices or notifications with or to any Governmental Authority in connection with the Contemplated Transactions and any proposed material written communications or submissions to any Governmental Authority in connection with the Contemplated Transactions. The Parties shall not, and shall cause their Affiliates not to, participate in any material meeting or material discussion, either in person or by telephone or videoconference, with any Governmental Authority in connection with the Contemplated Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other Parties a reasonable opportunity to attend and participate. Each Party shall not, and shall cause its Affiliates not to, without the prior written consent of the other Parties, (i) "pull-and-refile," pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act in connection with the Contemplated Transactions (including, if applicable, with respect to the delivery of the US Merger Consideration to the Acquired TopCo Equityholder as contemplated by this Agreement), (ii) extend or restart the waiting, review or investigation period applicable to the Contemplated Transactions under any Regulatory Law or (iii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the Contemplated Transactions.

(c) If any objections are asserted with respect to the Contemplated Transactions under any Regulatory Law, or if any Action is instituted (or threatened to be instituted) by any Governmental Authority or any third party challenging the Contemplated Transactions or that would otherwise prohibit, impair or delay the consummation of the Contemplated Transactions, the Parties shall, and shall cause their Affiliates to, use commercially reasonable efforts to resolve any such objections or Actions so as to permit the consummation of the Contemplated Transactions as expeditiously as possible (and in any event prior to the Termination Date). The Parties shall, and shall cause their Affiliates to, use commercially reasonable efforts to take any and all actions necessary or advisable to obtain the Regulatory Approvals as promptly as practicable, and in any event, prior to the Closing, including by offering, proposing, negotiating, agreeing to, consenting to and effecting (i) the divestiture, license, hold separate or other disposal of, or any restriction on the operation or use of, any businesses, entities, assets, interests, technology, Intellectual Property rights or facilities of the Business, the Acquired Companies, or Parent or any of its Affiliates, (ii) the termination, creation, amendment or assignment of relationships or contractual rights and obligations with respect to the Business, the Acquired Companies, or Parent or any of its Affiliates, (iii) the amendment, creation, assignment or termination of licenses or other agreements or with respect to the Business, the Acquired Companies, or Parent or any of its Affiliates; (iv) changes or modifications to any course of conduct or other commitment (to any Governmental Authority or otherwise) regarding future operations of the Business, the Acquired Companies, or Parent or any of its Affiliates and (v) any other remedy, condition, commitment or undertaking of any kind with respect to the Business, the Acquired Companies, or Parent or any of its Affiliates (each of (i), (ii), (iii), (iv) and (v), a "Remedy Action"); provided, however, that to the extent that a Remedy Action would reasonably be expected to have a material adverse effect on either (x) Parent and Parent's Affiliates, taken as a whole, or (y) the Acquired Companies, taken as a whole, Parent will not be required to accept or agree to such Remedy Action, and the Parties shall negotiate reasonably and in good faith to attempt to find a mutually agreeable alternative to such Remedy Action that will allow the Parties to receive the applicable Regulatory Approval or will render the applicable Regulatory Approval no longer necessary. If any Regulatory Approval is unusually or disproportionately delayed, the Parties shall negotiate reasonably and in good faith to attempt to find a mutually agreeable alternative that would allow the Parties to receive the applicable Regulatory Approval or will render the applicable Regulatory Approval no longer necessary. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Ara Parties or their Affiliates be required to offer, propose, negotiate, agree to, consent to or effect any Remedy Action unless such Remedy Action (x) does not include, impact or involve any Ara Party or any Ara Party's Affiliates, except for the Acquired Companies and (y) is conditioned upon the occurrence of the Closing.

(d) Prior to the Closing or the earlier termination of this Agreement, each of the Parties shall not, and shall cause its Affiliates not to, directly or indirectly, take or agree to take (or omit to take or agree to omit to take) any action (including any action (whether by merger, consolidation or otherwise) to acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, assets, Person or division or part thereof, or any securities or collection of assets) if such action, agreement or omission would reasonably be expected to delay, interfere with, impede or prevent the consummation of the Contemplated Transactions, including by (i) imposing any delay in obtaining, or increasing the risk of not obtaining, any Regulatory Approval necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period (and any extensions thereof) pursuant to any Regulatory Law; (ii) increasing the risk of any Governmental Authority entering a Governmental Order or other Applicable Law prohibiting the consummation of the Contemplated Transactions or (iii) increasing the risk of not being able to remove any such Governmental Order or other Applicable Law on appeal or otherwise. Parent's consummation of the ASM Transaction shall not be a violation of this Section 7.01(c).

(e) Acquired TopCo Equityholders and Parent shall, or shall cause their applicable Affiliates to, as promptly as practicable, and at least sixty 60 days in advance of Closing, prepare and file with the Directorate of Defense Trade Controls of the U.S. State Department ("DDTC"), in accordance with the International Traffic in Arms Regulations ("ITAR"), a notification regarding the intended sale of the Acquired Companies, pursuant to 22 C.F.R. § 122.4(b) (the "Pre-Closing ITAR Filing"). Further, the Parent shall, within 5 days of Closing, submit or cause to be submitted to DDTC all information required by 22 C.F.R. § 122.4(a) (together with the Pre-Closing ITAR Filing, the "ITAR Filings"). Acquired TopCo Equityholders and Parent shall undertake to act promptly and cooperatively in providing all such information required for the purposes of the ITAR Filings, including timely providing to DDTC any reasonably available information DDTC may request in connection with its review of the ITAR Filings.

Section 7.02 Public Announcements. To the extent permitted by Applicable Law and the TSX Rules, each of the Acquired TopCo Equityholders and the Acquired Companies, on the one hand, and Parent, on the other hand, agree to communicate and cooperate with each other prior to any public disclosure with respect to this Agreement or the Contemplated Transactions. Without the consent of the other, which consent will not be unreasonably withheld, delayed or conditioned, none of the Acquired TopCo Equityholders or any of the Acquired Companies, or any of their Affiliates, or any of their respective Representatives, on the one hand, or Parent or any of its Affiliates, or any of their respective Representatives, on the other hand, will issue or make, or cause the publication of, any report, statement, press release or other announcement to the public (including employees, customers and suppliers of the Parties) with respect to this Agreement or the Contemplated Transactions, other than a joint, mutually agreed press release announcing the execution of this Agreement or, without the prior consultation or consent of any other Party, as may be required by Applicable Law, the rules of a recognized stock exchange or, after the announcement of the execution of this Agreement, in a prospectus or other document with statutory content requirements prepared for a transaction involving a Party (provided, that the Party required to make any such filing or other disclosure will use commercially reasonable efforts to provide copies thereof to the other Parties, for a reasonable period prior to the making of such filing, and a reasonable opportunity to review and comment upon the intended form and substance of such filing or other disclosure, and will give good faith consideration to any comments that each such other Party may have and incorporate such comments to the extent reasonable, prior to such filing or other disclosure). Notwithstanding the foregoing, the provisions of this Section 7.02 do not apply to any disclosure by any Party of any information concerning this Agreement or the Contemplated Transactions in connection with any dispute between the Parties regarding this Agreement or the Contemplated Transactions. Nothing herein shall require disclosure of Annex B except to the extent required by Applicable Law.

Section 7.03 Tax Matters.

(a) Transfer Taxes. Subject to the final sentence of this clause (a), the Acquired TopCo Equityholders, on the one hand, and Parent, on the other hand, will each be responsible for and will pay or cause to be timely paid when due one-half of all Transfer Taxes (excluding RETT, which shall be addressed in accordance with Section 7.03(b) below) (including all Transfer Taxes relating to the Pre-Closing Transfers), and will work together in good-faith to timely file or cause to be timely filed all Tax Returns relating to such Transfer Taxes. Each of the Parties will reasonably cooperate with the other Parties with respect to the preparation and filing of any Tax Returns and other filings to any such Transfer Taxes as may be required (such cooperation shall include joining in the execution of such Tax Returns and other filings, with each Party bearing its own costs in respect thereto). Notwithstanding the foregoing, Holder, Blocker and/or Ara HoldCo, as the case may be, will be responsible for and will pay or cause to be timely paid when due any and all Taxes resulting from the Pre-Closing Transfers, including any German or Dutch (corporate) income Taxes, but excluding Transfer Taxes (which shall be addressed in accordance with the previous sentences of this Section 7.03(a)), and excluding RETT (which shall be addressed in accordance with Section 7.03(b)).

(b) RETT. With respect to RETT:

(i) Subject to Section 7.03(b)(v), (A) Parent shall bear only one instance of RETT arising from any of the Contemplated Transactions (specifically, from the Dutch Merger), and (B) any further instances of RETT, resulting from any of the Contemplated Transactions, Pre-Closing Transfers and/or the execution of this Agreement and/or any of the other Transaction Documents shall be borne by the Acquired TopCo Equityholders, in each case referred to in this clause (B) net of any actual Tax benefits (which are deemed 32% of the RETT amount assessed, reflecting the corporate income tax deductibility of RETT as a business expense, in case RETT is assessed against the real estate owning VAC Grundstücksverwaltung KG) and only to the extent such RETT amount has not already reduced the Cash Consideration, and withdrawn from the Holdback Amount in the Escrow Agreement. To the extent any RETT borne by Parent pursuant to this Section 7.03(b)(i) is subsequently reduced, refunded, credited or otherwise recovered, whether as a result of any appeal, contest, proceeding or otherwise, Parent shall be entitled to retain such reduction, refund, credit or recovery. To the extent any RETT borne by the Acquired TopCo Equityholders pursuant to this Section 7.03(b)(i) is subsequently reduced, refunded, credited or otherwise recovered, Parent shall promptly pay, or cause to be paid, to the Acquired TopCo Equityholders an amount equal to such reduction, refund, credit or recovery, net of any reasonable out-of-pocket costs and Taxes incurred by any Acquired Company in obtaining or receiving the same.

(ii) The Parties shall cooperate in good faith and shall fully comply with any Applicable Law to file RETT notifications pursuant to Sections 18 through 20 of the RETTA arising out of the entering into of this Agreement and/or any other Transaction Documents and/or the consummation of the Contemplated Transactions (each a "RETT Filing").

(iii) Holder shall be responsible for filing any RETT Filing in connection with the Pre-Closing Transfers, and Parent shall be responsible for filing all other RETT Filings in connection with the Contemplated Transactions unless and to the extent Holder or any other Ara Party is required under Applicable Law to make a RETT Filing in respect of a Contemplated Transaction in which case Holder shall be responsible for such RETT Filing. Each responsible Party shall file its respective RETT Filings in time and in the form required by Applicable Law, at the same time requesting, as a matter of precaution, an extension of the deadline set forth in Section 19 para. 3 sentence 1 of the RETTA, and provide the other Party with evidence of such filings without undue delay. Notwithstanding the preceding sentence, if any filing deadline for any RETT Filing to be filed by an Acquired Company for which Parent would be responsible pursuant to the preceding sentence falls before or on the Closing Date, Holder shall be responsible for filing such RETT Filing, in the form required by Applicable Law, as prepared by Holder following close consultation and coordination with Parent.

(iv) Each Ara Party shall use its shareholder rights to ensure that Holder and any relevant Acquired Company timely files any RETT Filing required to be filed by Holder or such Acquired Company under Applicable Law, and shall provide Parent and Dutch Merger Sub with evidence of such filing without undue delay. If any filing deadline for any RETT Filing to be made by an Acquired Company relating to the Pre-Closing Transfers for which Holder is responsible pursuant to Section 7.03(b)(iii) falls after the Closing Date, Parent shall be responsible for filing such RETT Filing, in the form required by Applicable Law, as prepared by Holder in a timely manner, following close consultation and coordination with Holder.

(v) If any Party fails to comply with its obligations under Section 7.03(b)(i) through Section 7.03(b)(iv) and such failure results in any additional or increased RETT becoming payable, such Party shall be solely responsible for, and shall indemnify and hold harmless the other Parties from, such additional or increased RETT (including any interest, penalties or related costs) net of any Tax benefits.

(vi) With respect to any RETT assessment issued in respect of the Pre-Closing Transfers (a "Pre-Closing RETT Assessment"), (i) Holder shall be entitled to file and pursue any appeal or other legal remedy (a "RETT Appeal") at its own cost, (ii) Parent shall, and shall cause each Acquired Company to, promptly notify Holder of any Pre-Closing RETT Assessment, cooperate fully with any RETT Appeal (including by providing access to books, records and personnel and executing powers of attorney as reasonably required), not settle any Pre-Closing RETT Assessment without Holder's prior written consent (not to be unreasonably withheld), and keep Holder reasonably informed, and (iii) if and to the extent Holder has effectively borne such RETT, any refund, net of any reasonable out-of-pocket costs and Taxes incurred in obtaining or receiving the same, from a successful RETT Appeal shall be for the benefit of Holder.

(c) Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be permitted to or permit any of its Affiliates (including the Acquired Companies) to (i) make an election under Section 338 or Section 336 of the Code, or any similar provision of state, local or foreign law, with respect to the Contemplated Transactions, (ii) cause or permit any Acquired Company to make any election pursuant to Treasury Regulations Section 301.7701-3 that is effective on or before the day after the Closing Date, (iii) take any positions on a Tax Return of any Acquired Company with respect to the taxable year that includes the Closing Date that is inconsistent with the past practice of the applicable Acquired Company unless otherwise required by Applicable Law or (iv) take any action (or inaction) not contemplated by this Agreement that could reasonably be expected to increase any Taxes payable by any of the Ara Parties (or their respective direct or indirect owners) unless otherwise required by Applicable Law. Except as otherwise required by Applicable Law, Parent shall not be permitted to or permit any of its Affiliates (including the Acquired Companies) to take any action (or inaction) not contemplated by this Agreement with respect to Indemnified Matters for which the Ara Parties would reasonably be expected to have an indemnification obligation hereunder, without the prior written consent of the Ara Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Cooperation. Each Party Group, at its own cost and expense, will cooperate fully, as and to the extent reasonably requested by any member of the other Party Group, in connection with the preparation and filing of any Tax Return and any Action, audit or other proceeding with respect to Taxes. Such cooperation will include that the members of each Party Group will promptly furnish to members of the other Party Group such information as the requesting Party Group member may reasonably request with respect to Tax matters relating to such Party Group member, the Acquired Companies and/or the Business (including information regarding earnings and profits), including by providing reasonable access to relevant books and records, making employees of members of the Party Group and the Acquired Companies reasonably available to provide additional information and explanation of any materials provided hereunder. Without limiting the generality of the foregoing, the Parties shall retain until the applicable statutes of limitations (including any extensions thereto) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date. This Section 7.03(d) shall survive the Closing.

(e) Intended US Tax Treatment. For U.S. federal income tax purposes, and consistent with the Intended US Tax Treatment, the Parties intend that (a) the Pre-Closing F-Reorganization qualify as a tax-deferred "reorganization" within the meaning of Section 368(a)(1)(F) of the  Code, (b) the Dutch Merger and the Dutch Merger Sub Share Repurchase, taken together, constitute a single integrated tax-deferred "reorganization" within the meaning of Section 368(a) of the Code and (c) the US Mergers, taken together, qualify as a tax-deferred "reorganization" within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g). Each of the Parties shall, and shall cause their Affiliates to, use their respective commercially reasonable efforts to cause the Contemplated Transactions to qualify for the applicable Intended US Tax Treatment and shall report the Contemplated Transactions on all Tax Returns consistent with, and shall take no position inconsistent with, the applicable Intended US Tax Treatment unless otherwise required by Applicable Law or a final "determination" within the meaning of Section 1313 of the Code. Without limiting the generality of the foregoing, Parent shall, and shall cause its Affiliates to, take those steps described in Annex A. Notwithstanding the foregoing, or anything herein to the contrary, no Party to this Agreement makes any representation to any other Party or their respective securityholders as to the U.S. tax treatment of the Mergers.

(f) Preferred Shares. Prior to Closing, the Parties will cooperate in good faith and use commercially reasonable efforts to evaluate and implement revised terms for the Preferred Shares, to the extent reasonably necessary, such that they (i) are not treated as "preferred stock" or "nonqualified preferred stock" for purposes of Sections 305, 351, 354 or 356 of the Code and (ii) are treated as Parent stock counting toward satisfaction of the continuity of interest requirement that is described in Treasury Regulations Section 1.368-1(e); provided, that (x) the Parties shall use reasonable best efforts to so qualify the Preferred Shares if reasonably necessary to qualify the Mergers for the Intended US Tax Treatment, (y) any change to the terms of the Preferred Shares shall not include a change to any of the redemption features of the Preferred Shares unless reasonably necessary to qualify the Mergers for the Intended US Tax Treatment and (z) any change to the terms of the Preferred Shares shall not materially change the aggregate value of the Merger Consideration that would otherwise be delivered pursuant to this Agreement, require Parent to obtain shareholder approval or result in a material delay to Closing, unless agreed to by the Parties, each acting reasonably. In addition, and notwithstanding the foregoing, if either Party, each acting in good faith, reasonably determines prior to Closing that there is a material risk that the Mergers do not qualify for the Intended US Tax Treatment by reason of the continuity of interest requirement that is described in Treasury Regulations Section 1.368-1(e), the Ara Parties may elect (at their sole discretion) to cause the Cash Consideration to be decreased and the Preferred Shares Consideration to be correspondingly increased to the extent necessary (as mutually and reasonably agreed by the Parties in good faith) to cause the Mergers to qualify for the Intended US Tax Treatment; provided, that such adjustment shall not change the aggregate value of the Merger Consideration that would otherwise be delivered pursuant to this Agreement or result in a material delay to Closing. The Parties further acknowledge and agree that for purposes of determining whether the Intended US Tax Treatment is achieved, the closing price of the Parent Common Shares on the day before Closing will be relevant rather than a volume weighted average as set out in the definition of Parent Common Shares Closing Price.

(g) Specified Tax Contests. If, after the Closing Date, Parent (or any of its Affiliates) receives notice of an audit or administrative or judicial proceeding with respect to any of the Indemnified Matters (a "Specified Tax Contest"), Parent shall notify the Ara Parties within ten (10) days of receipt of such notice. Parent shall control any such Specified Tax Contest and shall (i) defend such Specified Tax Contest diligently and in good faith, (ii) keep the Ara Parties reasonably informed of the progress of such Specified Tax Contest, (iii) permit the Ara Parties (or the Ara Parties' counsel) to participate, at the Ara Parties' sole cost and expense, in such Specified Tax Contest, including in meetings with the applicable Governmental Authority and (iv) not settle, compromise and/or concede any portion of such Specified Tax Contest for which the Ara Parties would reasonably be expected to have an indemnification obligation hereunder, without the prior written consent of the Ara Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.04 Confidentiality. Each of the Parties acknowledges and agrees that the Confidentiality Agreement will remain in full force and effect until the Closing, at which time the Confidentiality Agreement will terminate (except that the obligations of Holder and its Affiliates under Section 4.3 (Survival) of the Confidentiality Agreement will remain in full force and effect in accordance with its terms). The Confidentiality Agreement is hereby amended, as of the date of this Agreement, to allow, without consent of the Acquired Companies or any other Person, Parent and its Affiliates and their Representatives to use and disclose the Evaluation Material (as defined therein) in connection with regulatory filings and communications with Governmental Authorities required in connection with the Contemplated Transactions. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.04 will nonetheless continue in full force and effect pursuant to their respective terms. In addition, following the Closing upon Parent's request, the Ara Parties will, and will cause their Affiliates to, (1) deliver to Parent, or destroy, as directed by Parent in writing, any materials or documents containing any Confidential Information (as defined below), and promptly certify to Parent its compliance with this clause (1); provided, however, that the Ara Parties and their Affiliates may retain copies of Confidential Information to the extent required by Applicable Law, regulation, legal process or bona fide legal, regulatory, compliance, tax or accounting policies, including copies retained in automatic electronic backup systems; provided, further, that any Confidential Information so retained shall remain subject to the confidentiality and non-use obligations set forth in this Section 7.04 for so long as it is retained, (2) not use, disassemble, decompile or reverse engineer any such Confidential Information for any reason; (3) not disclose any such Confidential Information to anyone, except that the Ara Parties and their Affiliates may disclose Confidential Information to their respective directors, officers, employees, managers, Representatives and legal, tax, accounting, financial and other advisors, in each case, who have a need to know such Confidential Information and are informed of the confidential nature thereof and are subject to confidentiality obligations or professional duties of confidentiality with respect thereto; (4) notify Parent promptly after becoming aware of any unauthorized use or disclosure of such Confidential Information; and (5) if legally required to disclose any such Confidential Information pursuant to a legally enforceable order, direction or other regulation, promptly notify Parent so that Parent may seek a protective order or other appropriate legal remedy concerning such disclosure, and reasonably cooperate with Parent in connection with its efforts to obtain any such order or other legal remedy; and in any event, make such disclosure only to the extent legally required and use its commercially reasonable efforts to have confidential treatment accorded to the disclosed Confidential Information. For purposes of the preceding sentence, "Confidential Information"  means any non-public information of Parent or any of its Affiliates (including, after the Closing, each Acquired Company) to the extent known by any Ara Party or in any Ara Party's possession or control as a result of Ara's ownership or control of the Acquired Companies, or furnished or made available to any Ara Party in connection with this Agreement or the Contemplated Transactions, including any technical, scientific, trade, research, marketing, supplier, financial, commercial, legal or other information, whether in written, oral, electronic or any other tangible or intangible form, and regardless of whether or not such information is specifically marked or designated as "confidential", as well as all copies and extractions made thereof. "Confidential Information" does not include information that the Ara Parties can demonstrate by competent written proof: (a) was known to the Ara Parties independent of their interest in the Acquired Companies; or (b) is or hereafter becomes known to the public through no fault of the Ara Parties; or (c) is subsequently disclosed to the Ara Parties by a third party having a lawful right to make such disclosure; or (d) was independently developed by the Ara Parties without reference to or reliance on any Confidential Information. The Parties agree that monetary compensation may not be adequate to compensate Parent for a breach of this Section 7.04, and the Ara Parties expressly agree that, in addition to any other remedies available at law, Parent is entitled to seek injunctive and/or equitable relief to any court having competent jurisdiction.

Section 7.05 [Intentionally omitted].

Section 7.06 Registration Statement. Pursuant to the terms of the Investor Rights Agreement, Parent shall use its commercially reasonable efforts to, as promptly as practicable following the Closing Date and in any event within one (1) Business Day after the Closing Date, file an automatic resale registration statement under the Securities Act registering the resale of the Share Consideration, and shall use its commercially reasonable efforts to cause such registration statement to become effective immediately upon filing, such that the Share Consideration shall be freely tradeable by Holder (or its designee), subject to any restrictions set forth in the Lock-Up Agreement, following the effectiveness of such registration statement. The Parties agree to use their commercially reasonable efforts to prepare such registration statement in advance of the Closing, subject to the terms of the Lock-Up Agreement.

Section 7.07 Post-Closing Registrations of the Subsidiaries. The Ara Parties shall, promptly after Closing, cooperate with the Parent and its Affiliates and provide, execute and deliver such documents, information, signatures, authorizations and other assistance as Parent may reasonably request to the extent reasonably necessary to complete any post-Closing registrations, filings, notifications, license or Permit updates, beneficial ownership filings, bank account mandate updates, change to authorized signatories and other similar formalities applicable to the Acquired Companies to reflect the change in ownership, control, directors, officers, legal representatives, beneficial owners or authorized signatories resulting from the Closing provided that such cooperation shall not require any Ara Party to take any action that would reasonably be expected to result in personal liability to any individual officer, director or employee of any Ara Party or conflict with, or result in a violation of, Applicable Law.

Section 7.08 Consents of Accountants. Each Acquired Company will use commercially reasonable efforts to cause to be delivered from its independent auditors, dated as of the date on which any applicable Form 8-K or any applicable filing is filed with the SEC in which a consent of such independent auditor is required pursuant to U.S. securities law, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with any applicable Form 8-K and any additional filing made with the SEC.

Section 7.09 Financing Cooperation.

(a) Prior to the Closing, each Ara Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide, and to cause each Acquired Company and its and their respective Representatives to provide, in each case at Parent's sole cost and expense, such customary cooperation in connection with the arrangement of the Debt Financing or any Equity Financing (including any permanent financing raised to replace any bridge financing included in the Debt Financing) as may be reasonably requested by Parent, including using commercially reasonable efforts to do each of the following:

(i) make available to Parent, its advisors and its financing sources such financial, statistical and other pertinent information (but not projections or other forward looking information) regarding the Acquired Companies as may be reasonably requested by Parent to consummate the Debt Financing or an Equity Financing, but solely to the extent such information is within the control of such Ara Party or Affiliate thereof;

(ii) execute (A) a customary authorization letter to accompany customary marketing materials regarding the material accuracy of information contained in such marketing materials with respect to the Acquired Companies and, with respect to any "public version" of such marketing materials, the lack of material non-public information with respect to the Acquired Companies therein and (B) customary management representation letters and CFO certificates with respect to the financial information included in the marketing materials for debt or equity offerings;

(iii) assist with the preparation of customary and appropriate lender and investor presentations, rating agency presentations, marketing materials and other similar documents and materials reasonably requested or customarily provided in connection with the Debt Financing or any Equity Financing (including any public version thereof) and cause appropriate senior management of the Acquired Companies to participate, at reasonable times to be mutually agreed and upon reasonable advance notice, in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (which meetings, presentations and drafting sessions may, to the extent practicable, be held telephonically) with providers or potential providers of the Debt Financing or any Equity Financing and ratings agencies and otherwise assisting in the marketing efforts of Parent and its financing sources;

(iv) facilitate customary cooperation and assistance of the Acquired Companies' auditors, including using commercially reasonable efforts to cause the Acquired Companies' auditors to (A) provide customary comfort letters (including "negative assurance" comfort) with respect to historical financial information of the Acquired Companies included in any offering memoranda with respect to the Debt Financing or any Equity Financing, (B) assist with the customary due diligence activities in connection with the preparation of any offering memoranda or prospectus and (C) provide customary consents, if any, to the inclusion of audit reports in any applicable registration statement, offering memoranda, prospectus or one or more Form 8-Ks;

(v) assist and provide customary information to assist Parent to prepare pro forma financial statements of the type and form customarily included in offering memoranda or prospectuses for high yield debt securities issued or an Equity Financing;

(vi) to the extent necessary to consummate the Debt Financing or an Equity Financing and requested in writing at least nine (9) Business Days prior to the Closing Date, deliver, at least four (4) Business Days prior to the Closing Date, all documentation and other information about the Acquired Companies as is reasonably requested by Parent and the Debt Financing Sources with respect to applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial ownership regulations; and

(vii) assist with Parent's preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto, and related disclosure documents as applicable (including loan agreements, guaranties, collateral agreements, hedging arrangements, customary officer's certificates and corporate resolutions, and customary solvency certificates and insurance certificates, underwriting agreements, offering memoranda, and prospectuses, as applicable) as may reasonably be requested; and

(viii) assist with Parent's preparation of any offering memoranda, or prospectus in connection with the Debt Financing or any Equity Financing such that any disclosure document that is used does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in relation to the Acquired Companies;

provided, however, that such requested cooperation does not (A) unreasonably interfere with the ongoing operations of the Acquired Companies, (B) cause any representation, warranty or covenant in this Agreement to be breached, or (C) cause any condition in this Agreement to fail to be satisfied; and provided, further, however, that none of the Ara Parties, the Acquired Companies or any Affiliates of the foregoing shall be required to incur or satisfy any liability (including the payment of any fees) that is not promptly reimbursed by Parent in connection with the Debt Financing or Equity Financing prior to the Closing.

(b) The use of the logos, names, service marks and trademarks of the Acquired Companies may be used in connection with any Debt Financing or Equity Financing upon receipt of written consent to such use by the Acquired Companies; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Acquired Companies.

(c) Parent shall indemnify, defend and hold harmless the Ara Parties, the Acquired Companies and/or any of their respective Affiliates and their respective Representatives from and against any and all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) incurred, directly or indirectly, in connection with the Debt Financing or any Equity Financing, any information provided in connection therewith or any cooperation provided by any such Person as described in this Section 7.09 or otherwise in connection with the Debt Financing or any Equity Financing, in each case other than as a result of the willful breach of this Agreement by the Ara Parties or their respective Subsidiaries or Representatives. Parent shall promptly reimburse the Ara Parties, the Acquired Companies and/or any of their respective Affiliates and their respective Representatives for all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys' fees and ratings agencies' fees) incurred by any such Persons in connection with the cooperation described in this Section 7.09 or otherwise in connection with the Debt Financing or any Equity Financing.

(d) Parent acknowledges and agrees that the obtaining of the Debt Financing, any Equity Financing or any other financing is not a condition to Closing and that Parent's obligations under this Agreement, including its obligation to consummate the Closing when required pursuant to this Agreement, are not in any way conditioned upon or otherwise subject to the Debt Financing, any Equity Financing or any other financing being available or funded. Notwithstanding anything to the contrary in this Agreement, whether or not any Ara Party, any Acquired Company or any of their respective Affiliates or Representatives breaches, fails to perform or otherwise does not fulfill any obligation under this Section 7.09 or any other financing cooperation covenant, no such breach, failure or nonperformance shall (i) be deemed to cause any condition set forth in Article 8, including Section 8.01 or Section 8.02, to fail to be satisfied, (ii) give rise to any right of Parent to terminate this Agreement, delay the Closing or refuse to consummate the Contemplated Transactions, (iii) excuse, limit, reduce or otherwise impair Parent's obligation to consummate the Closing when required pursuant to this Agreement, or (iv) limit, qualify or otherwise modify Parent's representations and warranties in Section 4.13 (SEC Reports) or Section 4.17 (Investigation; No Additional Representations, Etc.).

Section 7.10 SOX Cooperation. Between the date hereof and the Closing Date, Ara VAC Dutch TopCo shall use commercially reasonable efforts, upon reasonable prior notice during normal business hours and in a manner that does not unreasonably interfere with the operation of business of the Acquired Companies, to permit Parent (a) to meet with the officers of the Acquired Companies responsible for the financial statements of the Acquired Companies and the internal control over financial reporting of the Acquired Companies to discuss such matters as Parent may deem reasonably necessary or appropriate concerning Parent's obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of the Acquired Companies to discuss the post-Closing integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to the Acquired Companies' operations with the controls and procedures and internal control over financial reporting of Parent for purposes of assisting Parent in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Closing Date. Between the date hereof and the Closing Date, Ara VAC Dutch TopCo shall, and shall cause its and each Acquired Company's respective employees and accountants to, use commercially reasonable efforts to cooperate with Parent in connection with Parent's reasonable planning for post-Closing compliance with the applicable provisions of the Sarbanes-Oxley Act, including regarding the preparation, documentation, review, testing and all other actions Parent deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act; provided, that nothing in this Section 7.11 shall require Ara VAC Dutch TopCo, any Acquired Company or any of their respective Representatives to (i) implement, modify, remediate, test or certify any internal controls or disclosure controls prior to the Closing, (ii) prepare or create any financial statements, control documentation, reports or other materials other than materials existing in the ordinary course of business, or (iii) provide any certification, attestation, opinion, comfort letter or similar assurance, and provided, further, that if Parent believes that any of the items or actions described in the preceding clauses (i) through (iii) are reasonably necessary to allow Parent to reasonably plan for post-Closing compliance with the applicable provisions of the Sarbanes-Oxley Act, Parent will notify the Ara Parties thereof, and the Parties will reasonably consult with each other and reasonably negotiate with each other in good faith regarding such items or actions.

Section 7.11 RWI Policy. Between the date hereof and the Closing Date, the Ara Parties shall, and shall cause the Acquired Companies to, use their commercially reasonable efforts to cooperate with Parent and its Representatives, and to provide reasonable access to all information, documents, and personnel reasonably requested by Parent or its Representatives, in connection with Parent's efforts in relation to the RWI Policy, including Parent's efforts to eliminate or narrow any conditional exclusions or diligence-related exceptions under the RWI Policy, provided, however, that such requested cooperation does not (A) unreasonably interfere with the ongoing operations of the Acquired Companies, (B) cause any representation, warranty or covenant in this Agreement to be breached, or (C) cause any condition in this Agreement to fail to be satisfied; and provided, further, however, that none of the Ara Parties, the Acquired Companies or any Affiliates of the foregoing shall be required to provide any new or supplemental representation or warranties in connection with their cooperation.

Section 7.12 Ara Parties' Indemnity.

(a) From and after the Closing, the Ara Parties shall indemnify the Parent and its Affiliates, including the Acquired Companies (the "Indemnified Parties"), and hold them harmless from and against any and all cash losses for Taxes, penalties, and interest attributable to any of the matters listed on Annex 7.12 (the "Indemnified Matters") provided that, for purposes of determining such cash losses, only Tax losses, Tax deductions or similar Tax attributes of the relevant Acquired Companies shall be taken into account. With respect to the second Indemnified Matter on Annex 7.12, between the date hereof and the Closing, the applicable Acquired Companies will file a voluntary disclosure agreement in the State of California to attempt to remedy such Indemnified Matter, in whole or in part.

(b) In the event that (i) an Indemnified Party becomes aware of the existence of an Indemnified Matter which such Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement (an "Indemnification Claim") other than a Third Party Claim or (ii) any proceedings shall be instituted, or any claim shall be asserted, by any Person not party to this Agreement in respect of any Indemnified Matter (a "Third Party Claim"), the Indemnified Party shall promptly (but in no event later than thirty (30) days following the discovery of such Indemnification Claim or Third Party Claim) cause written notice thereof satisfying the requirements of this Section 7.12 (an "Indemnity Claim Notice") to be delivered to the Ara Party from whom indemnification is sought (the "Indemnifying Party"); provided, however, that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is actually and materially prejudiced by such delay. Each Indemnity Claim Notice shall be in writing and shall, to the extent practicable, (A) specify the Indemnified Matter for which indemnification is claimed by the Indemnified Party, (B) describe in reasonable detail such Indemnification Claim and (C) to the extent known, specify the amount of (or if not finally determined and to the extent the Indemnified Party is able, a good faith estimate of) the losses being incurred by, or imposed upon, the Indemnified Party on account of such Indemnified Matter.

(c) The Indemnifying Party shall have the right, at its sole option and expense, to assume the defense of, and to control and defend against, negotiate, settle or otherwise handle, any Indemnification Claim, and to be represented by counsel of its choice, and, if the Indemnifying Party elects to assume the defense of, and control and defend against, negotiate, settle or otherwise handle any Indemnification Claim, it shall within thirty (30) days after receipt of an Indemnity Claim Notice (the "Dispute Period") notify the Indemnified Party of its intent to do so. If the Indemnifying Party does not elect within the Dispute Period to assume the defense of, and control and defend against, negotiate, settle or otherwise handle any Indemnification Claim, the Indemnified Party may control and defend against, negotiate, settle or otherwise handle such Indemnification Claim. If the Indemnifying Party elects to assume the defense of, and control and defend against, negotiate, settle with or otherwise handle any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim. The Indemnified Party and the Indemnifying Party agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 7.12 to the contrary, in the event that the Indemnifying Party has elected to assume the defense of, and control and defend against, negotiate, settle or otherwise handle any Indemnification Claim, the Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment (each, a "Settlement").

(d) If the Indemnifying Party does not undertake within the Dispute Period to defend against an Indemnification Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense. Notwithstanding the foregoing or anything in this Section 7.12 to the contrary, the Indemnified Party shall not enter into a Settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Each Person entitled to indemnification pursuant to this Section 7.12 shall use its commercially reasonable efforts to mitigate losses for which indemnification may be sought pursuant to this Section 7.12 upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any indemnification claim pursuant to this Section 7.12, including (i) using its commercially reasonable efforts to secure payment from insurance policies available and existing on the Closing Date that provide coverage with respect to such losses (an "Insurance Payment"), and (ii) using its commercially reasonable efforts to secure reimbursement, indemnity, or other payment from any third Person obligated by Contract or otherwise to reimburse, indemnify, or pay the Person entitled to indemnification pursuant to this Section 7.12 with respect to such losses (a "Third Party Payment" and, together with an Insurance Payment, a "Mitigation Payment").

(f) Any amounts payable to a Person entitled to indemnification pursuant to this Section 7.12 with respect to any losses pursuant to this Section 7.12 shall be reduced by the amount of the Mitigation Payment, if any, received by the Person entitled to indemnification pursuant to this Section 7.12 with respect to such losses. In the event a payment is made to a Person entitled to indemnification pursuant to this Section 7.12 with respect to any losses and thereafter such Person receives a Mitigation Payment with respect to such losses, such Person shall reimburse the Party providing such indemnification an amount equal to the lesser of (i) the Mitigation Payment and (ii) the amount so paid by the Party providing such indemnification, in each case calculated net of the costs and expenses associated with such recoveries, including any retrospective premium increases.

(g) Notwithstanding anything in this Agreement to the contrary, no Party or any its Affiliates, nor any of their respective Representatives, shall be liable for special, punitive, exemplary, incidental, consequential (except to the extent reasonably foreseeable), or indirect damages or loss of revenue, income, or profits, diminution of value or loss of business reputation or opportunity damages of any kind, in each case excluding any amounts actually paid to third parties pursuant to a Third Party Claim.

(h) This Section 7.12 shall survive the Closing and shall continue in full force and effect until 60 days after the expiration of the applicable statute of limitations (including any applicable extensions).

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of the Parties. The obligations of each of the Parties to consummate the Closing are subject to the satisfaction or waiver of the following conditions as of the Closing:

(a) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Contemplated Transactions under the HSR Act (including, if applicable, with respect to the delivery of the US Merger Consideration to the Acquired TopCo Equityholder as contemplated by this Agreement) and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Contemplated Transactions, shall have expired or been terminated ("HSR Clearance"), the 60-day waiting period in connection with the Pre-Closing ITAR Filing, and all other Regulatory Approvals set forth on Schedule 8.01(a) shall have been obtained to legally consummate the Contemplated Transactions.

(b) No Governmental Order or Applicable Law. There shall not be any Governmental Order or other Applicable Law in effect that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Contemplated Transactions.

Section 8.02 Conditions to Obligations of Parent. The obligations of Parent to consummate the Closing are subject to the satisfaction (by the Acquired Companies) or waiver (by Parent) of the following further conditions as of the Closing (other than any such conditions that are waived in writing by Parent):

(a) Representations and Warranties.

(i) The representations and warranties in Article 3 (Representations and Warranties regarding the Acquired Companies) and Article 3A (Representations and Warranties of the Acquired TopCo Equityholders) (other than the Ara Party Fundamental Representations) (without giving effect to any limitations as to "materiality," "Material Adverse Effect" or other similar qualification set forth therein) will be true and correct at and as of the Closing Date with the same effect as though made at and as of such time, except for (A) representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct as of such other date, and (B) such failures to be so true and correct as will not have had, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect; and

(ii) The Ara Party Fundamental Representations will be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time, except for representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct in all material respects as of such other date.

(b) Performance of Obligations. The Acquired Companies and the Acquired TopCo Equityholders will have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed by them at or prior to the Closing.

(c) MAE. Since the date of this Agreement, there has not occurred any Material Adverse Effect that is continuing as of the Closing.

Section 8.03 Conditions to Obligations of the Acquired Companies. The obligations of the Acquired Companies to consummate the Closing are subject to the satisfaction of the following further conditions as of the Closing (other than any such conditions that are waived in writing by the Acquired Companies):

(a) Representations and Warranties.

(i) The representations and warranties in Section 3A.09 (Representations and Warranties of Parent, US Merger Sub HoldCo, Merger Sub HoldCo and the Merger Subs) (other than the Parent Fundamental Representations) (without giving effect to any limitations as to "materiality," "Material Adverse Effect" or other similar qualification set forth therein) will be true and correct at and as of the Closing Date with the same effect as though made at and as of such time, except for (A) representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct as of such other date, and (B) such failures to be so true and correct as will not have had, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect;

(ii) The Parent Fundamental Representations will be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time, except for representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct in all material respects as of such other date, provided, that with respect to the Parent Fundamental Representations set forth in Section 4.04 (Capitalization of Parent), such representations and warranties will be true and correct in all respects at and as of the Closing Date with the same effect as though made at and as of such time, except for (1) representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct as of such other date, and (2) such failures, individually and in the aggregate, de minimis in nature and do not result in a greater than 0.5% variance in the total issued and outstanding shares of Parent on a fully diluted basis.

(b) Performance of Obligations. Parent shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by such Parent at or prior to the Closing.

(c) Investor Rights Agreement. Parent shall have duly executed and delivered to Holder the Investor Rights Agreement.

(d) Listing. The Share Consideration shall have been conditionally approved for listing on (i) the NYSE American, subject only to official notice of issuance and (ii) the TSX, subject only to customary post-closing filing requirements for transactions of this nature.

(e) Preferred Shares. If issuable pursuant to the terms of this Agreement, Parent shall have taken all actions necessary to issue and shall have duly authorized the Preferred Shares Consideration.

(f) No Parent Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred that is continuing as of the Closing.

Section 8.04 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 8 to be satisfied if such Party's breach of this Agreement was the primary cause of the failure of such condition.

ARTICLE 9
TERMINATION

Section 9.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing only as provided below:

(a) by mutual written agreement of the Acquired Companies and Parent;

(b) by the Acquired Companies or Parent if the Closing has not occurred on or before 5:00 p.m. New York time on the date that is nine (9) months from June 22, 2026 (as may be extended from time to time or as mutually agreed in writing by Parent and the Acquired Companies, the "Termination Date"); provided, however, that if, on the Termination Date, any of the conditions to the Closing set forth in Section 8.01 have not been satisfied, but all other conditions to the Closing set forth in Article 8 have been satisfied (other than those conditions that by their nature cannot be satisfied prior to the Closing, but which conditions would be satisfied if the Closing occurred on such date) or waived, then the Termination Date shall automatically be extended to June 22, 2027; and provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(b) will not be available to any Party whose breach of this Agreement has been the primary cause of the failure of the Closing to occur on or before the Termination Date;

(c) by Parent if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of (A) the Acquired Companies contained in Article 3 of this Agreement or (B) the Acquired TopCo Equityholders contained in Article 3A of this Agreement or (ii) the Acquired Companies have breached or violated any covenant contained in this Agreement, in each case, which breach, inaccuracy or violation (A) would result in, or would reasonably be expected to result in, the failure to satisfy a condition set forth in Section 8.01 or Section 8.02 and (B) cannot be cured by the Termination Date or, if curable, has not been cured by the date which is thirty (30) Business Days after Parent notifies the Acquired Companies of such breach, inaccuracy or violation; provided, that the right to terminate this Agreement pursuant to this Section 9.01(c) will not be available if Parent is in material default under or material breach of any provision of this Agreement, which default or breach has been the primary cause of the failure of the Closing to occur on or before such date;

(d) by the Acquired Companies if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Parent contained in Article 3.09 (Representations and Warranties of Parent, US Merger Sub HoldCo, Merger Sub HoldCo and the Merger Subs) of this Agreement, or (ii) Parent has breached or violated any covenant contained in this Agreement, in each case, which breach, inaccuracy or violation (A) would result in, or would reasonably be expected to result in, the failure to satisfy a condition set forth in Section 8.01 or Section 8.03 and (B) cannot be cured by the Termination Date or, if curable, has not been cured by the date which is thirty (30) Business Days after the Acquired Companies notifies Parent of such breach, inaccuracy or violation; provided, that the right of the Acquired Companies to terminate this Agreement pursuant to this Section 9.01(d) will not be available if any of the Acquired Companies is in material default under or material breach of any provision of this Agreement, which default or breach has been the primary cause of the failure of the Closing to occur on or before such date;

(e) by the Acquired Companies if (i) all conditions in Section 8.01 and Section 8.02 have been satisfied or waived by Parent (other than those conditions that by their terms or nature are to be satisfied by deliveries made at the Closing (and each of which would be satisfied if the Closing were to occur as of the date on which the notice referred to in clause (ii) is delivered to Parent)), (ii) the Acquired Companies have irrevocably confirmed in writing (such written confirmation, a "Closing Readiness Notice") that all of the conditions in Section 8.01 and Section 8.03 have been satisfied or waived by the Acquired Companies (other than those conditions that by their terms or nature are to be satisfied by deliveries made at the Closing), and (iii) Parent fails to consummate the Closing on or before the date that is the later of (A) the date on which the Closing is required to occur pursuant to Section 2.03 and (B) the second (2nd) Business Day after the date of delivery of the Closing Readiness Notice; provided, that (x) the right of the Acquired Companies to terminate this Agreement pursuant to this Section 9.01(e) will not be available if the Acquired Companies are in material default under or material breach of any provision of this Agreement, which default or breach has been the primary cause of the failure of the Closing to occur on or before such date and (y) no Party shall be permitted to terminate this Agreement pursuant to Section 9.01(b) during the period beginning on the date of delivery of the Closing Readiness Notice and ending on the date that is two (2) Business Days after the date on which the Closing is required to occur pursuant to Section 2.03; or

(f) by the Acquired Companies or Parent if a Governmental Authority of competent jurisdiction has issued, entered, promulgated or enacted a final, non-appealable Governmental Order or other Applicable Law, or taken any other action, having the effect of permanently enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Contemplated Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(f) shall not be available to any Party whose breach of this Agreement has been the primary cause of the issuance, entry, promulgation or enactment of such Governmental Order or other Applicable Law or the taking of such action.

(g) The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than clause (a) above) shall give notice of such termination to the other Parties. Notwithstanding Section 9.01, the right to terminate this Agreement under Section 9.01 will not be available to a Party if the other Party has filed in good faith an action before a Governmental Authority seeking specific performance as permitted by Section 10.09 (and then solely for so long as such other Party continues to pursue such action in good faith).

Section 9.02 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 9.01, this Agreement will forthwith become null and void and there will be no liability on the part of any Party except that: (i) this Article 9 (Termination), Article 1 (Definitions), Section 7.02 (Public Announcements), Section 7.04 (Confidentiality) and Article 10 (Miscellaneous) will survive such termination as applicable and in accordance with their terms and (ii) subject in all respects to the terms of this Section 9.02, Section 10.09 (Specific Performance) and Section 10.13(b) (including, in each case, the limitations set forth therein), (A) no such termination will relieve any Party from any liability for Fraud or any Willful Breach or impair the right of any Party to compel specific performance by any other Party of such Party's surviving obligations under this Agreement and (B) in the event of such Fraud or such Willful Breach, the non-breaching Party will be entitled to exercise any and all remedies available under Applicable Law or equity with respect to such Fraud or such Willful Breach (taking into consideration relevant matters, including other combination opportunities and the time value of money, which will be deemed in such event to be damages of such Party). In addition, if (1) all of the conditions in Article 8 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (2) any member of any Party Group (the "Notifying Party Group") notifies any member of the other Party Group (the "Notified Party Group") that the members of the Notifying Party Group are ready and willing to consummate the transactions contemplated by this Agreement on the date specified in Section 2.03 for such consummation, and (3) any member of the Notified Party Group fails to so consummate the transactions contemplated by this Agreement on such specified date or within three (3) Business Days thereafter (including due to a failure of Parent and its Affiliates to obtain financing necessary to fund the Cash Consideration at Closing), then such member's failure to so consummate the transactions contemplated by this Agreement will constitute a Willful Breach by such member's Party Group.

(b) Nothing in this Section 9.02 shall limit any Party's right to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to enforce specifically this Agreement and the terms and provisions of this Agreement in accordance with Section 10.09.

ARTICLE 10
MISCELLANEOUS

Section 10.01 Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by email of a PDF attachment (with confirmation of transmission) or by nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

if to Parent, US Merger Sub HoldCo, Merger Sub HoldCo or the Merger Subs, to:

Energy Fuels Inc.
225 Union Blvd., Suite 600
Lakewood, CO 80228
Attention: Nathan Longenecker and Ross Bhappu
Email:

with a copy (which will not constitute notice) to:

Dorsey & Whitney LLP

66 Wellington St. West, Suite 3400,

PO Box 111,

Toronto, Ontario, M5K 1G8

Canada
Attention: James Guttman or Richard Raymer
Email:

if to Holder or the Acquired Companies (prior to Closing) or Holder (after the Closing), to:

Ara Partners

200 Berkeley Street, 26th Floor

Boston, MA 02116
Attention: Troy Thacker; Manuel Ferreira Gomes; Karthik Narasimhan
Email:

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
811 Main St.
Suite 3700
Houston, Texas 77002
Attention: Justin Stolte; Ryan Maierson; Ryan Lynch
Email:

Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date delivered, if delivered personally, (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) on the date delivered, if delivered by email as a PDF attachment (with confirmation of transmission) during business hours (or one Business Day after the date of delivery if delivered after 5:00 pm in the place of receipt). Each of the Parties will be entitled to specify a different address by delivering notice as aforesaid to each of the other Parties.

Section 10.02 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver by the party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.03 Expenses. Except as specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the Contemplated Transactions, including all fees and expenses of each Party's counsel, accountants and other Representatives, will be paid by the Party incurring such cost or expense.

Section 10.04 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.

(a) Parent, on behalf of itself and its Affiliates (including the Acquired Companies after the Closing) (Parent and all such other Persons, the "Parent Waiving Group") hereby waives any claim that Latham & Watkins LLP ("Prior Company Counsel") in connection with this Agreement, the negotiation thereof or its subject matter or the Contemplated Transactions ("Pre-Closing Representation") has or will have a conflict of interest or is otherwise prohibited from representing Holder, the Acquired Companies or any of their respective officers, directors, members, managers or Affiliates ("Designated Persons") in any dispute with any member of the Parent Waiving Group or any other matter relating to this Agreement, the negotiation thereof or its subject matter or the Contemplated Transactions, in each case, after the Closing Date ("Post-Closing Representation"), even though the interests of one or more of the Designated Persons in such dispute or other matter may be directly adverse to the interests of one or more members of the Parent Waiving Group and even though Prior Company Counsel may have represented one or more of the Acquired Companies in a matter substantially related to such dispute or other matter and may be handling ongoing matters for one or more members of the Parent Waiving Group.

(b) Parent, on behalf of the Parent Waiving Group, hereby covenants and agrees, that, as to all communications between any Prior Company Counsel, on the one hand, and any Designated Person or any Acquired Company (with respect to the Acquired Companies, solely prior to the Closing), on the other hand, that relate in any way to the Pre-Closing Representation, the attorney-client privilege and the expectation of client confidence belong to and will be controlled by Holder or applicable Designated Person, and will not pass to or be claimed by any member of the Parent Waiving Group. Without limitation of the foregoing, no member of the Parent Waiving Group may use or rely on any communications described in the immediately preceding sentence in any Action against or involving any of the Designated Persons. Parent, on behalf of the Parent Waiving Group, hereby agrees not to assert any attorney-client privilege or confidentiality obligation with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person, on the other hand, occurring during the Pre-Closing Representation in connection with any Post-Closing Representation. Notwithstanding the foregoing, if after the Closing a dispute arises between Parent or one or more of its Subsidiaries, on the one hand, and a third party other than (and unaffiliated with) any Designated Person, on the other hand, then Parent or such Subsidiary (to the extent applicable) will assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Company Counsels and that (x) neither Parent nor any of its Subsidiaries may waive such privilege without the prior written consent of Holder and (y) Holder may not waive such privilege without the prior written consent of Parent. Parent acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 10.04(b).

(c) After the Closing, the Acquired Companies will cease to have any attorney-client relationship with the Prior Company Counsel, unless and to the extent that such Prior Company Counsel is expressly engaged in writing by such Acquired Company to represent it. Any such representation of an Acquired Company by Prior Company Counsel after the Closing will not affect the foregoing provisions hereof. This Section 10.04 is for the benefit of Holder and Latham, and Latham is an express third-party beneficiary of this Section 10.04. This Section 10.04 shall be irrevocable, and no term of this Section 10.04 may be amended, waived or modified without the prior written consent of Latham.

Section 10.05 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that no Party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without the consent of each other Party.

Section 10.06 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Section 10.07 Jurisdiction. All legal proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware), for the purpose of any legal proceeding arising out of or relating to this Agreement and the Contemplated Transactions brought by any Party, (ii) agrees not to commence any such action or proceeding except in such courts, (iii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.08 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ITS NEGOTIATION OR TERMS, OR THE CONTEMPLATED TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS SECTION 10.08 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.08 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 10.09 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed or is threatened to not be performed in accordance with its specific terms or otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Closing), in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) it has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties' rights in this Section 10.09 are an integral part of the transactions contemplated by this Agreement and each Party hereby waives any objections to any remedy referred to in this Section 10.09 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). In the event any Party seeks any remedy referred to in this Section 10.09, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy. The Parties further agree that the exercise of the right to specific performance is cumulative of, and in addition to (and not in lieu of), any other rights or remedies (including monetary damages for Willful Breach or Fraud) that may be available to any party under this Agreement, at Law or in equity, and no Party shall be required to elect between specific performance and any other available remedy. The commencement or pendency of a proceeding seeking specific performance or other equitable relief pursuant to this Section 10.09 shall not preclude, restrict or otherwise limit the nonbreaching Party from subsequently terminating this Agreement and pursuing monetary damages (or vice versa).

(b) To the extent any Party brings any proceeding to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such proceeding is pending, plus ten (10) Business Days, or (ii) such other time period established by the court presiding over such proceeding. If any member of a Party Group brings an action for specific performance against any member of the other Party Group pursuant to this Section 10.09, and a court rules that any member of a Party Group breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, then the Party Group found to have breached shall pay all of the other Party Group's costs and expenses (including attorneys' fees) in connection with seeking such specific performance, including any actions to collect such costs or expenses. For the avoidance of doubt, in no event shall the exercise of any Party's right to seek specific performance pursuant to this Section 10.09 reduce, restrict or otherwise limit such Party's rights to pursue all applicable remedies at law, including terminating this Agreement pursuant to Section 9.01 or seeking damages from Merger Sub HoldCo or Parent.

Section 10.10 Survival. The Parties, intending to modify any applicable statute of limitations, agree that the representations or warranties, and the covenants and agreements to be performed prior to the Closing, in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement (including and along with the Schedules and Exhibits attached hereto and the certificates and other Ancillary Agreements delivered pursuant hereto), will terminate effective as of the Closing and will not survive the Closing for any purpose. From and after the Closing, none of Parent, US Merger Sub HoldCo, Merger Sub HoldCo, the Merger Subs or any of their respective Affiliates shall have or assert any claim against any Acquired TopCo Equityholder or any of their respective Affiliates arising under or relating to this Agreement or the Contemplated Transactions, except for (i) any Holdback Claim, (ii) any Covenant Breach Claim, and (iii) in the case of Fraud, any claim based on Fraud (collectively, the "Surviving Claims"), in each case subject to the applicable conditions, procedures and limitations set forth in this Section 10.10 and Section 2.09. Those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing will survive after the Closing in accordance with their respective terms only for such periods as will be required to perform such covenants and agreements to complete the performance required thereby. In furtherance of the foregoing, except in the case of Fraud or with respect to any Surviving Claim solely to the extent recoverable from the Holdback Amount or, solely in the case of any Covenant Breach Claim, directly from Holder in accordance with Sections 2.09(c) or 2.09(d), each of Parent, US Merger Sub HoldCo, Merger Sub HoldCo and the Acquired Companies hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all Actions it may have against any Acquired TopCo Equityholder or any of their respective Affiliates relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Applicable Law or otherwise. Without limiting the generality of the foregoing, except in the case of Fraud or a Covenant Breach Claim, from and after the Closing (to the extent permitted under Applicable Law):

(a) Parent hereby waives any statutory and common law remedies, including remedies that may be available under Environmental Laws, against the Acquired Company Related Parties with respect to matters relating to the Contemplated Transactions (including with respect to any environmental, health or safety matters);

(b) the Parties hereby agree that no Party will have any remedies or causes of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement; and

(c) the Parties hereby agree that no Acquired TopCo Equityholder or any of their respective Affiliates shall have any liability to Parent, US Merger Sub HoldCo, Merger Sub HoldCo, the Merger Subs or any of their respective Affiliates with respect to any breach of any representation, warranty, covenant or agreement contained in this Agreement, except for (i) any Holdback Claim solely to the extent recoverable from the Holdback Amount in accordance with this Agreement and(ii) solely in the case of an any Covenant Breach Claim, directly from Holder in accordance with Sections 2.09(c) or 2.09(d), and (iii) recovery for any breach or inaccuracy of any representation or warranty in Articles 3 (Representations and Warranties Regarding the Acquired Companies) or 3A (Representations and Warranties of the Acquired TopCo Equityholders) shall be limited solely to claims under the RWI Policy. Provided, however, that nothing in this Section 10.10 or any other provision of this Agreement shall limit any liability of any of the Parties for Fraud.

The provisions of and the limitation of remedies provided in this Section 10.10 were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Merger Consideration. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Contemplated Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement. The Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm's-length negotiations and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm's-length transaction. This Section 10.10 shall survive the Closing. Notwithstanding anything to the contrary in this Agreement, (i) Final Closing Statement Claims must be asserted by written notice within three (3) months after the Closing Date; (ii) RETT Claims and Additional Leakage Claims must be asserted by written notice within six (6) months after the Closing Date, and (iii) Covenant Breach Claims must be asserted by written notice within the applicable period set forth in Section 2.09, in each case in accordance with the notice and dispute procedures set forth in Section 2.09. For the avoidance of doubt, the provisions of Annex B that by their terms are to be performed after the Closing shall survive the Closing solely in accordance with their terms and subject in all respects to the sole remedy and limitation of remedies provisions set forth therein.

Section 10.11 Further Assurances. From and after the Closing, upon the request of Parent or Holder, each of the Parties will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

Section 10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed will be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the Parties notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile and pdf and other similar electronic format signatures will be deemed originals.

Section 10.13 Third Party Beneficiaries; No Recourse Against Third Parties; Release.

(a) No provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided, however, notwithstanding the foregoing, the Persons referenced in Section 10.04, Section 10.05, and this Section 10.13 are hereby made third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded the Parties under this Agreement.

(b) This Agreement and the other Transaction Documents may only be enforced against, and any Action based upon, arising out of, or related to, this Agreement or the Contemplated Transactions may only be brought against the Persons that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such Party. Except to the extent a named Party to this Agreement or any other Transaction Document (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement or such Transaction Document and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate or agent, attorney, advisor or Representative of any such Person or any of its Affiliates will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any Acquired Company, Holder or Parent under this Agreement or the other Transaction Documents of or for any claim (regardless of the legal theory under which any such claim is made, whether sounding in contract or tort, or whether at law or in equity, or otherwise) based on, arising out of, or related to this Agreement, the other Transaction Documents or the Contemplated Transactions. Each Party acknowledges and agrees on its own behalf and on behalf of its Affiliates that no Action arising out of this Agreement, the other Transaction Documents or the Contemplated Transaction will be brought against any Person that is not an expressly named party to this Agreement or any of the other Transaction Documents, as applicable.

(c) Effective from and after the Closing, Holder and each of Holder's current, former or future direct or indirect Affiliates and any of its and their respective current, former or future direct or indirect Affiliates, equity holders, partners, managers, members, controlling Persons, officers, directors, employees, agents, representatives, successors or assignees (collectively, "Holder Releasing Persons") hereby, from and after the Closing, releases, acquits and forever discharges, to the fullest extent permitted under Applicable Law, Parent, each other Parent Related Party and, from and after the Closing, each Acquired Company (collectively, the "Parent Released Persons") from and against any and all rights, remedies, claims, actions, and causes of action whatsoever (whether known or unknown) that any Holder Releasing Person has ever had, now has or may have against any Parent Released Person relating to the Acquired Companies or the operation of the Acquired Companies' business by the Holder Releasing Persons on or prior to the Closing whether arising under, or based upon, any federal, state, local, or foreign law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law); provided, that the foregoing release shall not apply to any (A) covenant or agreement that is intended to expressly survive the Closing in accordance with Section 10.10 (the "Surviving Covenants"), in each case, until such Surviving Covenant expires in accordance with this Agreement, (B) any claim of an employee to recover accrued salary, benefits, bonuses, vacation pay and expense reimbursement in the Ordinary Course of Business, (C) any claim of an officer or director of any Acquired Company under any indemnification or expense reimbursement provisions contained in any organizational documents of the Acquired Companies thereof, or (D) any claim for Fraud. Furthermore, without limiting the generality of this Section 10.13(c), no claim will be brought or maintained by, or on behalf of, Holder or any other Holder Releasing Person against any Parent Released Person, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants, or agreements of any Parent or any of their respective Affiliates set forth or contained in the Agreement or any other Transaction Document other than claims with respect to Surviving Covenants. Holder agrees not to, and agrees to cause the Holder Releasing Persons not to, assert any claim against any Parent Released Person that is released or purported to be released hereunder. WITHOUT LIMITING THE FOREGOING, HOLDER (ON ITS OWN BEHALF AND ON BEHALF OF ITS SUCCESSORS AND ASSIGNS) EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY ANY APPLICABLE LAW IN THE CONTEXT OF A GENERAL RELEASE, WHICH LAW GENERALLY PROVIDES FOR THE FOLLOWING: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS, HER OR ITS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM, HER OR IT MAY HAVE MATERIALLY AFFECTED HIS, HER OR ITS SETTLEMENT WITH THE DEBTOR." HOLDER ACKNOWLEDGES THAT IT HAS CAREFULLY READ THE FOREGOING WAIVER AND GENERAL RELEASE AND UNDERSTANDS ITS CONTENTS.

(d) Effective from and after the Closing, Parent, on behalf of itself and each of its current, former or future direct or indirect Affiliates (including, from and after the Closing, the Acquired Companies) and any of its and their respective current, former or future direct or indirect Affiliates, equity holders, partners, managers, members, controlling Persons, officers, directors, employees, agents, representatives, successors or assignees (collectively, "Parent Releasing Persons") hereby, from and after the Closing, releases, acquits and forever discharges, to the fullest extent permitted under Applicable Law, Holder and each other Holder Related Party (collectively, the "Holder Released Persons") from and against any and all rights, remedies, claims, actions, and causes of action whatsoever (whether known or unknown) that any Parent Releasing Person has ever had, now has or may have against any Holder Released Person relating to any actions taken, or omissions, by each Holder Released Person to the extent arising out of, or relating to, such Person's direct or indirect ownership of Equity Interests of the Acquired Companies in, or control or joint control of, or services as a director of any of the Acquired Companies prior to or after the Closing whether arising under, or based upon, any federal, state, local, or foreign law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law); provided, that the foregoing release shall not apply to (A) any Surviving Covenant until such Surviving Covenant expires in accordance with this Agreement, any claim of an employee to recover accrued salary, benefits, bonuses, vacation pay and expense reimbursement in the Ordinary Course of Business, (B) any claim of an officer or director of any Acquired Company under any indemnification or expense reimbursement provisions contained in any organizational documents of the Acquired Companies thereof, or (C) any claim for Fraud. Furthermore, without limiting the generality of this Section 10.13(d), no claim will be brought or maintained by, or on behalf of, Parent or any other Parent Releasing Person against any Holder Released Person, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants, or agreements of any Holder or any of their respective Affiliates set forth or contained in the Agreement or any other Transaction Document other than claims with respect to Surviving Covenants. Parent agrees not to, and agrees to cause the Parent Releasing Persons not to, assert any claim against any Holder Released Person that is released or purported to be released hereunder. WITHOUT LIMITING THE FOREGOING, PARENT (ON ITS OWN BEHALF AND ON BEHALF OF ITS SUCCESSORS AND ASSIGNS) EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY ANY APPLICABLE LAW IN THE CONTEXT OF A GENERAL RELEASE, WHICH LAW GENERALLY PROVIDES FOR THE FOLLOWING: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS, HER OR ITS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM, HER OR IT MAY HAVE MATERIALLY AFFECTED HIS, HER OR ITS SETTLEMENT WITH THE DEBTOR." PARENT ACKNOWLEDGES THAT IT HAS CAREFULLY READ THE FOREGOING WAIVER AND GENERAL RELEASE AND UNDERSTANDS ITS CONTENTS.

Section 10.14 Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 10.15 Setoff. No Party nor any of their respective Affiliates shall have any right to offset, deduct or holdback any amounts owed (or to become due and owing), whether under this Agreement or any other Transaction Documents, against any other amount owed (or to become due and owing) to it by the other Party; other than (i) the Holdback Amount to be paid by Parent to the Escrow Agent pursuant to Section 2.10(a)(iv) and (ii) if applicable, the Specified Escrow Amount to be paid by Parent to the Escrow Agent for deposit into the Specified Escrow Account pursuant to Annex B and the Escrow Agreement. For the avoidance of doubt, neither Parent nor any of its Affiliates shall have any right to offset, deduct or holdback any amounts owed, or to become due and owing, by Parent or any of its Affiliates to any Acquired TopCo Equityholders under this Agreement or any other Transaction Document, including by reason of any Payoff Indebtedness, other than the Holdback Amount.

Section 10.16 Severability. If any term, provision, covenant or restriction of this Agreement is held by any Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.17 Negotiation of Agreement. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

Section 10.18 Construction. The headings, if any, of the individual sections of each of the Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement. The Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Schedules as an exception to any particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section of the Schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto, in each case, if the relevance of such information to such other section of the Schedules is reasonably apparent on its face. The inclusion of an item in the Schedules as an exception to a representation or warranty will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Schedules, that such information is required to be listed in the Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Applicable Law, Permit or Contractual Obligation or other topic to which such disclosure is applicable. For the avoidance of doubt, each representation and warranty contained in this Agreement shall have independent significance. If a breach of an applicable representation or warranty has occurred, the fact that there exists another representation or warranty in the Agreement relating to the same subject matter (regardless of the relative levels of specificity) for which a breach has not occurred, shall not detract from or mitigate the breach that did occur. In the event of any conflict or inconsistency between Annex B and any other provision of this Agreement with respect to the subject matter of Annex B, Annex B shall control to the extent of such conflict or inconsistency.

Section 10.19 Debt Financing. Notwithstanding anything in this Agreement to the contrary, each of the Parent Parties and the Ara Parties on behalf of themselves, their respective Subsidiaries and their respective Affiliates, hereby: (a) agrees that any Action of any kind or description, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Commitment Letter or the Debt Financing or any definitive agreements entered into in connection with the Debt Financing or any of the Contemplated Transactions or the transactions contemplated thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court; (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive agreement relating to the Debt Financing; (c) agrees not to bring or support or permit any of its Subsidiaries to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the Contemplated Transactions or the transactions contemplated thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the Contemplated Transactions or the transactions contemplated thereby or the performance of any services thereunder; (f) agrees that none of the Debt Financing Sources will have any liability to the Ara Parties or any of their respective Subsidiaries or any of their respective Affiliates or representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the Contemplated Transactions or the transactions contemplated thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (g) agrees that (and each other party hereto agrees that) the Debt Financing Sources are express third party beneficiaries of, and may enforce any of the provisions of this Section 10.19, and (h) agrees that the provisions of this Section 10.19 and the definition of "Debt Financing Sources" (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources. Notwithstanding the foregoing, nothing in this Section 10.19 shall in any way limit or modify the rights and obligations of Parent and Merger Sub Holdco under this Agreement or any Debt Financing Sources' obligations to Parent and Merger Sub Holdco under the Debt Commitment Letter or Parent and Merger Sub Holdco, under the definitive agreements governing the Debt Financing. This Section 10.19 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VAC GROUP B.V.

.	By:	/s/ E. Eschen
Name: E. Eschen
Title: Management board member
By: /s/ J. Wössner
Name: J. Wössner
Title: Management board member

ARA VAC BLOCKER, SLP

By: Ara Fund III GP, Ltd.
Its: General Partner
	By:	/s/ Karthik Narasimhan
Name: Karthik Narasimhan
Title: Director

ARA VAC HOLDINGS, LTD.

By:	/s/ Sean Power
Name: Sean Power
Title: Director

ARA VAC TOPCO US, LLC

By: Ara VAC IE Aggregator, LP
Its: Sole Member
By: Ara Fund III GP, Ltd.
Its: General Partner
By:	/s/ Karthik Narasimhan
Name: Karthik Narasimhan
Title: Director

[Signature Page to Agreement and Plan of Merger]

ARA VAC IE AGGREGATOR, LP

By: Ara Fund III GP, Ltd.
Its: General Partner
By:	/s/ Karthik Narasimhan
Name: Karthik Narasimhan
Title: Director

ENERGY FUELS INC.

By:	/s/ Ross Bhappu
Name: Ross Bhappu
Title: President and Chief Executive Officer

ENERGY FUELS HOLDINGS CORP.

By:	/s/ Ross Bhappu
Name: Ross Bhappu
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Lock-Up Agreement

Final Form

FORM OF LOCK-UP AGREEMENT

This Lock-up Agreement (this "Agreement"), dated as of [●], 2026, is made and entered into by and among Energy Fuels Inc., a company continued under the Business Corporations Act (Ontario) ("Parent"), and the Persons set forth on Schedule I hereto (such Persons, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 5 of this Agreement, the "Holders" and each, a "Holder"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Merger Sub HoldCo, a Canadian unlimited liability corporation to be formed prior to Closing under the laws of a province of Canada determined by Parent, acting reasonably ("Merger Sub HoldCo"), Dutch Merger Sub, a private limited company to be organized under the laws of the Netherlands, to have its official seat in Amsterdam, the Netherlands and to be registered with the Dutch trade register ("Dutch Merger Sub"), Energy Fuels Holdings Corp., a Delaware corporation ("US Merger Sub HoldCo"), US Merger Sub I, a Delaware corporation to be formed ("US Merger Sub I") and US Merger Sub II, a Delaware limited liability company to be formed ("US Merger Sub II" and, collectively with US Merger Sub I and the Dutch Merger Sub, the "Merger Subs"), VAC Group B.V., a private limited company organized under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 42036655, Ara VAC TOPCO US LLC, a limited liability company organized under the laws of Delaware, the Holders and the other Ara Parties (as defined in the Merger Agreement) are party to that certain Agreement and Plan of Merger, dated as of June 23, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement"), pursuant to which, among other things, Parent will issue to the Holders Parent Common Shares, constituting the Share Consideration (which forms a portion of the Merger Consideration), in connection with the Mergers;

WHEREAS, to induce Parent, Merger Sub HoldCo, US Merger Sub HoldCo, and the Merger Subs to enter into the Merger Agreement, the Holders have agreed to enter into this Agreement as of, and contingent upon, the Closing; and

WHEREAS, in connection with the Mergers and as a condition to the Closing, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on the Transfer of the Lock-Up Shares (defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. TRANSFER RESTRICTIONS

Subject to the exceptions and release provisions set forth in this Agreement (including the Release Schedule in Section 2 and the Permitted Transfers in Section 5), and subject at all times to the Restricted Entity Restrictions in Section 3, each Holder agrees that it shall not Transfer any Lock-Up Shares during the Lock-Up Period. For the avoidance of doubt, the Preferred Shares (if any), constituting the Preferred Shares Consideration, issued to the Holders are not Lock-Up Shares and may be resold or transferred following the Closing in accordance with their terms (subject to the Restricted Entity Restrictions applicable thereto as referenced in Section 3 of this Agreement).

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2. RELEASE SCHEDULE

The restrictions in Section 1 shall cease to apply to the Lock-Up Shares in accordance with the following schedule (the "Release Schedule"), it being understood and agreed that the Restricted Entity Restrictions in Section 3 shall continue to apply notwithstanding the Release Schedule. For the avoidance of doubt, the Release Schedule shall apply to the Holders on a collective basis.

(a)  First Period (Closing Date to six-month anniversary). During the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date (the "First Period"), the Holders may Transfer (subject to applicable laws) Lock-Up Shares in an amount not to exceed an aggregate of 8,000,000 Lock-Up Shares per calendar month, which shall be pro-rated for each partial month falling within the First Period, up to a maximum aggregate amount of 21,500,000 Lock-Up Shares during the First Period; provided that fifty percent (50%) of any portion of the 8,000,000-share monthly amount not Transferred in any calendar month shall carry forward and be added to the number of Lock-Up Shares that may be Transferred in any subsequent calendar month during the First Period; provided further that the maximum number of Lock-Up Shares that may be Transferred in any calendar month during the First Period shall not exceed 16,000,000.

(b)  Second Period (six-month to twelve-month anniversary). During the period commencing on the first calendar day following the six (6)-month anniversary of the Closing Date and ending on the twelve (12)-month anniversary of the Closing Date (the "Second Period"), the Holders may Transfer (subject to applicable laws) up to an aggregate of fifty percent (50%) of the remainder of the Lock-Up Shares originally issued to the Holders that were not Transferred during the First Period pursuant to Section 2(a).

(c)  After the twelve-month anniversary. Upon the twelve (12)-month anniversary of the Closing Date, all remaining Lock-Up Shares shall be immediately released from the restrictions set forth in Section 1.

(d)  Equitable Adjustments. In the event of any share dividend, share split, reverse share split, combination, recapitalization, reclassification or other similar change in the capital structure of Parent affecting the Parent Common Shares, all share numbers, per-share prices and other relevant amounts set forth in this Section 2 (including the monthly and aggregate release amounts in Section 2(a) and the percentage and reference amounts in Section 2(b)) shall be equitably and proportionately adjusted so that the Holders are placed in the same economic position, and afforded the same rights to Transfer Lock-Up Shares, as they would have been in absent such event, it being the intent of the parties hereto that no such event shall alter the restrictions or the release rights of any Holder under this Agreement.

3. RESTRICTED ENTITY RESTRICTIONS

Notwithstanding anything to the contrary in this Agreement (including the Release Schedule and the lifting of restrictions under Section 2(c)), and at all times during and after the Lock-Up Period, no Holder shall Transfer any Lock-up Shares to any Person that, to such Holder's knowledge, is (a) a Hostile Entity, (b) a Competitor, or (c) an Activist (such restrictions, collectively, the "Restricted Entity Restrictions"); provided, however, that (i) the restriction in clause (c) with respect to an Activist shall apply only for so long as the Holders, the Affiliates of the Holders and any related investment fund or vehicle controlled or managed by such Persons or their respective Affiliates hold, in the aggregate, five percent (5%) or more of the outstanding Parent Common Shares; and (ii) the foregoing restrictions shall not apply to any sale effected on an anonymous basis through a national securities exchange, automated trading system or other broker transaction where the identity of the transferee is not known to, and is not selected by, the transferring Holder.

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The Holders acknowledge that the Preferred Shares (if any), constituting the Preferred Shares Consideration, issued to the Holders are subject to certain restrictions on transfer to Hostile Entities and Competitors, as set forth in the terms of the Preferred Shares.

4. NOTICE OF OFFERING

Each Holder will promptly and in good faith notify Parent if such Holder plans (or if such Holders collectively plan) to pursue an offering of Parent Common Shares in excess of 5,000,000 shares. Any such notice is for informational purposes only and, except as explicitly provided otherwise in this Agreement, shall not entitle Parent to any consent, approval, right of first offer or refusal, or other right with respect to such offering, nor delay or condition any Transfer otherwise permitted hereunder.

5. PERMITTED TRANSFERS

The restrictions set forth in Section 1 shall not apply (but for the avoidance of doubt, the Restricted Entity Restrictions in Section 3 shall continue to apply) to the following Transfers:

(a)  Transfers to another entity that is an Affiliate (as defined in Rule 405 under the Securities Act) of such Holder, or to any investment fund or other entity controlling, controlled by, managing, managed by or under common control with such Holder or its Affiliates, or who shares a common investment advisor with such Holder, including any successor entity resulting from a reorganization of any of the foregoing (so long as such successor entity continues to qualify as a recipient of a Permitted Transfer under the preceding language of this subsection);

(b)  Transfers as part of a distribution to, or by virtue of the laws of the entity's organization or its organizational documents upon dissolution to, members, partners, shareholders or other equityholders of such Holder, or to any direct or indirect partners, members or equityholders of such Holder, or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates, including any successor entity resulting from a reorganization of any of the foregoing (so long as such successor entity continues to qualify as a recipient of a Permitted Transfer under the preceding language of this subsection);

(c)  Transfers to any other Holder, any Affiliate of such other Holder, or any related investment fund or vehicle controlled or managed by such Persons or their respective Affiliates, including any successor entity resulting from a reorganization of any of the foregoing (so long as such successor entity continues to qualify as a recipient of a Permitted Transfer under the preceding language of this subsection);

(d)  Transfers in connection with any legal, regulatory or other order, or by operation of law or pursuant to a court order;

(e)  the entry by a Holder, at any time after the Closing, into any trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares in violation of the Release Schedule during the Lock-Up Period (it being understood and agreed that the restrictions set forth in Section 1 shall continue to apply to any Transfer made pursuant to any such trading plan, unless another subsection of this Section 5 applies to such Transfer), and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(f)  Transfers in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of Parent (the "Board") (or a duly authorized committee thereof) or other similar transaction that results in all of Parent's shareholders having the right to exchange their Parent Common Shares for cash, securities or other property;

(g)  Transfers approved in advance in writing by the Board; and

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(h)  the creation of any pledge, lien or security interest in, or the posting as collateral of, any Lock-Up Shares in connection with a bona fide loan or margin transaction with a lender that is not a Hostile Entity, a Competitor or an Activist; provided that, prior to entering into such arrangement, the pledgee delivers to Parent a joinder, substantially in the form of Exhibit A hereto, agreeing that any Lock-Up Shares acquired upon foreclosure or other exercise of remedies shall remain subject to the restrictions of this Agreement (including the Restricted Entity Restrictions);

(i)  Transfers by gift, or for bona fide estate-planning purposes, to a charitable organization, to any member of the Immediate Family of a natural-person Holder, or to a trust or other estate-planning vehicle the beneficiaries of which are the Holder or one or more members of such Holder's Immediate Family or equityholders of any Affiliate of the Holder; and

(j)  Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under this Section 5.

provided, however, that (A) in the case of clauses (a) through (d), (i) and (j), as a prerequisite to such Transfer, each permitted transferee must execute and deliver a joinder to this Agreement, substantially in the form of Exhibit A hereto, agreeing to be bound by the restrictions herein (including the Restricted Entity Restrictions) and to become a "Holder" for purposes of this Agreement; and (B) no Holder nor any transferee shall voluntarily effect any public filing or report regarding such Transfers during the Lock-Up Period other than as required by applicable law.

6. DEFINITIONS

As used in this Agreement:

(a)  "Activist" means any entity that, at the relevant time, is identified as an activist on the most recently available SharkWatch 50 (i.e., the 50 most prominent and impactful activist investors, as chosen by Corporate Activism specialists at FactSet), and including Affiliates, successors or assigns of the foregoing that are activists.

(b)  "Competitor" means each of Lynas Rare Earth Ltd., MP Materials Corp., USA Rare Earth LLC, Iluka Resources Limited, Tronox Holdings plc, Cameco Corporation, NexGen Energy Ltd., Uranium Energy Corp., Denison Mines Corp., BHP Group Limited, Rio Tinto plc, Wesfarmers Limited, and Wyloo Metals Pty Ltd, in each case as constituted as of the date of this Agreement, and including Affiliates, successors or assigns of the foregoing that are competitors to Parent.

(c)  "Hostile Entity" means, at the relevant time, any Person that is, or that is owned or controlled directly or indirectly by: (i) a Person then appearing upon the "Denied Persons List," the "Entity List," or the "Unverified List," as maintained by the U.S. Department of Commerce; (ii) a Person on the U.S. Office of Foreign Assets Control "Specially Designated Nationals and Blocked Persons List," the "Sectoral Sanctions Identifications List," the "Non-SDN Chinese Military-Industrial Complex Companies List," the "Foreign Sanctions Evaders List," or any similar list maintained by a Governmental Authority of the United States, including Persons resident in embargoed countries, territories, or regions; (iii) a "foreign entity of concern" as defined by 15 U.S.C. § 4651(8) or 42 U.S.C. § 18741(a)(5), or a "foreign adversary" as defined by 15 CFR § 791.4; (iv) the government, including any political subdivision, agency, or instrumentality thereof, or any national, of (a) any country, territory, or region against which the United States maintains comprehensive economic sanctions or embargos against, (b) the People's Republic of China, or (c) a country determined to be of risk in accordance with U.S. Department of Energy Order DOE O 486.1A(5)(d) (https://www.energy.gov/science/countries-risk); (v) a Person that a party hereto knows or reasonably suspects is acting or purporting to act, directly or indirectly, on behalf of, or a Person (wherever organized, in the case of an entity) owned or controlled by, any of the Persons listed in sub-clauses (i)-(iv) above; or (vi) a Person with whom dealings are expressly prohibited on account of any economic sanctions laws, regulations, or directives of the United States, if the investment in such Person would knowingly cause any party hereto to be in violation of such laws, regulations, or directives. With respect to any Person that is a company with a class of securities registered under the Exchange Act (or subject to a comparable non-U.S. reporting regime), for purposes of this definition of "Hostile Entity," ownership does not include passive non-controlling beneficial ownership of less than 10% by any single Person or any "group" (as defined in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder).

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(d)  "Immediate Family" means a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Holder, and lineal descendant (including by adoption) of the Holder or of any of the foregoing persons.

(e)  "Lock-Up Period" means the period beginning on the Closing Date and ending on the twelve (12)-month anniversary of the Closing Date, subject to the Release Schedule in Section 2 and the continuing application of the Restricted Entity Restrictions in Section 3.

(f)  "Lock-Up Shares" means the 65,853,000 Parent Common Shares issued to the Holders as Share Consideration pursuant to the Merger Agreement, and any equity securities of Parent issued or issuable with respect thereto by way of any share dividend or share split, or in connection with any combination of shares, recapitalization, merger, consolidation, reorganization or similar transaction.

(g)  "Transfer" means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, make any short sale, or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such Lock-Up Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

7. RETENTION OF RIGHTS

For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of Parent with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that are entitled to vote and the right to receive dividends and distributions in respect thereof.

8. STOP TRANSFER; LEGENDS

In furtherance of the foregoing, Parent, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement, and any such purported Transfer shall be null and void ab initio.

Promptly following the release of any Lock-Up Shares from the restrictions set forth in this Agreement (whether under the Release Schedule or otherwise), Parent shall, upon a Holder's reasonable request, take such action as is reasonably necessary to remove any stop-transfer instructions and any lock-up legend from such released Lock-Up Shares. With a view to making available to the Holders the benefits of Rule 144 under the Securities Act, Parent shall use commercially reasonable efforts to (a) make and keep current public information available, as required by Rule 144, and (b) timely file all reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act, in each case for so long as any Holder holds Lock-Up Shares that constitute "restricted securities".

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9. WAIVER; AMENDMENT; REPEAL

Notwithstanding the other provisions set forth herein, the Board may, in its sole discretion, determine to waive, amend or repeal the restrictions set forth in Section 1 above, whether in whole or in part; provided that any such waiver, amendment or repeal shall, under any circumstances, (a) not make such restrictions more restrictive or apply for a longer period of time, and (b) apply ratably to all Holders.

10. TERMINATION

This Agreement shall terminate upon the earlier of (a) the expiration of the Lock-Up Period, (b) the closing of a liquidation, merger, share exchange, reorganization or other similar transaction after the date hereof that results in all of the public shareholders of Parent having the right to exchange their Parent Common Shares for cash, securities or other property (but excluding any corporate redomicile, internal restructuring or similar transaction in which the shareholders of Parent immediately prior to such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or successor to Parent's assets), and (c) the liquidation of Parent; provided that Section 3 (Restricted Entity Restrictions) shall survive any such termination and continue to apply in accordance with its terms, and no termination of this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

11. MISCELLANEOUS

(a)  Representations and Warranties.

(i)  Each party hereto hereby represents and warrants to the other parties hereto that (A) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (B) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, subject to the Enforceability Exceptions, and (C) the execution, delivery and performance of such party's obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

(ii) Each Holder hereby represents and warrants to Parent that (A) such Holder does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any Parent Common Shares, or any economic interest in or derivative of Parent Common Shares, other than the Lock-Up Shares and (B) such Holder is not party to any hedging, derivative, swap, forward sale contract, option, put, call or other arrangement that would frustrate the purposes of this Agreement.

(b)  Entire Agreement. This Agreement, together with the Merger Agreement, the Investor Rights Agreement and the documents or instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or in the Merger Agreement, the Investor Rights Agreement or in the documents or instruments referred to herein or therein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

(c)  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other parties hereto (except in connection with a Permitted Transfer effected in accordance with Section 5), and any assignment without such consent shall be null and void; provided that no such permitted assignment shall relieve the assigning party of its obligations hereunder.

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(d)  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(e)  Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), and each of the parties hereto irrevocably (a) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (d) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 11(e).

(f)  Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)  Counterparts; Electronic Signatures. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(h)  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(i)  Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any proceeding shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

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(j)  Notices. All notices and other communications hereunder shall be in writing and given in the manner, and to the addresses, set forth on the signature pages and Schedule I hereto (or as otherwise designated in writing).

(k)  Headings; Interpretation. The headings and captions contained in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement and shall not affect, limit or otherwise be used in the construction or interpretation of this Agreement. No rule of construction to the effect that ambiguities are to be resolved against the drafting party shall be applied in the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

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PARENT:

ENERGY FUELS INC.

By:_______________________________
Name:
Title:

HOLDERS:

ARA VAC IE AGGREGATOR, LP

By:_______________________________
Name:
Title:

ARA VAC BLOCKER, SLP

By:_______________________________
Name:
Title:

ARA VAC HOLDINGS, LTD.

By:_______________________________
Name:
Title:

[Signature Page to Lock-up Agreement]

SCHEDULE I

Name	Address
Ara VAC IE Aggregator, LP, a limited partnership organized under the laws of Ireland	32 Molesworth Street, Dublin 2, D02 Y512, Ireland
Ara VAC Blocker, SLP, a limited partnership organized under the laws of Jersey	2nd Floor Sir Walter Raleigh House, 48-50 Esplanade, St Helier JE2 3QB, Jersey
Ara VAC Holdings, Ltd., a limited company organized under the laws of Ireland	8 Harcourt Street, 3rd Floor, Dublin 2, D02 AF58, Ireland

[Schedule I to Lock-up Agreement]

EXHIBIT A

FORM OF JOINDER TO LOCK-UP AGREEMENT

[●], 202[●]

Reference is made to that certain Lock-Up Agreement, dated as of [●], 2026 (as amended, supplemented or otherwise modified from time to time, the "Lock-Up Agreement"), by and among Energy Fuels Inc. ("Parent") and the Holders from time to time party thereto. Capitalized terms used but not otherwise defined in this Joinder to Lock-Up Agreement (this "Joinder") shall have the respective meanings ascribed to such terms in the Lock-Up Agreement.

Each of Parent and the undersigned (the "New Holder") agrees that this Joinder is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

1. Agreement to be Bound. The New Holder hereby acknowledges that it has received and reviewed a copy of the Lock-Up Agreement and agrees that, effective upon the Transfer of Lock-Up Shares to the New Holder, it shall become, and shall be deemed to be, a "Holder" for all purposes of the Lock-Up Agreement, and shall be bound by, and subject to, all of the terms, conditions and restrictions set forth in the Lock-Up Agreement applicable to a Holder (including the Transfer Restrictions in Section 1, the Restricted Entity Restrictions in Section 3 and the Permitted Transfer conditions in Section 5) with the same force and effect as if the New Holder had been an original signatory thereto.

2. Lock-Up Shares. The Lock-Up Shares Transferred to the New Holder, and any equity securities of Parent issued or issuable with respect thereto, shall remain subject to the restrictions set forth in the Lock-Up Agreement for the remainder of the Lock-Up Period and otherwise in accordance with the terms thereof.

3. Representations and Warranties. The New Holder represents and warrants that it has full power and authority to execute and deliver this Joinder and to perform its obligations under the Lock-Up Agreement, and that this Joinder and the Lock-Up Agreement constitute the legal, valid and binding obligations of the New Holder, enforceable against it in accordance with their terms.

4. Counterpart; Incorporation. This Joinder shall serve as a counterpart signature page to the Lock-Up Agreement, and by executing below the New Holder shall be deemed to have executed the Lock-Up Agreement with the same force and effect as if originally named a "Holder" therein. The provisions of Section 11 (Miscellaneous) of the Lock-Up Agreement (including governing law, jurisdiction, waiver of jury trial, counterparts and severability) are incorporated herein by reference, mutatis mutandis. This Joinder may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

ENERGY FUELS INC.

By: _______________________________
Name:
Title:

NEW HOLDER:

[NEW HOLDER NAME]

By: _______________________________
Name:
Title:

[Signature Page to the Joinder Agreement]

Exhibit B

Form of Investors' Rights Agreement

Final Form

FORM OF INVESTORS' RIGHTS AGREEMENT

This Investors' Rights Agreement (this "Agreement") is dated as of [●], 2026, by and among Energy Fuels Inc., a company continued under the Business Corporations Act (Ontario) (the "Parent"), the Persons listed on Schedule I hereto and any other Persons who hereafter become a party to this Agreement pursuant to Section 7.02 of this Agreement (as further defined herein, an "Investor" and collectively, the "Investors"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parent, Merger Sub HoldCo, a Canadian unlimited liability corporation to be formed prior to Closing under the laws of a province of Canada determined by Parent, acting reasonably, Dutch Merger Sub, a private limited company to be organized under the laws of the Netherlands, to have its official seat in Amsterdam, the Netherlands and to be registered with the Dutch trade register, Energy Fuels Holdings Corp., a Delaware corporation, US Merger Sub I, a Delaware corporation to be formed and US Merger Sub II, a Delaware limited liability company to be formed, VAC Group B.V., a private limited company organized under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 42036655, Ara VAC TOPCO US LLC, a limited liability company organized under the laws of Delaware, the Investors and the other Ara Parties (as defined in the Merger Agreement) are party to that certain Agreement and Plan of Merger, dated as of June 23, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement"), pursuant to which, among other things, the Company will issue to the Investors Parent Common Shares, constituting the Share Consideration (which forms a portion of the Merger Consideration), in connection with the Mergers;

WHEREAS, the Investors are, concurrently with this Agreement and as of the Closing, entering into that certain Lock-Up Agreement, substantially in the form attached as Exhibit A to the Merger Agreement (the "Lock-Up Agreement"), and the registration rights granted herein are subject to the transfer restrictions set forth in the Lock-Up Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01. Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

"Adverse Disclosure" means public disclosure of material non-public information that, in the Board's good faith judgment, (i) would be required to be made in any Registration Statement or Prospectus, in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or Prospectus and (iii) the Parent has a bona fide business purpose for not making such disclosure.

"Agreement" has the meaning set forth in the Preamble.

"Block Trade" means an Underwritten Offering conducted as a bought deal or block trade without a road show or similar marketing effort.

"Board" means the Board of Directors of the Parent.

"Commission" means the U.S. Securities and Exchange Commission.

"Parent" has the meaning set forth in the Preamble.

"Demanding Investor" means any Investor that has delivered a written demand for an Underwritten Shelf Takedown or Underwritten Offering.

"Designated Director" has the meaning set forth in Section 5.01(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Form S-1" means a Registration Statement on Form S-1 under the Securities Act or any successor form thereto.

"Form S-3" means a Registration Statement on Form S-3 under the Securities Act or any successor form thereto.

"Investor" means each Person listed on Schedule I hereto, and any Permitted Transferee who becomes a party to this Agreement pursuant to Section 7.02.

"Investors" has the meaning set forth in the Preamble.

"Lead Investor" means Ara VAC IE Aggregator, LP, a limited partnership organized under the laws of Ireland.

"Lead Investor Nominee" has the meaning set forth in Section 5.01(a).

"Lock-Up Agreement" has the meaning set forth in the Recitals.

"Merger Agreement" has the meaning set forth in the Recitals.

"Minimum Takedown Threshold" means $200,000,000 of Registrable Securities (based on the closing price on the trading day immediately preceding the date of the relevant demand).

"Misstatement" means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement not misleading, or necessary to make the statements in a Prospectus, in the light of the circumstances under which they were made, not misleading.

"Ownership Threshold" means beneficial ownership of at least seven and one-half (7.5%) of all outstanding Parent Common Shares; provided, that solely for purposes of determining at the Closing whether the Investors, in aggregate satisfy the Ownership Threshold for purposes of Article 5, any Parent Common Shares issued after the date of the Merger Agreement and at or prior to the Closing pursuant to Parent's at-the-market offering program or otherwise in connection with any merger, acquisition, business combination, capital-raising transaction or any other similar transaction shall be disregarded and excluded from both the Investors' beneficial ownership and the total number of outstanding Parent Common Shares for purposes of such calculation.

"Parent Common Shares" means the common shares in the capital of the Parent listed on the NYSE American and the Toronto Stock Exchange (or any successor exchange).

"Parent Director Qualification Standards" means the Parent's corporate governance policies regarding the diversity, knowledge, skills and experience desired for directors, as in effect on the date hereof (as such policies may be amended from time to time; provided, that no such amendment that would cause the Designated Director to fail to satisfy such standards shall be effective without, so long as the Ownership Threshold is satisfied, the prior written consent of the Lead Investor, such consent not to be unreasonably withheld, conditioned or delayed).

"Permitted Transferee" means any Person who receives Registrable Securities pursuant to a "Permitted Transfer" under the Lock-Up Agreement.

"Prospectus" means the prospectus included in any Registration Statement, including any preliminary prospectus, any free writing prospectus (as defined in Rule 405 under the Securities Act) and all amendments and supplements thereto.

"Registrable Securities" means (a) the Share Consideration and (b) any Parent Common Shares issued or issuable with respect to the Share Consideration by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or other similar transaction; provided, however, that any such Parent Common Shares shall cease to be Registrable Securities (and shall not thereafter become Registrable Securities) upon the earliest to occur of: (i) a Registration Statement covering such Registrable Securities has been declared or becomes effective under the Securities Act and such Registrable Securities have been disposed of pursuant to such effective Registration Statement; (ii) such Registrable Securities are sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act); (iii) such Registrable Securities become eligible for sale without restriction (including with respect to manner and timing of sale restrictions) and without the need for current public information pursuant to Rule 144 under the Securities Act (or any similar provision then in force); or (iv) such Registrable Securities cease to be outstanding.

"Registration" means a registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act, and the applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement, or (b) filing a Prospectus and/or Prospectus supplement in respect of an appropriate effective Registration Statement.

"Registration Expenses" means all expenses incurred in effecting any Registration or Underwritten Offering, including all registration, qualification, listing, filing and printing fees, accounting fees, fees, charges and disbursements of counsel to the Parent, fees and expenses of the Parent's independent public accountants, fees and expenses of reserve engineers, road show expenses, fees of the Financial Industry Regulatory Authority, transfer taxes, fees of transfer agents and registrars, costs of any insurance obtained in connection therewith, and all other customary fees and expenses incident to the Parent's performance of its obligations hereunder, and fees and disbursements of one (1) counsel to the Investors selected by the Investors holding a majority of Registrable Securities being registered (not to exceed $75,000 per Registration or Underwritten Offering), but excluding Selling Expenses.

"Registration Statement" means any registration statement of the Parent filed under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, amendments and supplements to such registration statement.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Selling Expenses" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities by an Investor.

"Selling Investor" means an Investor who is selling Registrable Securities pursuant to a Registration Statement.

"Shelf" means the Resale Shelf Registration Statement or any Subsequent Shelf Registration Statement.

"Subsequent Shelf Registration Statement" has the meaning set forth in Section 2.01(b).

"Underwriter" means any investment banker(s) and manager(s) selected by the Demanding Investor(s) to serve as book-running managing underwriter(s) with respect to an Underwritten Offering.

"Underwritten Offering" means an offering of securities registered under the Securities Act in which securities of the Parent are sold to an Underwriter on a firm-commitment basis for reoffering to the public.

"Underwritten Shelf Takedown" has the meaning set forth in Section 2.02(a).

Section 1.02. Interpretive Provisions.

Unless the context otherwise requires:

(a) References to "Articles," "Sections," "Schedules" or "Exhibits" refer to articles, sections, schedules or exhibits of this Agreement.

(b) The words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation."

(c) The word "or" is not exclusive.

(d) The words "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) Words in the singular include the plural and in the plural include the singular.

ARTICLE 2 REGISTRATION RIGHTS

Section 2.01.  Resale Shelf Registration.

(a) Resale Shelf Filing.  The Parent shall use its reasonable best efforts to, as promptly as practicable following the Closing Date and in any event within one (1) Business Day after the Closing Date, file with the Commission an automatic resale registration statement on Form S-3 (or, if the Parent is not then eligible to use Form S-3, on Form S-1) (or any successor forms thereto) (the "Resale Shelf Registration Statement"), providing for the resale from time to time of all Registrable Securities held by the Investors (or which may become Registrable Securities after such date).  If the Parent is a "well-known seasoned issuer" (as defined in Rule 405 under the Securities Act) at the time of filing the Resale Shelf Registration Statement, such registration statement shall be filed as an "automatic shelf registration statement" (as defined in Rule 405 under the Securities Act).  The plan of distribution indicated in the Resale Shelf Registration Statement will include all such methods of sale as any Investor may reasonably request in writing at least five (5) Business Days prior to the filing of the Resale Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the Commission, provided that such methods are not inconsistent with the terms of this Agreement. The Parent shall use its reasonable best efforts to cause the Resale Shelf Registration Statement to become effective immediately upon filing (or, if the Parent is not then a "well-known seasoned issuer," as soon as practicable after such filing).  Once effective, the Parent shall use its reasonable best efforts to keep the Resale Shelf Registration Statement continuously effective and in compliance with the Securities Act until such time as there are no longer any Registrable Securities.  The exercise of any rights under this Agreement to sell or otherwise dispose of Registrable Securities shall be subject to the terms of the Lock-Up Agreement and the terms contained herein.

(b) Subsequent Shelf Registration.  If the Resale Shelf Registration Statement or any Subsequent Shelf Registration Statement (as defined below) ceases to be effective for any reason, the Parent shall use its reasonable best efforts to, as promptly as practicable, file a new registration statement on Form S-3 (or if the Parent is not then eligible to use Form S-3, on Form S-1) (a "Subsequent Shelf Registration Statement") providing for the resale of all Registrable Securities and to cause such Subsequent Shelf Registration Statement to become effective as promptly as practicable.  The Parent shall use its reasonable best efforts to keep such Subsequent Shelf Registration Statement continuously effective until there are no longer any Registrable Securities.

(c) Form S-1 to Form S-3 Conversion.  If the Parent files a Form S-1, the Parent shall use its reasonable best efforts to convert such Form S-1 to a Shelf on Form S-3 as promptly as practicable after the Parent becomes eligible to use Form S-3.

Section 2.02.  Underwritten Shelf Takedowns.

(a) Right to Request.  For so long as the Investors hold, in the aggregate, at least the Ownership Threshold and at any time that the Shelf is effective, any Investor or group of Investors holding Registrable Securities with an aggregate value of at least the Minimum Takedown Threshold may deliver a written request to the Parent requesting that all or a portion of such Investor's Registrable Securities be sold in an Underwritten Offering (an "Underwritten Shelf Takedown").  The Parent shall, within five (5) Business Days of receipt thereof, give written notice of such request to all other Investors holding Registrable Securities and, subject to Section 2.04, include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Parent has received written requests for inclusion therein within five (5) Business Days after the Parent's notice has been given.  The Demanding Investor(s) shall select the Underwriter(s) for such Underwritten Shelf Takedown, subject to the Parent's prior written approval (not to be unreasonably withheld, conditioned or delayed).

(b) Limitations.  The Investors shall be entitled to request no more than two (2) Underwritten Shelf Takedowns in any twelve (12)-month period, and no more than five (5) Underwritten Shelf Takedowns in total.  The Parent shall not be required to effect an Underwritten Shelf Takedown if the aggregate value of Registrable Securities to be sold does not equal or exceed the Minimum Takedown Threshold. No Underwritten Shelf Takedown may be requested within ninety (90) days of (i) the closing of a prior Underwritten Shelf Takedown or (ii) an offering in which piggyback rights were offered under Section 2.04 hereof, whether or not any Investors participated in such offering.

(c) Withdrawal.  Any Investor that has requested inclusion of its Registrable Securities in an Underwritten Shelf Takedown may withdraw its Registrable Securities from such offering at any time prior to the earlier of (i) the pricing thereof or (ii) the filing of a "red herring" prospectus or prospectus supplement, by giving written notice to the Parent.  The Parent shall pay all Registration Expenses in connection with any withdrawn Underwritten Shelf Takedown. If a registration request is withdrawn, such withdrawal shall be irrevocable and the request for the Underwritten Shelf Takedown shall constitute a demand by the Investor for purposes of the limits on demands contained in Section 2.02(b); provided, however, that such withdrawn request shall not constitute a demand for purposes of Section 2.02(b) if (A) the Investor reimburses the Parent for all Registration Expenses incurred in connection with such withdrawn Underwritten Shelf Takedown, (B) such withdrawal is made as a result of a material adverse change in the business, assets, financial condition or results of operations of the Parent or its subsidiaries, or (C) such withdrawal is made as a result of information that was not disclosed by the Parent to the Investor prior to the Investor's request for such Underwritten Shelf Takedown and which, in the good faith judgment of the Investor, makes it inadvisable to proceed with such offering.

Section 2.03.  Block Trades.

(a) For so long as the Investors hold, in the aggregate, at least the Ownership Threshold, any Investor or group of Investors holding Registrable Securities with an aggregate value of at least the Minimum Takedown Threshold may notify the Parent of its intent to sell Registrable Securities in a Block Trade.  As promptly as practicable (and in any event within two (2) Business Days) after such notice, the Parent shall use its reasonable best efforts to facilitate such Block Trade.  The Demanding Investor(s) shall select the Underwriter(s) for such Block Trade, subject to the Parent's prior written approval (not to be unreasonably withheld, conditioned or delayed).

(b) Notwithstanding the foregoing, the Demanding Investor(s) initiating a Block Trade shall not be required to provide more than two (2) Business Days' advance notice to the Parent, and the other Investors shall not be entitled to piggyback on a Block Trade.  A Block Trade shall not count as an Underwritten Shelf Takedown for purposes of Section 2.02(b).

Section 2.04.  Piggyback Registration.

(a) Right to Piggyback.  If the Parent proposes to file a Registration Statement or conduct an Underwritten Offering (whether for its own account or for the account of any other Person, including any Investor) under the Securities Act (other than pursuant to a Registration Statement (i) on Form S-4 or Form S-8 or any successor form thereto, (ii) filed solely in connection with an exchange offer or any employee benefit plan, (iii) relating solely to a dividend reinvestment or similar plan, or (iv) relating solely to debt securities) the Parent shall give prompt written notice (and in any event no later than five (5) Business Days prior to the anticipated filing date or launch of such offering) to all Investors holding Registrable Securities of its intention to do so and of such Investors' rights under this Section 2.04, and shall, subject to Section 2.04(c), include in such Registration Statement or Underwritten Offering all Registrable Securities with respect to which the Parent has received written requests for inclusion therein within five (5) Business Days after the Parent's notice has been given.  For the avoidance of doubt, if any Investor or group of Investors requests an Underwritten Shelf Takedown pursuant to Section 2.02, the Parent shall give notice to all other Investors pursuant to this Section 2.04(a) and such other Investors shall have the right to include their Registrable Securities in such Underwritten Shelf Takedown, subject to Section 2.04(c).

(b) Withdrawal.  Any Investor may withdraw its request for inclusion at any time prior to the execution of the underwriting agreement (or, in the case of a non-underwritten offering, the filing of the applicable Prospectus supplement).  The Parent shall pay all Registration Expenses in connection with any withdrawn piggyback registration.

(c) Cutback/Priority.  If the managing underwriter(s) advise the Parent and the Investors in writing that the total amount of Registrable Securities requested to be included in such offering exceeds the amount that can be sold without materially and adversely affecting the price, timing or distribution of the offering, the securities to be included shall be allocated:  (i) in the case of an Underwritten Shelf Takedown initiated by Investor(s), first, the Registrable Securities of the Demanding Investor(s) and other Investors that have requested inclusion (pro rata based on the number of Registrable Securities requested to be included), second, securities proposed to be offered by the Parent, and third, securities of any other holders with registration rights; and (ii) in the case of an offering initiated by the Parent or other holders with registration rights, first, the securities proposed to be offered by the Parent or such other holders, second, the Registrable Securities of the Investors (pro rata based on the number of Registrable Securities requested to be included), and third, securities of any other selling holders.

Section 2.05.  Restrictions on Registration.

(a) Suspension/Blackout.  Notwithstanding anything herein to the contrary, if the Board determines in good faith that filing, use or effectiveness of a Registration Statement or the making of an Underwritten Offering would require the Parent to make an Adverse Disclosure or would materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction, the Parent may, upon giving prompt written notice to the Investors, defer filing or suspend use of such Registration Statement for a period not to exceed ninety (90) consecutive days; provided, that the Parent may not exercise such right more than twice in any twelve (12)-month period, and the aggregate number of days during which such deferrals or suspensions may be in effect in any twelve (12)-month period shall not exceed one hundred eighty (180) days.

(b) Lock-Up Restrictions.  The exercise of any rights under this Article 2 shall be subject to the restrictions set forth in the Lock-Up Agreement.

ARTICLE 3 PARENT PROCEDURES AND EXPENSES

Section 3.01.  Parent Procedures.

In connection with any Registration or Underwritten Offering, the Parent shall use its reasonable best efforts to:

(a) prepare and file with the Commission such amendments and supplements to the applicable Registration Statement and Prospectus as may be necessary to keep such Registration Statement effective and to comply with the Securities Act;

(b) furnish to each Selling Investor, upon request, such number of copies of such Registration Statement and Prospectus (including any preliminary prospectus and all exhibits) as such Investor may reasonably request;

(c) register or qualify the Registrable Securities covered by such Registration Statement under such securities or "blue sky" laws of such jurisdictions as the Selling Investors may reasonably request;

(d) use its reasonable best efforts to cause the Registrable Securities covered by the Registration Statement to be listed on the NYSE American (or any national securities exchange on which the Parent Common Shares are then listed);

(e) provide a transfer agent and registrar for all Registrable Securities covered by such Registration Statement;

(f) in connection with any Underwritten Offering, enter into customary agreements (including an underwriting agreement in customary form) and take all other customary actions;

(g) in connection with any Underwritten Offering, furnish, on the date that Registrable Securities are delivered for sale, (i) an opinion and negative assurance letter of counsel to the Parent, addressed to the Underwriters and the Selling Investors, in customary form, and (ii) a "cold comfort" letter from the Parent's independent registered public accounting firm, addressed to the Underwriters and the Selling Investors, in customary form;

(h) make available for inspection by any Selling Investor, any Underwriter and any counsel or accountant retained by such Investor or Underwriter, all relevant financial and other records and pertinent corporate documents of the Parent (collectively, "Records"), and cause the Parent's officers, directors and employees to supply all information reasonably requested by such Investor, Underwriter, counsel or accountant in connection with such Registration Statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the applicable Registration Statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Parent shall not be required to provide any information under this subparagraph (h) if (i) the Parent reasonably believes, based on the opinion of counsel for the Parent, that to do so would cause the Parent to forfeit an attorney-client privilege that was applicable to such information (provided that the Parent will use commercially reasonable efforts to provide any such information with redactions or other customary limitations to the extent feasible to do so in a manner that would avoid the effect set forth in this clause (i)) or (ii) if either (A) the Parent has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (B) the Parent reasonably determines that such Records are confidential and so notifies the Inspectors in writing, unless prior to furnishing any such information with respect to clauses (i) or (ii) such Selling Investor requesting such information agrees in writing to abide, and to cause each of its Inspectors to abide, by confidentiality obligations on terms reasonably acceptable to the Parent; provided, further, that each Selling Investor agrees that it will, upon learning that disclosure of such Records is sought pursuant to proceedings before a court of competent jurisdiction, give notice to the Parent and allow the Parent, at its expense, to undertake appropriate action to prevent disclosure of such Records;

(i) cooperate with the Selling Investors and the Underwriter(s) to facilitate the timely preparation and delivery of certificates or book-entry statements representing Registrable Securities;

(j) for any Underwritten Offering with expected gross proceeds in excess of $200,000,000, make members of senior management of the Parent reasonably available to participate in a customary "road show" (including an "electronic road show") and other marketing efforts as reasonably requested by the Demanding Investor(s) and the Underwriter(s);

(k) promptly notify the Selling Investors at any time when a Prospectus is required to be delivered under the Securities Act of (i) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (ii) the receipt by the Parent of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction, or (iii) the Parent's discovery that, or its reasonable belief that, the Registration Statement or any Prospectus contains a Misstatement;

(l) use its reasonable best efforts to cause all Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Selling Investors to consummate the disposition of such Registrable Securities; and

(m) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission.

Section 3.02.  Registration Expenses.

All Registration Expenses shall be borne by the Parent. Each Investor participating in a Registration or Underwritten Offering shall bear its own Selling Expenses.

Section 3.03.  Rule 144 Reporting; Section 13 and Section 16 Cooperation

(a) With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act, the Parent shall use its reasonable best efforts to: (a) make and keep adequate current public information available, as those terms are understood and defined in Rule 144; (b) timely file with the Commission all reports and other documents required of the Parent under the Exchange Act; and (c) furnish to any Investor, so long as such Investor owns any Registrable Securities, promptly upon request, a written statement by the Parent as to its compliance with the reporting requirements of Rule 144 and the Exchange Act.

(b) The Parent shall cooperate with and reasonably assist each Investor in connection with any filings required to be made by such Investor with the Commission under Section 13 or Section 16 of the Exchange Act (or any successor provisions) with respect to the Parent Common Shares, including by providing such information regarding the Parent and the Parent Common Shares as is reasonably necessary for such filings, in each case at no cost to the Investor.

Section 3.04.  Information From Holder.

Each Investor of Registrable Securities will promptly furnish to the Parent such information regarding itself as is required to be included in a Registration Statement or as is required to be provided to FINRA or the Commission in connection with a Registration Statement as may be reasonably requested from time to time by the Parent.

Section 3.05.  Suspension of Sales.

Each Investor agrees that upon receipt of any notice from the Parent of the happening of any event set out in Section 3.01(k), such Investor shall forthwith discontinue the disposition of any Registrable Securities until receipt of an amended prospectus from the Parent that rectifies such matter or until advised in writing by the Parent that the use of any other Prospectus may be resumed for sales of Registrable Securities.

ARTICLE 4 INDEMNIFICATION AND CONTRIBUTION

Section 4.01. Parent Indemnification.

The Parent shall indemnify and hold harmless each Investor, its Affiliates, officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees of each of them, each Person who controls any such Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees of each such controlling Person, and each Underwriter (if any) and each Person who controls such Underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable and documented attorneys' fees and disbursements) and expenses (collectively, "Losses") that arise out of or are based upon (a) any Misstatement contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto; (b) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading; or (c) any violation by the Parent of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated thereunder applicable to the Parent and relating to any action or inaction required of the Parent in connection with any Registration or Underwritten Offering; except insofar as the same are caused by or contained in any information furnished in writing to the Parent by or on behalf of such Investor expressly for use therein.

Section 4.02. Investor Indemnification.

Each Investor that has included Registrable Securities in a Registration Statement shall, severally and not jointly, indemnify the Parent, its directors, officers, agents and employees, each Person who controls the Parent (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against any Losses arising out of or based upon any Misstatement, but only to the extent that such Misstatement is contained in any information furnished in writing by or on behalf of such Investor expressly for use in such Registration Statement or Prospectus; provided, however, that the obligation to indemnify under this Section 4.02 shall be several and not joint among such Investors and the liability of each such Investor shall not exceed the net proceeds (after deducting Selling Expenses) received by such Investor from the sale of Registrable Securities giving rise to such indemnification obligation.

Section 4.03. Conduct of Indemnification Proceedings.

Any Person entitled to indemnification hereunder (the "Indemnified Party") shall give prompt written notice to the indemnifying party (the "Indemnifying Party") after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim; provided, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent that it is materially prejudiced by such failure. If the Indemnifying Party assumes the defense of such claim, (a) the Indemnifying Party shall select counsel reasonably satisfactory to the Indemnified Party to conduct the defense; (b) no Indemnifying Party shall consent to entry of any judgment or settle such claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, the consent of the Indemnified Party shall not be required if such settlement (i) includes as an unconditional term thereof the full release of the Indemnified Party from all liability, (ii) does not include any statement as to an admission of fault or culpability on the part of the Indemnified Party and (iii) includes only monetary relief that is paid in full by the Indemnifying Party; and (c) the Indemnified Party shall be entitled to participate in, but not control, such defense at its own expense.

Section 4.04. Contribution.

If the indemnification provided under this Article 4 is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the Misstatement relates to information supplied by the Indemnifying Party or by the Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement. Notwithstanding the foregoing, the amount that any Investor shall be obligated to contribute pursuant to this Section 4.04 shall not exceed the net proceeds (after deducting Selling Expenses) received by such Investor from the sale of Registrable Securities giving rise to such contribution obligation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 4.05. Survival.

The indemnification and contribution provisions of this Article 4 shall survive the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party.

ARTICLE 5 GOVERNANCE AND INVESTOR RIGHTS

Section 5.01. Board Nomination Right.

(a) Initial Appointment. Immediately after the Closing, the Parent shall take all necessary actions, including the expansion of the current size of the Board, to promptly nominate and appoint to the Board one (1) Person designated by the Lead Investor (the "Lead Investor Nominee," and such director, a "Designated Director").  The Lead Investor Nominee must (i) satisfy the Parent Director Qualification Standards, (ii) comply with all applicable stock exchange listing standards and Commission eligibility requirements, and (iii) complete customary director onboarding processes of the Parent that apply to all directors of the Parent.

(b) Ongoing Nomination Right. For so long as the Investors hold, in the aggregate, at least the Ownership Threshold, the Parent shall (i) take all necessary actions to include a Lead Investor Nominee in the Parent's slate of nominees recommended by the Board for election at each annual meeting of shareholders in the management information circular and form of proxy relating to the applicable shareholder meeting as a nominee of management, and (ii) use at least the same efforts to cause the election of the Lead Investor Nominee, including soliciting proxies from shareholders of the Parent in favor of the election of the Lead Investor Nominee, as it uses to cause the election of the other directors of the Parent.

(c) Replacement. If any Designated Director ceases to serve on the Board for any reason, including the death, disability, resignation, removal or failure of such Lead Investor Nominee to be elected at a meeting of shareholders, and the Investors hold, in the aggregate, at least the Ownership Threshold, the Lead Investor shall be entitled to designate a replacement Lead Investor Nominee to fill the resulting vacancy, subject to the qualifications set forth in Section 5.01(a), and the Parent shall take all necessary action to fill such vacancy in accordance with such designation by the Lead Investor (including the Board appointing as soon as practicable the replacement Lead Investor Nominee to fill the vacancy caused thereby).

Section 5.02. Independent Director Veto Right.

(a) Veto Mechanics. Following the Closing, the Lead Investor shall have the  right to veto any individual nominated by the Parent to serve on the Board as an independent director (the "Independent Director Veto Right"); provided, the Lead Investor may exercise the Independent Director Veto Right in connection with the nomination and approval process for only a single board seat.  For purposes of this Section 5.02, "independent" means independent under the NYSE American listing standards and applicable Commission rules.

(b) Notice and Exercise. The Parent shall provide written notice to the Lead Investor of any proposed nominee for appointment as an independent director, together with such information regarding the proposed nominee as is reasonably necessary to evaluate such nominee.  The Lead Investor shall have ten (10) Business Days from delivery of such notice and materials to exercise the Independent Director Veto Right by delivering written notice of objection to the Parent, which notice shall include a reasonable basis for such objection.  If the Lead Investor does not deliver written notice of objection within such ten (10) Business Day period, the proposed nominee shall be deemed approved.

(c) Repeat Process. Upon exercise of the veto right pursuant to Section 5.02(b), the Parent shall identify a new proposed nominee and the process set forth in Section 5.02(b) shall be repeated until a proposed nominee is approved (or deemed approved).

(d) Termination of Veto Right. Once an individual nominated by the Parent to serve on the Board as an independent director has been approved (or deemed approved) pursuant to Section 5.02(c) and appointed to the Board, the Independent Director Veto Right shall automatically and permanently terminate and shall not apply to any subsequent nominee.

Section 5.03. Termination of Governance Rights.

The governance rights set forth in Sections 5.01 and 5.02 shall automatically terminate at such time as the beneficial ownership of Parent Common Shares of the Investors, in the aggregate, falls below the Ownership Threshold.  Upon such termination, the Parent shall have no further obligation to nominate, appoint or recommend any Lead Investor Nominee, the Independent Director Veto Right (if not previously exercised and terminated) shall cease and the director appointed under Section 5.01 shall, if requested by the Parent, offer his or her resignation to the Board.

Section 5.04. Director Indemnification Agreement.

At or prior to the Closing (and, in the case of the Lead Investor Nominee, at or promptly following such Lead Investor Nominee's appointment to the Board), the Parent shall provide each Designated Director with a customary director indemnification agreement, in the same form as the agreement then offered to other non-employee directors of the Parent.

Section 5.05. Director Expense Reimbursement.

Each Designated Director shall be entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board and any committee thereof, and for travel and other expenses in connection therewith, on the same basis as other non-employee directors of the Parent.

Section 5.06. Directors' and Officers' Insurance.

The Parent shall maintain customary directors' and officers' liability insurance covering each Designated Director on terms and in amounts no less favorable than the coverage provided to other non-employee directors of the Parent.

Section 5.07. Committee Designation.

For so long as the Investors hold, in the aggregate, the Ownership Threshold, the Parent shall, to the extent permitted by applicable law, stock exchange rules and the Parent's governance documents, give reasonable consideration to appointing the Designated Director to at least one (1) standing committee of the Board, as reasonably requested by the Lead Investor.

Section 5.08. Information Sharing by Designated Director.

The Designated Director shall be permitted to share with the Investors and their Affiliates (and their respective directors, officers, employees, partners, members and advisors who have a need to know) any information received in such Designated Director's capacity as a director of the Parent, subject to: (a) compliance with applicable securities laws (including Regulation FD), (b) a customary confidentiality undertaking from each recipient in a form reasonably acceptable to the Parent, and (c) any reasonable confidentiality policies of the Board applicable to all directors.  Nothing in this Section 5.08 shall relieve any Person of its obligations under Section 7.05 or applicable law.

ARTICLE 6 STANDSTILL

Section 6.01. Standstill Restrictions.

From and after the Closing until the two (2)-year anniversary of the Closing Date, each Investor shall not, and shall cause its controlled Affiliates not to (it being understood and agreed that this Article 6 shall not apply to any portfolio company of any investment fund managed or advised by Ara Advisers, LLC and/or any of its Affiliates, except to the extent such portfolio company is a controlled Affiliate of an Investor or is directed by an Investor to take any of the prohibited actions set out below), directly or indirectly, without the prior written consent of the Board:

(a) acquire, offer or propose to acquire, or agree to acquire, beneficially or otherwise, any voting securities of the Parent or any securities convertible into or exercisable for voting securities of the Parent if, after giving effect to such acquisition, the Investors would beneficially own voting securities representing more than [●]%1 of the outstanding voting securities of the Parent; provided, that this clause (a) shall not be breached as a result of any increase in the Investors' percentage beneficial ownership resulting from (i) any repurchase, redemption or other acquisition of voting securities by the Parent, (ii) any share cancellation, (iii) any pro rata distribution or dividend to holders of Parent Common Shares, or (iv) any other action by the Parent that has the effect of reducing the total number of outstanding voting securities;

(b) make, or in any way participate in, any solicitation of proxies or consents to vote any voting securities of the Parent, or call or seek to call a meeting of shareholders or initiate any shareholder proposal;

____________________________
1 Insert voting percentage that Investors will hold immediately after the Closing.

(c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting securities of the Parent (other than a group consisting solely of Investors and their Permitted Transferees);

(d) submit any public proposal for or offer of any extraordinary transaction involving the Parent or any of its subsidiaries, or any tender offer, exchange offer or similar transaction involving the Parent's securities;

(e) seek election or appointment to, or representation on, the Board, except as expressly provided in Article 5; or

(f) publicly disclose any intention, plan or arrangement inconsistent with the foregoing, or advise, assist, encourage or direct any other Person to take any action described in the foregoing clauses (a) through (e).

Section 6.02. Exceptions.

The restrictions in Section 6.01 shall not apply to or restrict: (a) any action taken by a Designated Director solely in his or her capacity as a director of the Parent in compliance with his or her fiduciary duties; (b) voting of Parent Common Shares on matters submitted to a vote of shareholders, it being understood that this relates solely to the right to vote shares, not to a right to solicit proxies or form a group in contravention of clauses (b) or (c) of Section 6.01; (c) the acquisition of Parent Common Shares as a result of any stock split, stock dividend, recapitalization or similar transaction; (d) any transfer of Parent Common Shares in accordance with the Lock-Up Agreement and this Agreement; or (e) any private communication between an Investor and the Board or senior management of the Parent regarding the business and affairs of the Parent that is not made with the intent of circumventing the restrictions of this Article 6. Notwithstanding anything to the contrary in this Agreement, the standstill restrictions set forth in this Article 6 shall automatically and immediately terminate upon the occurrence of any of the following: (a) the Parent enters into a definitive agreement with respect to any merger, consolidation, business combination, tender offer, recapitalization, restructuring or other transaction that, if consummated, would result in a Change of Control (as defined below); (b) a third party commences a tender offer or exchange offer for more than fifty percent (50%) of the outstanding voting securities of the Parent and the Board has publicly recommended such offer to its shareholders; or (c) the Parent materially breaches its obligations under Article 5 of this Agreement and such breach remains uncured for fifteen (15) Business Days following written notice from the Lead Investor.  For purposes of this Section 6.02, "Change of Control" means any transaction or series of related transactions resulting in any Person or group (other than the Investors and their Affiliates) acquiring beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Parent.

Section 6.03. Lock-Up Cross-Reference.

The transfer and sell-down restrictions applicable to the Registrable Securities are set forth in the Lock-Up Agreement (including the share volume limitations, timing restrictions and hostile entity/competitor/activist transfer restrictions therein) and are not restated in this Agreement. This Article 6 addresses standstill matters only and is not intended to modify or supersede the Lock-Up Agreement.

ARTICLE 7 MISCELLANEOUS

Section 7.01. Market Stand-Off.

Each Investor agrees that, solely in connection with an Underwritten Offering of the Parent's equity securities in which such Investor is participating (and other than any offering pursuant to a Registration Statement on Form S-4 or Form S-8), upon the request of the managing underwriter(s), such Investor will enter into a customary lock-up agreement in favor of the managing underwriter(s), to not effect any public sale or distribution of Registrable Securities (other than as part of such Underwritten Offering) during the period beginning seven (7) days before and ending ninety (90) days after the pricing date of such Underwritten Offering (or such shorter period as may be agreed by the managing underwriter(s)); provided, that such Investor shall be required to enter into such a market stand-off agreement only if all of the Parent's directors (excluding the Designated Director) and executive officers are bound by substantially equivalent restrictions in connection with such Underwritten Offering.

Section 7.02. Transfer of Registration Rights.

The rights of any Investor under this Agreement may be transferred or assigned (in whole or in part) to one or more Permitted Transferees who acquires Registrable Securities from such Investor; provided, that (a) such transfer is effected in compliance with the Lock-Up Agreement and applicable securities laws, (b) the Parent is given written notice prior to or promptly following such transfer, stating the name and address of such Permitted Transferee, (c) such Permitted Transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement to the same extent as if such Permitted Transferee were an original Investor hereunder, and (d) such Permitted Transferee agrees in writing to be bound by and subject to the terms and conditions of Lock-Up Agreement to the same extent as if such Permitted Transferee were an original "Holder" thereunder. Upon any such transfer, such Permitted Transferee shall execute a joinder substantially in the form of the joinder attached as Exhibit A to the Lock-Up Agreement (with such conforming changes as are necessary to reflect that such Permitted Transferee is becoming a party to this Agreement), and shall thereupon be deemed an "Investor" for all purposes of this Agreement.

Section 7.03. No Inconsistent Agreements.

The Parent shall not enter into any agreement with respect to its securities that would grant any Person registration rights that are inconsistent with or superior to those granted to the Investors hereunder without the prior written consent of the Investors holding a majority of Registrable Securities.

Section 7.04. Amendments.

The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Parent and the Investors holding a majority of the Registrable Securities then outstanding; provided, that no such amendment, modification or waiver shall adversely affect any Investor in a manner disproportionate to other Investors without the prior written consent of such affected Investor.

Section 7.05. Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by email (with confirmation of transmission), (c) one (1) Business Day after deposit with a nationally recognized overnight courier, or (d) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may designate by notice):

If to the Parent:

Energy Fuels Inc.
225 Union Blvd., Suite 600
Lakewood, CO 80228
Attention: Nathan Longenecker and Ross Bhappu
Email:

with a copy (which will not constitute notice) to:

Dorsey & Whitney LLP
66 Wellington St. West, Suite 3400,
PO Box 111,
Toronto, Ontario, M5K 1G8
Canada
Attention: James Guttman or Richard Raymer
Email:

If to an Investor: to the address set forth on Schedule I.

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main St.
Suite 3700
Houston, Texas 77002
Attention: Justin Stolte; Ryan Maierson; Ryan Lynch
Email:

Section 7.06. Governing Law; Jurisdiction.

THIS AGREEMENT (OTHER THAN ARTICLE 5), AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT (OTHER THAN ARTICLE 5), OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (OTHER THAN ARTICLE 5), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. ARTICLE 5 OF THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO ARTICLE 5, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

ANY LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND EACH OF THE PARTIES HERETO IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH LEGAL PROCEEDING, (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, (C) AGREES THAT ALL CLAIMS IN RESPECT OF THE LEGAL PROCEEDING SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT, AND (D) AGREES NOT TO BRING ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION, IN EACH CASE, TO ENFORCE JUDGMENTS OBTAINED IN ANY LEGAL PROCEEDING, SUIT OR PROCEEDING BROUGHT PURSUANT TO THIS SECTION 7.06.

Section 7.07. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 7.08. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission (including in portable document format (.pdf)) shall be effective as delivery of a manually executed counterpart.

Section 7.09. Severability.

If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 7.10. Specific Performance.

The parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.11. Entire Agreement.

This Agreement, together with the Merger Agreement, the Lock-Up Agreement and any other agreements or documents delivered in connection herewith or therewith, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.12. Term.

This Agreement shall terminate, as to each Investor, at such time as such Investor ceases to hold any Registrable Securities, and shall terminate in its entirety at such time as no Registrable Securities remain outstanding; provided, that Article 4 and Sections 7.05, 7.06, 7.07, 7.08 and 7.10 shall survive any such termination and Article 5 (solely with respect to any Designated Director then serving on the Board) and Article 6 shall survive for the duration of their respective terms.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Investors' Rights Agreement to be duly executed as of the date first written above.

PARENT:

ENERGY FUELS INC.

By: ___________________________

Name:

Title:

INVESTORS:

ARA VAC IE AGGREGATOR, LP

By:_______________________________
Name:
Title:

ARA VAC BLOCKER, SLP

By:_______________________________
Name:
Title:

ARA VAC HOLDINGS, LTD.

By:_______________________________
Name:
Title:

[Signature Page to Investors’ Rights Agreement]

SCHEDULE I

Schedule of Investors

Name	Address
Ara VAC IE Aggregator, LP, a limited partnership organized under the laws of Ireland	32 Molesworth Street, Dublin 2, D02 Y512, Ireland
Ara VAC Blocker, SLP, a limited partnership organized under the laws of Jersey	2nd Floor Sir Walter Raleigh House, 48-50 Esplanade, St Helier JE2 3QB, Jersey
Ara VAC Holdings, Ltd., a limited company organized under the laws of Ireland	8 Harcourt Street, 3rd Floor, Dublin 2, D02 AF58, Ireland

[Schedule I to Investors' Rights Agreement]

Exhibit C

Form of Escrow Agreement

[***]

Exhibit D

Preferred Shares Instrument

[***]

 Annex A

Tax Matters

[***]

Annex B

Cash Consideration Matters

[***]

Annex C

Parent Knowledge Parties

[***]

Annex 7.12

Indemnified Matters

[***]